Exhibit 10.9
CREDIT AGREEMENT
dated as of August 20, 2010
among
FINGERHUT RECEIVABLES I, LLC,
TRANCHE A LENDERS PARTIES HERETO,
TRANCHE B LENDERS PARTIES HERETO,
GOLDMAN SACHS BANK USA,
as Administrative Agent, Collateral Agent, Joint Lead Arranger, Joint Bookrunner and
Syndication Agent and Documentation Agent
and
J.P. MORGAN SECURITIES INC.,
as Joint Lead Arranger and Joint Bookrunner

$365,000,000 Secured Credit Facility

SECTION 1. DEFINITIONS AND INTERPRETATION	1

1.1. Definitions	1
1.2. Accounting Terms	31
1.3. Interpretation, etc.	31

SECTION 2. LOANS	32
2.1. Term Loans	32
2.2. Revolving Loans	32
2.3. Pro Rata Shares; Availability of Funds	34
2.4. Use of Proceeds	35
2.5. Evidence of Debt; Register; Lenders’ Books and Records; Notes	36
2.6. Interest on Loans	36
2.7. Continuation	37
2.8. Default Interest	37
2.9. Fees	37
2.10. Voluntary Prepayments/Commitment Reductions	38
2.11. Mandatory Prepayments/Commitment Reductions	40
2.12. Application of Prepayments and Commitment Reductions	42
2.13. Payments during Event of Default	43
2.14. Controlled Accounts and Amounts	44
2.15. Application of Collections	45
2.16. General Provisions Regarding Payments	47
2.17. Ratable Sharing	48
2.18. Making or Maintaining LIBOR Rate Loans	49
2.19. Increased Costs; Capital Adequacy	51
2.20. Taxes; Withholding, etc.	52
2.21. Obligation to Mitigate	54
2.22. Defaulting Lenders	55
2.23. Removal or Replacement of a Lender	56
2.24. Determination of Borrowing Base; Eligible Underlying Receivables	57
2.25. Subordination	59

SECTION 3. CONDITIONS PRECEDENT	61
3.1. Closing Date	61

3.2. Conditions to Each Credit Extension	65

SECTION 4. REPRESENTATIONS AND WARRANTIES	66
4.1. Organization; Requisite Power and Authority; Qualification; Other Names	66
4.2. Capital Stock and Ownership	66
4.3. Due Authorization	67
4.4. No Conflict	67
4.5. Governmental Consents	67
4.6. Binding Obligation	67
4.7. Underlying Receivables	67
4.8. No Material Adverse Effect	68
4.9. Adverse Proceedings, etc.	68
4.10. Payment of Taxes	68
4.11. Title to Assets	68
4.12. No Indebtedness	68
4.13. No Defaults	68
4.14. Governmental Regulation	68
4.15. Margin Stock	69
4.16. Plans	69
4.17. Certain Fees	69
4.18. Solvency and Fraudulent Conveyance	69
4.19. Related Agreements	69
4.20. Compliance with Statutes, etc.	69
4.21. Disclosure	70
4.22. Patriot Act	70

SECTION 5. AFFIRMATIVE COVENANTS	70
5.1. Reports	70
5.2. Existence	72
5.3. Payment of Taxes and Claims	72
5.4. Audits of Underlying Receivables	72
5.5. Lenders Meetings	73
5.6. Compliance with Laws	73
5.7. WebBank Backup Originator Agreement	73

5.8. Further Assurances	73
5.9. Separateness	73
5.10. Cash Management Systems	76
5.11. Spread Account	77
5.12. Account Owner True Sale Opinion	79

SECTION 6. NEGATIVE COVENANTS	79
6.1. Indebtedness	79
6.2. Liens	79
6.3. No Further Negative Pledges	80
6.4. Investments	80
6.5. Collateral Performance Covenants	80
6.6. Fundamental Changes; Disposition of Assets; Acquisitions	81
6.7. Material Contracts and Organizational Documents	81
6.8. Sales and Lease-Backs	81
6.9. Transactions with Shareholders and Affiliates	81
6.10. Conduct of Business	81
6.11. Fiscal Year	81
6.12. Accounts	82
6.13. Prepayments of Certain Indebtedness	82
6.14. Servicing Agreement and Backup Servicing Agreement	82
6.15. Independent Manager	82

SECTION 7. EVENTS OF DEFAULT	83
7.1. Events of Default	83
7.2. Disposition of Collateral	86

SECTION 8. AGENTS	87
8.1. Appointment of Agents	87
8.2. Powers and Duties	87
8.3. General Immunity	87
8.4. Agents Entitled to Act as Lender	88
8.5. Lenders’ Representations, Warranties and Acknowledgment	88
8.6. Right to Indemnity	89
8.7. Successor Administrative Agent and Collateral Agent	90

8.8. Collateral Documents and Guaranty	91

SECTION 9. MISCELLANEOUS	91
9.1. Notices	91
9.2. Expenses	92
9.3. Indemnity	92
9.4. Set-Off	93
9.5. Amendments and Waivers	94
9.6. Successors and Assigns; Participations	96
9.7. Non-Public Information	99
9.8. Independence of Covenants	100
9.9. Survival of Representations, Warranties and Agreements	100
9.10. No Waiver; Remedies Cumulative	100
9.11. Marshalling; Payments Set Aside	100
9.12. Severability	101
9.13. Obligations Several; Independent Nature of Lenders’ Rights	101
9.14. Headings	101
9.15. APPLICABLE LAW	101
9.16. CONSENT TO JURISDICTION	101
9.17. WAIVER OF JURY TRIAL	102
9.18. Confidentiality	103
9.19. Usury Savings Clause	103
9.20. Counterparts	104
9.21. Effectiveness	104
9.22. Patriot Act	104
9.23. Prior Agreements	104
9.24. Third Party Beneficiaries	104
9.25. Provisions Specific to Noncommitted Conduit Lenders	104
9.26. Provisions Specific to Committed Conduit Lenders	105
9.27. Agreement Not to Petition	106

APPENDICES:	A-1		Revolving Commitments
	A-2		Term Loan Commitments
	B		Notice Addresses
	C		Fiscal Quarter

EXHIBITS:	A-1		Form of Funding Notice
	A-2		Form of Principal Collections Notice
	B-1		Form of Tranche A Revolving Loan Note
	B-2		Form of Tranche B Term Loan Note
	C		Form of Assignment Agreement
	D		Form of Certificate Regarding Non-bank Status
	E-1		Form of Closing Date Certificate
	E-2		Form of Solvency Certificate
	F		Form of Security Agreement
	G		Form of Bluestem Guaranty
	H		Form of Sponsor Indemnity Agreement
	I		Form of Servicing Agreement
	J		Form of Backup Servicing Agreement
	K		Form of Bluestem Letter Agreement

SCHEDULES:	1.1		Eligibility Criteria
	3.1	(c)	Organizational and Capital Structure of Bluestem and its Subsidiaries
	3.1	(t)	Regulatory Compliance Changes
	4.5		Required Consents

CREDIT AGREEMENT
     This CREDIT AGREEMENT, dated as of August 20, 2010, is entered into by and among FINGERHUT RECEIVABLES I, LLC, a Delaware limited liability company (the “Company”), the Tranche A Lenders party hereto from time to time, the Tranche B Lenders party hereto from time to time, GOLDMAN SACHS BANK USA (“GS Bank”), as Administrative Agent (in such capacity, “Administrative Agent”), Collateral Agent (in such capacity, “Collateral Agent”), Joint Lead Arranger and Joint Bookrunner, J.P. MORGAN SECURITIES INC. (“JPMSI”), as Joint Lead Arranger and Joint Bookrunner, GS BANK, as Syndication Agent (in such capacity, “Syndication Agent”), and GS BANK, as Documentation Agent (in such capacity, “Documentation Agent”).
RECITALS:
     WHEREAS, the Lenders have agreed to extend a credit facility to the Company, consisting of up to $290,000,000 aggregate principal amount of Revolving Commitments and $75,000,000 aggregate principal amount of Term Loan Commitments, the proceeds of which will be used to repay the Existing Indebtedness, to fund the Spread Account, to acquire Underlying Receivables, and to pay fees and expenses related to the foregoing; and
     WHEREAS, the Company has agreed to secure all of its Obligations by granting to the Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on all of the Collateral;
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1. DEFINITIONS AND INTERPRETATION
     1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
     “Account Bank” means Bank of America, N.A.
     “Account Owner True Sale Opinion” means an opinion of legal counsel, in form and substance reasonably satisfactory to (x) the Administrative Agent, for so long as GS Bank is the Administrative Agent, and (y) thereafter, the Class Requisite Lenders of each Class and addressed to the Administrative Agent and the Lenders, substantially to the effect that the transfer of the Underlying Receivables under the related Receivables Sale Agreement would be treated as a true sale.
     “Act” as defined in Section 4.22.
     “Adjusted Excess Spread Ratio” means, with respect to any Monthly Period, the Adjusted Portfolio Yield, minus the Principal Default Ratio, minus the Receivables Base Rate.
     “Adjusted LIBOR Rate” means, for any Interest Rate Reset Date with respect to an Interest Period for a LIBOR Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/100 of 1%) (a) (x) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being Reuters Screen LIBOR01 Page) for deposits (for delivery on the first day of such period) for a one-month period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Reset Date, or (y) in the event the rate referenced in the preceding clause (x) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) for a one-month period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Reset Date, or (z) in the event the rates referenced in the preceding clauses (x) and (y) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by GS Bank or any other Lender selected by the Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Tranche A Revolving Loan of GS Bank or any other Lender selected by the Administrative Agent, for which the Adjusted LIBOR Rate is then being determined with maturities equal to a one-month period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Reset Date, by (b) an amount equal to (i) one, minus (ii) the Applicable Reserve Requirement.
     “Adjusted Portfolio Yield” means, with respect to any Monthly Period, a fraction (a) the numerator of which is equal to 12 multiplied by the aggregate amount of Eligible Finance Charge Collections for such Monthly Period and (b) the denominator of which is the aggregate amount of Eligible Principal Receivables outstanding as of the last day of the preceding Monthly Period.
     “Administrative Agent” as defined in the preamble hereto.
     “Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Company) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of the Company, threatened against or affecting the Company or any property of the Company.
     “Affected Lender” as defined in Section 2.18(b).
     “Affected Loans” as defined in Section 2.18(b).
     “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of Senior Management), controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote 5% or more of the Securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
     “Agent Fees” means, with respect to an Interest Payment Date, any fees owed to any Agent pursuant to the Fee Letter.
     “Agents” means each of the Syndication Agent, the Administrative Agent, the Collateral Agent and the Documentation Agent.
     “Aggregate Amounts Due” as defined in Section 2.17.
     “Agreement” means this Credit Agreement.
     “Applicable Margin” means (a) with respect to Tranche A Revolving Loans that are LIBOR Rate Loans, a percentage, per annum, equal to 4.25%; (b) with respect to Tranche A Revolving Loans that are CP Rate Loans, a percentage, per annum, equal to 4.25%; and (c) with respect to Tranche A Revolving Loans that are Base Rate Loans, a percentage, per annum, equal to 3.25%.
     “Applicable Reserve Requirement” means, at any time, for any LIBOR Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic, marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Rate or any other interest rate of a Tranche A Revolving Loan is to be determined or (b) any category of extensions of credit or other assets which include LIBOR Rate Loans. A LIBOR Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on LIBOR Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.
     “Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of the Company’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired. For purposes of clarification, “Asset Sale” shall include (a) the sale or other disposition for value of any contracts or (b) the early termination or modification of any contract resulting in the receipt by the Company of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification), or (c) any sale of merchant accounts (or any rights thereto

(including, without limitation, any rights to any residual payment stream with respect thereto)) by the Company.
     “Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit C.
     “Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer; provided that with respect to the Company, an “Authorized Officer” shall include any officer or manager authorized under the Organizational Documents of the Company or otherwise to bind the Company.
     “Backup Originator Agreement” means the MetaBank Backup Originator Agreement and/or the WebBank Backup Originator Agreement, as the context may require.
     “Backup Servicer” means Systems & Services Technologies, Inc. (a subsidiary of NCO Group, Inc.), or any independent third party selected by the Administrative Agent and the Class Requisite Lenders of each Class and, provided no Event of Default is then continuing, approved by the Company (such approval not to be unreasonably withheld, conditioned or delayed), to perform servicing and monitoring functions with respect to the Underlying Receivables.
     “Backup Servicing Agreement” means that certain Backup Servicing Agreement, dated as of August 20, 2010, by and among Backup Servicer, the Servicer and the Administrative Agent, substantially in the form of Exhibit J.
     “Backup Servicing Fees” shall have the meaning attributed to such term in the Backup Servicing Agreement.
     “Bain” means, collectively, Bain Capital Venture Fund, L.P., BCIP Associates III, LLC, BCIP Associates III-B, LLC and Brookside Capital Partners Fund, L.P.
     “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
     “Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day, and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “Base Rate Loan” means a Tranche A Revolving Loan bearing interest at a rate determined by reference to the Base Rate.
     “Battery” means, collectively, Battery Venture VI, L.P. and Battery Investment Partners VI, LLC.
     “Bluestem” means Bluestem Brands, Inc., a Delaware corporation.

     “Bluestem 2010 Inventory Credit Agreement” means (i) prior to a Refinancing, that certain Amended and Restated Credit Agreement dated as of August 20, 2010, by and among Bluestem, JP Morgan Chase Bank, N.A. and the lenders party thereto and (ii) thereafter, any credit agreement entered into by Bluestem in connection with such Refinancing.
     “Bluestem 2010 Inventory Intercreditor Agreement” means that certain Intercreditor Agreement dated as of August 20, 2010, by and among the Collateral Agent, JPMorgan Chase Bank, N.A., as administrative agent for the financial institutions party to the Bluestem 2010 Inventory Credit Agreement, the Company and Bluestem.
     “Bluestem 2010 Inventory Security Agreement” means (i) prior to a Refinancing, that certain Amended and Restated Pledge and Security Agreement, dated as of August 20, 2010 by and between Bluestem and JPMorgan Chase Bank, N.A. and (ii) thereafter, any security or pledge agreement related to the Bluestem 2010 Inventory Credit Agreement.
     “Bluestem 2010 Securities Purchase Agreement Amendment” means that certain Letter Agreement dated as of August 20, 2010, by and among Bluestem, Prudential Capital Partners II, L.P., Prudential Capital Partners Management Fund II, L.P. and Prudential Capital Partners (Parallel Fund) II, L.P., as purchasers.
     “Bluestem Credit Party” means each Credit Party other than a Sponsor.
     “Bluestem Guaranty” means that certain Guaranty dated as of August 20, 2010 by and among Bluestem and the Administrative Agent, on behalf of the Lenders, substantially in the form of Exhibit G.
     “Bluestem Letter Agreement” means that certain Letter Agreement, dated as of August 20, 2010, by and between Bluestem and the Administrative Agent, substantially in the form of Exhibit K.
     “Bluestem Securities Intercreditor Agreement” means that certain Intercreditor Agreement dated as of August 20, 2010 by and among the Collateral Agent, Prudential Capital Partners, as collateral agent for the purchasers party to the Bluestem Securities Purchase Agreement, the Company, and Bluestem.
     “Bluestem Securities Purchase Agreement” means (i) prior to a Refinancing, that certain Securities Purchase Agreement, dated as of March 23, 2006, by and among Bluestem and the purchasers from time to time listed on the Purchaser Schedule thereto, as amended by that certain Letter Agreement, dated as of June 21, 2007, as further amended by that certain Letter Agreement, dated as of May 15, 2008, as further amended by the Bluestem Securities Purchase and Security Agreement Amendment and as further amended by the Bluestem 2010 Securities Purchase Agreement Amendment and (ii) thereafter, any securities purchase agreement or other debt facility entered into by Bluestem in connection with such Refinancing.
     “Bluestem Securities Purchase and Security Agreement Amendment” means that certain Letter Agreement dated as of July 31, 2009, by and among Bluestem, Prudential Capital Partners II, L.P., Prudential Capital Partners Management Fund II, L.P. and Prudential Capital Partners (Parallel Fund) II, L.P., as purchasers.

     “Bluestem Securities Security Agreement” means (i) prior to a Refinancing, that certain Third Amended and Restated Pledge and Security Agreement, dated as of August 20, 2010, by and between Bluestem and Prudential Capital Partners II, L.P. and (ii) thereafter, any security or pledge agreement related to the Bluestem Securities Purchase Agreement.
     “Borrowing Base” means, subject to Section 2.24(a), as of any date of determination, an amount equal to:
(a) the aggregate Principal Receivables that are Eligible Underlying Receivables; plus
     (b) the aggregate amount then on deposit in the Principal Collections Account; minus
     (c) any Reserves required to be established by the Company from time to time pursuant to the terms hereof.
     “Borrowing Base Deficiency” means a Tranche A Borrowing Base Deficiency and/or a Tranche B Borrowing Base Deficiency, as the context may require.
     “Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of Texas or is a day on which banking institutions located in either such state are authorized or required by law or other governmental action to close, and (b) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any LIBOR Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
     “Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (a) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (b) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).
     “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
     “Cash” means money, currency or a credit balance in any demand or deposit account.
     “Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.
     “Certificate Regarding Non-Bank Status” means a certificate substantially in the form of Exhibit D.
     “Change of Control” means, at any time, Bluestem shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of the Company.
     “Class” means each of the following class of Lenders: (a) Lenders having Revolving Exposure and (b) Lenders having Term Loan Exposure.
     “Class Requisite Lenders” means, with respect to any Class, the Requisite Lenders of such Class.
     “Closing Date” means the date on which the initial Loans are made.
     “Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit E-1.
     “Closing Date Material Adverse Change” means a material adverse change in or effect on (i) the business operations, assets, condition (financial or otherwise), liabilities (actual or contingent) or prospects of Bluestem or the Company, since January 29, 2010; (ii) the ability of the Company to fully and timely perform its material Obligations under any of the Credit Documents to which it is a party, or the legality, validity, binding effect, or enforceability against the Company of any such Credit Documents; or (iii) the ability of Bluestem to fully and timely perform its material obligations under the Credit Documents to which it is a party, or the legality, validity, binding effect, or enforceability against Bluestem of any such Credit Documents.
     “Collateral” means, collectively, all of the real, personal and mixed property in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.
     “Collateral Agent” as defined in the preamble hereto.

     “Collateral Documents” means the Security Agreement, the Control Agreements and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to the Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party, as the case may be, as security for the Obligations.
     “Collection Action” means (a) to demand, sue for, take or receive from or on behalf of any Credit Party, by set-off or in any other manner, the whole or any part of any moneys which may now or hereafter be owing by the Company with respect to the Subordinate Debt, provided, however, that the Subordinate Creditors may take and receive all payments permitted to be made pursuant to the provisions set forth in Section 2.25 of this Agreement; (b) to initiate or participate with others in any suit, action or proceeding against a Credit Party or the Collateral to (i) enforce payment of or to collect the whole or any part of the Subordinate Debt or (ii) commence judicial enforcement of any of the rights and remedies with respect to any of the Subordinate Debt or any of the Collateral; (c) to accelerate any Subordinate Debt; or (d) to take any action in respect of the Subordinate Debt to realize upon any of the Collateral or other property or assets of a Credit Party or to exercise any other right or remedy with respect thereto; provided, that, none of the following actions shall be included in the definition of “Collection Action”: (1) the giving and delivery of notices, inquiries and/or requests related to any Default or Event of Default and permitted to be given or delivered by the Tranche B Lender under the Credit Documents, (2) the exercise of rights and remedies available to unsecured creditors not in violation of this Agreement other than initiating or joining in an involuntary case or proceeding under the Bankruptcy Code with respect to the Company, or (3)(i) any suit, action or proceeding initiated or maintained by a Subordinate Creditor solely to the extent necessary to (A) prevent the expiration of any applicable statue of limitations or similar permanent restriction on claims, (B) preserve its rights in the Collateral or (C) protect its rights under Sections 2.25 and 7.2 hereof or (ii) the filing of any responsive or defensive pleadings in opposition to claims or proceedings made by any person objecting to or seeking disallowance of the claims or rights of the Subordinate Creditors; provided, that such Subordinated Creditor has provided notice of such suit, action, proceeding or pleading to the Administrative Agent.
     “Collection Period” means, for each calendar month, (x) the period from, and including, the first calendar day of such month to, and including, the 15th calendar day of such month and (y) the period from, and including, the 16th calendar day of such month to, and including, the last day of such month; provided, that the initial Collection Period shall commence on the Closing Date and end on August 31, 2010.
     “Collections” shall have the meaning attributed to such term in the Servicing Agreement.
     “Commercial Paper Notes” means short-term promissory notes issued or to be issued by a Noncommitted Conduit Lender to fund its investments in financial assets, including the Tranche A Revolving Loans.
     “Committed Conduit Lender” means Riverside Funding LLC.
     “Commitment Reduction Premium” as defined in Section 2.10(d).

     “Company” as defined in the preamble hereto.
     “Company Account” shall have the meaning attributed to such term in the Security Agreement.
     “Conduit Lender” means a Committed Conduit Lender and/or a Noncommitted Conduit Lender, as the context may require.
     “Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
     “Contribution Amount” means, with respect to any Eligible Underlying Receivable, an amount equal to 8% of the applicable Eligible Principal Receivable. For the avoidance of doubt, there shall be no Contribution Amounts with respect to Eligible Underlying Receivables existing on the Closing Date.
     “Control Agreements” means, collectively, the Lockbox Account Control Agreement, the US Bank Account Control Agreement and the Controlled Account Control Agreement.
     “Controlled Account” as defined in Section 2.14(a).
     “Controlled Account Control Agreement” shall have the meaning attributed to such term in the Security Agreement.
     “Controlling Class” means the Class Requisite Lenders with respect to the Revolving Exposure, for so long as the Revolving Exposure is greater than $0, and thereafter the Class Requisite Lenders with respect to the Term Loan Exposure.
     “Corporate Services Provider” as defined in Section 6.15(a).
     “CP Rate” means for each day during an Interest Period the per annum rate equivalent to the sum of (a) the weighted average of the per annum rates paid or payable by the Noncommitted Conduit Lender as interest or discount on or otherwise in respect of the Commercial Paper Notes issued by the Noncommitted Conduit Lender that are allocated, in whole or in part, by the Noncommitted Conduit Lender (or its administrator or agent) on such day to fund or maintain the related CP Rate Loans, (b) the commissions and charges charged by placement agents and commercial paper dealers with respect to, and other costs associated with the issuance of, Commercial Paper Notes issued by the Noncommitted Conduit Lender that are allocated, in whole or in part, by the Noncommitted Conduit Lender (or its administrator or agent) to fund or maintain the related CP Rate Loans, and (c) without duplication other interest and costs allocated by the Noncommitted Conduit Lender (or its administrator or agent) to fund or maintain the Tranche A Revolving Loans (or the portion thereof) funded by the Noncommitted Conduit Lender in small or odd lot amounts that are not funded with Commercial Paper Notes.
     “CP Rate Loan” means a Tranche A Revolving Loan bearing interest at a rate determined by reference to the CP Rate.

     “Credit Date” means the date of a Credit Extension.
     “Credit Document” means any of (a) this Agreement, the Notes, if any, the Collateral Documents, the Fee Letter, the Bluestem Letter Agreement, the Bluestem Guaranty, the Sponsor Indemnity Agreements and the Equity Pledge Agreement and (b) all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith.
     “Credit Extension” means the making of a Loan.
     “Credit Party” means Company, Bluestem, and each Sponsor that is party to a Sponsor Indemnity Agreement.
     “Credit Score” means the applicable credit score, updated at least every six months, for each individual Receivables Obligor, as determined by Equifax, Inc. or a comparable credit bureau.
     “Daily Settlement and Servicing Report” shall have the meaning attributed to such term in the Servicing Agreement.
     “Debtor Relief Laws” means the Bankruptcy Code, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, readjustment of debt, marshalling of assets, assignment for the benefit of creditors or similar debtor relief laws of the United States, any state or any foreign country from time to time in effect, affecting the rights of creditors generally or the rights of creditors of banks.
     “Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
     “Default Excess” means, with respect to any Defaulting Lender of a Tranche, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of the applicable Loans of all applicable Lenders, in each case, of such Tranche (calculated as if all applicable Defaulting Lenders (other than such Defaulting Lender) of such Tranche had funded all of their respective Defaulted Loans of such Tranche) over the aggregate outstanding principal amount of all of such Defaulting Lender’s applicable Loans of such Tranche.
     “Default Interest” means, with respect to an Interest Payment Date that occurs while an Event of Default has occurred and is continuing, that portion of the accrued interest then due and payable on the Loans attributable to the 3% increase, in the case of Tranche A Revolving Loans, and the 4% increase, in the case of the Tranche B Term Loans, in the rate at which the applicable Loans bear interest required under Section 2.8.
     “Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of (x) the applicable Funding Default or (y) a violation of Section 8.5(c), as applicable, and ending on the earliest of the following dates: (a) the date on which all Revolving Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (b) the date on which (i) the Default Excess, if any, with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.12 or Section 2.13 or by a combination thereof), and (ii) such Defaulting Lender shall have delivered to the Company and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Revolving Commitments, (c) the date on which the Company, the Administrative Agent and the Class Requisite Lenders of each Class waive all Funding Defaults of such Defaulting Lender in writing, if applicable, and (d) the date on which the Class Requisite Lenders of each Class shall have waived all violations of Section 8.5(c) by such Defaulting Lender in writing, if applicable.
     “Default Rate” means the interest rate provided in Section 2.8.
     “Defaulted Account” shall have the meaning attributed to such term in the Servicing Agreement.
     “Defaulted Loan” as defined in Section 2.22.
     “Defaulting Lender” as defined in Section 2.22.
     “Determination Date” shall have the meaning attributed to such term in the Servicing Agreement.
     “Documentation Agent” as defined in the preamble hereto.
     “Dollars” and the sign “$” mean the lawful money of the United States of America.
     “Eligibility Criteria” means the criteria specified in Schedule 1.1 hereto, subject to any changes made in accordance with Section 2.24(a).
     “Eligible Assignee” means (i) any Lender with Revolving Exposure or Term Loan Exposure or any Affiliate (other than a natural person) of a Lender with Revolving Exposure or Term Loan Exposure, (ii) a commercial bank organized under the laws of the United States, or any state thereof, and having net worth in excess of $100,000,000, (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has net worth in excess of $100,000,000, provided that such bank is acting through a branch or agency located in the United States, or (iv) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) net worth in excess of $100,000,000; provided, that (A) neither (x) Bluestem nor any Affiliate of Bluestem nor (y) the Sponsors nor any Affiliate of the Sponsors shall, in any event, be an Eligible Assignee and (B) until the date of an initial public offering by Bluestem, no Person owning or controlling any trade debt or Indebtedness of any Bluestem Credit Party other than the Obligations, any Capital Stock of Bluestem or, in the case of JPMSI and its Affiliates, any Indebtedness of Bluestem under the Bluestem 2010 Inventory Credit Agreement (in each case, unless approved by the Administrative Agent) shall, in any event, be an Eligible Assignee.

Notwithstanding the foregoing, a Conduit Lender whose Liquidity Bank or related Tranche A Lender, as applicable, is an “Eligible Assignee” shall be considered an “Eligible Assignee”.
     “Eligible Finance Charge Collections” means Finance Charge Collections with respect to Eligible Underlying Receivables and Recoveries on non-Eligible Underlying Receivables.
     “Eligible Principal Collections” means Principal Collections with respect to Eligible Underlying Receivables.
     “Eligible Principal Receivable” means a Principal Receivable with respect to an Eligible Underlying Receivable.
     “Eligible Underlying Receivable” means (a) an Underlying Receivable with respect to which the Eligibility Criteria are satisfied as of the applicable date of determination, (b) an Underlying Receivable that is otherwise deemed an Eligible Underlying Receivable in accordance with Section 2.24(b) hereof and (c) for purposes of any calculation required to be made on or following the Closing Date, an Underlying Receivable that was created prior to the Closing Date and that satisfied the eligibility criteria under the Prior Credit Agreement as of the Closing Date.
     “Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to, or required to be contributed, by or on behalf of, Bluestem, any of its Subsidiaries or any of their respective ERISA Affiliates.
     “Equity Pledge Agreement” means that certain Equity Pledge Agreement dated as of August 20, 2010, by and between Bluestem and the Collateral Agent.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.
     “ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of Bluestem or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Bluestem or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Bluestem or such Subsidiary and with respect to liabilities arising after such period for which Bluestem or such Subsidiary could be liable under the Internal Revenue Code or ERISA.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) with respect to any Pension Plan, the failure to satisfy the “minimum funding standard” (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of withdrawal liability with respect to a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Event of Default” means any of the conditions or events set forth in Section 7.1.
     “Excess Spread Account Amounts” means amounts, if any, in the Spread Account in excess of the Required Spread Account Amount on any date of determination.
     “Excess Spread Ratio” means, with respect to any Monthly Period, the Portfolio Yield, minus the Principal Default Ratio, minus the Receivables Base Rate.
     “Excess Spread Ratio Event” as defined in Section 5.11(c).
     “Excess Spread Ratio Threshold” as set forth in the table included in Section 5.11(c).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
     “Existing Indebtedness” means Indebtedness and other obligations outstanding under the Prior Credit Agreement.
     “Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the next succeeding Business Day; provided, (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to GS Bank or any other Lender selected by the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
     “Fee Letter” means the letter agreement dated August 20, 2010 between the Company and the Lenders.

     “Final Date of Determination” as defined in Section 2.24(b)(i).
     “Finance Charge Collections” shall have the meaning attributed to such term in the Servicing Agreement.
     “Finance Charge Collections Account” shall have the meaning attributed to such term in the Security Agreement.
     “Finance Charge Receivables” shall have the meaning attributed to such term in the Servicing Agreement.
     “First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject (other than Liens permitted under clauses (ii) and (iii) of Section 6.2).
     “Fiscal Quarter” means, with respect to a particular Fiscal Year, a fiscal quarter corresponding to such Fiscal Year as set forth on Appendix C.
     “Fiscal Year” means for the Company, any consecutive twelve-month period commencing on the date following the last day of the previous Fiscal Year and ending on the Friday closest to January 31 of the following calendar year.
     “Fixed Rate” means a rate per annum equal to 14.75%.
     “Funding Default” as defined in Section 2.22.
     “Funding Notice” means a notice substantially in the form of Exhibit A-1.
     “Funding Source” means, with respect to any Conduit Lender, any financing conduit or intermediate special purpose entities from which, directly or indirectly, such Conduit Lender receives funds to finance such Conduit Lender’s making or maintaining its Loans hereunder.
     “GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.
     “Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.
     “Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
     “GS Bank” as defined in the preamble hereto.

     “Guarantor” means Bluestem.
     “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
     “Historical Financial Statements” shall have the meaning attributed to such term in the Servicing Agreement.
     “Increased-Cost Lenders” as defined in Section 2.23.
     “Indebtedness,” as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (i) due more than six months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument; (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (f) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (g) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (h) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (i) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (A) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (B) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (A) or (B) of this clause (i), the primary purpose or intent thereof is as described in clause (h) above; and (j) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement, whether entered into for hedging or speculative purposes; provided, in no event shall obligations under any Interest Rate Agreement be deemed “Indebtedness” for any purpose under Sections 4.12, 5.9(g) or 6.1.
     “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable, documented, out-of-pocket fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable, documented, out-of-pocket fees or expenses incurred by Indemnitees in enforcing the indemnification provisions of Section 9.3), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Bluestem Guaranty or the Sponsor Indemnity Agreements)).
     “Indemnitee” as defined in Section 9.3(a).
     “Indemnitee Agent Party” as defined in Section 8.6.
     “Initial Required Spread Account Percentage” means 0%.
     “Intercreditor Agreements” shall mean the Bluestem 2010 Inventory Intercreditor Agreement and the Bluestem Securities Intercreditor Agreement.
     “Interest and Fees Payable” with respect to any determination of the Receivables Base Rate, means, collectively, (i) (a) any costs and/or fees accruing to the Agents, (b) Backup Servicing Fees accruing to Backup Servicer in accordance with the Backup Servicing Agreement, and (c) Successor Servicing Fees accruing in accordance with the Successor Servicing Agreement, in each case during the applicable Monthly Period, (ii) any costs, fees or swap payments paid to the Lender Counterparties prior to or pro rata with any interest or principal on the Loans during the applicable Monthly Period and (iii) costs, fees and interest accruing on the Loans or otherwise to Lenders during the applicable Monthly Period.
     “Interest Payment Date” means the fifth Business Day after the end of a Collection Period.
     “Interest Period” means, (a) with regard to the first period, the period commencing on (and including) the related Credit Date to but excluding the next succeeding Interest Payment Date; and (b) thereafter, the period commencing on such next succeeding Interest Payment Date to but excluding the Interest Payment Date in the following calendar month; provided, no Interest Period with respect to any portion of the Loans shall extend beyond the Revolving Commitment Termination Date or the Term Loan Maturity Date, as applicable.
     “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, which (a) has been entered into by the Company for the purpose of hedging the interest rate exposure associated with the Company’s operations and not for speculative purposes, (b) has a Lender or an Affiliate thereof as a counterparty, (c) other than in the case of an interest rate cap under which the only payment by the Company is a fixed amount payable on or about the date of execution thereof, is approved by the Administrative Agent and the Class Requisite Lenders of each Class (in each case, such consent not to be unreasonably withheld) and (d) has been collaterally assigned to the Collateral Agent pursuant to an instrument satisfactory to the Collateral Agent.
     “Interest Rate Reset Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
     “Investment” means (a) any direct or indirect purchase or other acquisition by the Company of, or of a beneficial interest in, any of the Securities of any other Person; (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, from any Person, of any Capital Stock of such Person; and (c) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by the Company to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
     “Joint Arrangers” means GS Bank and JPMSI, in their capacity as joint arrangers hereunder.
     “Joint Bookrunners” means GS Bank and JPMSI, in their capacity as joint bookrunners hereunder.
     “Lender” means each Tranche A Lender and each Tranche B Lender.
     “Lender Counterparty” means a Person that is a counterparty to an Interest Rate Agreement.
     “LIBOR Rate Loan” means a Tranche A Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.
     “LIBOR Unavailability” as defined in Section 2.18(a).
     “Lien” means (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
     “Liquidity Agreement” means any liquidity or credit support agreement between a Conduit Lender and one or more Liquidity Banks which relates to this Agreement (including any agreement to purchase an assignment of or participation in Loans).

     “Liquidity Bank” means, with respect to a Conduit Lender, the various financial institutions that are, or may become, parties to such Conduit Lender’s Liquidity Agreement, as purchasers or lenders thereunder.
     “Loan” means a Tranche A Revolving Loan and/or a Tranche B Term Loan.
     “Lockbox Account” shall have the meaning attributed to such term in the Security Agreement.
     “Lockbox Account Control Agreement” shall have the meaning attributed to such term in the Security Agreement.
     “Lockbox System” as defined in Section 5.10(a)(i).
     “Mandatory Prepayment Proceeds Amount” as defined in Section 2.11(i).
     “Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
     “Material Adverse Effect” means, a material adverse effect on (a) the business operations, assets, condition (financial or otherwise), liabilities (actual or contingent) or prospects of the Company, (b) the ability of a Credit Party to fully and timely perform its obligations under the Credit Documents (including, without limitation, the Obligations of the Company); (c) the legality, validity, binding effect, or enforceability against a Credit Party of any Credit Document to which it is a party; or (d) the rights, remedies and benefits available to, or conferred upon, any Agent, any Lender or any Secured Party under any Credit Document.
     “Material Contract” means any contract or other arrangement to which the Company is a party (other than the Credit Documents or Related Agreements) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.
     “MetaBank” means MetaBank, FSB, a federal savings bank having its principal location in South Dakota.
     “MetaBank Backup Originator Agreement” means that certain backup originator agreement, dated of the date hereof, by and between Bluestem and MetaBank.
     “MetaBank Product Agreement” means that certain Amended and Restated Revolving Loan Product Program Agreement dated as of August 20, 2010 by and between MetaBank and Bluestem.
     “MetaBank Receivables Purchase Agreements” means the MetaBank Receivables Sale Agreement and the MetaBank Product Agreement.
     “MetaBank Receivables Sale Agreement” means that certain Amended and Restated Receivables Sale Agreement dated as of August 20, 2010 by and between MetaBank and Bluestem.

     “Monthly Period” shall mean, with respect to any date of determination, the period from and including the first day of the preceding calendar month to and including the last day of such calendar month.
     “Moody’s” means Moody’s Investor Services, Inc., and any successor thereto.
     “Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.
     “NAIC” means The National Association of Insurance Commissioners, and any successor thereto.
     “Net Asset Sale Proceeds” means, with respect to any Asset Sale other than with respect to a Permitted Charge-Off Receivable, an amount equal to: (a) Cash payments received by the Company from such Asset Sale, minus (b) any bona fide direct costs incurred in connection with such Asset Sale to the extent paid or payable to non-Affiliates, including (i) income or gains taxes payable or estimated to be payable by the seller as a result of any gain recognized in connection with such Asset Sale during the tax period the sale occurs, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (iii) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the Company in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds and (iv) reasonable fees and out-of-pocket expenses incurred in connection therewith.
     “Net Insurance Proceeds” means an amount equal to: (a) any Cash payments or proceeds received by the Company under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, minus (b) any actual and reasonable costs incurred by the Company in connection with the adjustment or settlement of any claims of the Company in respect thereof.
     “Noncommitted Conduit Lender” means, with respect to Royal Bank of Scotland plc, in its capacity as a Tranche A Lender, Windmill Funding Corporation.
     “Non-Consenting Lender” as defined in Section 2.23.
     “Non-Public Information” means, after the initial public offering of Bluestem, information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.
     “Non-US Lender” as defined in Section 2.20(c).
     “Note” means a Tranche A Revolving Loan Note and/or a Tranche B Term Loan Note.
     “Obligations” means all obligations of every nature of the Company from time to time owed to the Agents (including former Agents), the Lenders or any of them and Lender

Counterparties, under any Credit Document or Interest Rate Agreement (including, without limitation, with respect to an Interest Rate Agreement, obligations owed thereunder to any person who was a Lender or an Affiliate of a Lender at the time such Interest Rate Agreement was entered into), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to the Company, would have accrued on any Obligation, whether or not a claim is allowed against the Company for such interest in the related bankruptcy proceeding), payments for early termination of Interest Rate Agreements, fees, expenses, indemnification or otherwise.
     “Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
     “Payment Date Report” means a Payment Date Report in the form attached as Exhibit E to the Servicing Agreement.
     “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
     “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
     “Permitted Charge-Off Receivable” means an Underlying Receivable that the Company has charged-off in accordance with the charge-off policy of the Company in effect as of the date hereof and amended from time to time in accordance with the Servicing Agreement.
     “Permitted Investments” means the following, subject to qualifications hereinafter set forth:
(i) obligations of, or obligations guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America;
(ii) federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 365 days of any bank, the short-term debt obligations of which are rated A-1+ (or the equivalent) by each of the Rating Agencies and, if it has a term in excess of three months, the long-term debt obligations of which are rated AAA (or the equivalent) by each of Moody’s and S&P;
(iii) deposits that are fully insured by the Federal Deposit Insurance Corp. (FDIC);

(iv) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (iii) above; and
(v) such other investments to which the Administrative Agent consents.
Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the S&P’s “r” symbol (or any other Rating Agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall not have maturities in excess of one year; (iii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase or (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.
     “Permitted Liens” means:
(i) Liens imposed by law for taxes, assessments or other governmental charges payable by the Company that are not yet due or are being contested in compliance with Section 5.3;
(ii) Liens in respect of judgments payable by the Company that do not constitute an Event of Default under Section 7.1(i);
(iii) Liens arising in favor of the applicable financial institution under the Lockbox Account Control Agreement, the US Bank Account Control Agreement or the Controlled Account Control Agreement; and
(iv) Liens arising in favor of a Lender Counterparty under the Security Agreement with respect to an Interest Rate Agreement permitted under this Agreement.
     “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
     “Platform” as defined in Section 9.7(a).
     “Portfolio Covenants” means, as of any date of determination, the Principal Payment Ratio, the Principal Default Ratio, the Principal Delinquency Ratio, the Excess Spread Ratio and/or the Adjusted Excess Spread Ratio, as the context may require.

     “Portfolio Covenant Levels” means, as of any date of determination, the average Principal Payment Ratio for the preceding three-month period, the average Principal Default Ratio for the preceding three-month period, the average Principal Delinquency Ratio for the preceding three-month period, the average Excess Spread Ratio for the preceding three-month period and/or the average Adjusted Excess Spread Ratio for the preceding three-month period, as the context may require.
     “Portfolio Yield” means, with respect to any Monthly Period, a fraction (a) the numerator of which is equal to 12 multiplied by the aggregate amount of Eligible Finance Charge Collections and Contribution Amounts for such Monthly Period and (b) the denominator of which is the aggregate amount of Eligible Principal Receivables outstanding as of the last day of the preceding Monthly Period.
     “Prepayment Account” shall have the meaning attributed to such term in the Security Agreement.
     “Prepayment Premium” as defined in Section 2.10(d).
     “Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
     “Principal Collections” shall have the meaning attributed to such term in the Servicing Agreement.
     “Principal Collections Account” shall have the meaning attributed to such term in the Security Agreement.
     “Principal Collections Notice” means a notice substantially in the form of Exhibit A-2, which may be part of the Daily Settlement and Servicing Report.
     “Principal Default Ratio” means, with respect to any Monthly Period, a fraction (a) the numerator of which is equal to 12 multiplied by the aggregate amount of Eligible Principal Receivables with respect to accounts that became Defaulted Accounts during such Monthly Period and (b) the denominator of which is the aggregate amount of Eligible Principal Receivables outstanding as of the last day of the preceding Monthly Period.
     “Principal Delinquency Ratio” means, with respect to any Monthly Period, the percentage equivalent of a fraction, (a) the numerator of which is equal to the aggregate amount of Eligible Principal Receivables in Receivables Accounts that are two or more cycles delinquent as of the end of such Monthly Period and (b) the denominator of which is the aggregate amount of Eligible Principal Receivables outstanding as of the end of such Monthly Period.
     “Principal Delinquency Ratio Event” as defined in Section 5.11(d).

     “Principal Delinquency Ratio Threshold” as set forth in the table included in Section 5.11(d).
     “Principal Office” means, for the Administrative Agent, Goldman Sachs Bank USA, 6011 Connection Dr., Irving, TX 75039 (or such other location in the United States of America as the Administrative Agent may from time to time designate in writing to the Company and each Lender).
     “Principal Payment Ratio” means, with respect to any Monthly Period, the percentage equivalent of a fraction (a) the numerator of which is equal to the aggregate amount of Eligible Principal Collections (excluding Recoveries with respect to Defaulted Accounts) for such Monthly Period and (b) the denominator of which is the aggregate amount of Eligible Principal Receivables outstanding as of the last day of the preceding Monthly Period.
     “Principal Receivables” shall have the meaning attributed to such term in the Servicing Agreement.
     “Prior Credit Agreement” means that certain amended and restated revolving credit facility, dated as of July 31, 2009, between the Company, Goldman Sachs Specialty Lending Group, L.P., as the administrative agent, collateral agent, lead arranger, syndication agent, documentation agent and a lead lender, Fortress Credit Corp., as a lead lender, and various lenders party thereto, as amended to the date hereof.
     “Pro Rata Share” means with respect to all payments, computations and other matters relating to (a) the Revolving Commitments or Tranche A Revolving Loans of any Lender, the percentage obtained by dividing (i) the Revolving Exposure of that Lender, by (ii) the aggregate Revolving Exposure of all Tranche A Lenders or (b) the Tranche B Terms Loans of any Lender, the percentage obtained by dividing (i) the Term Loan Exposure of that Lender, by (ii) the aggregate Term Loan Exposure of all Lenders.
     “Product Agreement” means (i) with respect to MetaBank, the MetaBank Product Agreement, (ii) with respect to WebBank, the WebBank Product Agreement, and (iii) with respect to any other Receivables Account Owner, the product program agreement (or similar agreement) by and between such Receivables Account Owner and Bluestem.
     “Product Agreement Default” means occurrence of an event described in (i) Section 17(c) of the MetaBank Product Agreement, (ii) Section 12(b), (c) or (d) of the WebBank Product Agreement, or (iii) any equivalent provision in any other Product Agreement.
     “Protective Advances” as defined in Section 2.2(c).
     “Public Lenders” means Lenders that elect not to receive material non-public information with respect to the Company or Bluestem or its securities after the initial public offering by Bluestem and who are engaged in investment or other market-related activities with respect to Bluestem and/or such securities.
     “Rating Agencies” means each of Moody’s and S&P.

     “Receivables Account” shall have the meaning assigned to such term in the Servicing Agreement.
     “Receivables Account Agreement” shall have the meaning assigned to such term in the Servicing Agreement.
     “Receivables Account Owner” shall have the meaning assigned to such term in the Servicing Agreement.
     “Receivables Base Rate” means, with respect to any Monthly Period, a fraction, (a) the numerator of which is equal to 12 multiplied by the sum of (x) the aggregate amount paid to the Servicer with respect to Eligible Underlying Receivables in accordance with Section 2.02 of the Servicing Agreement and (y) Interest and Fees Payable and (b) the denominator of which is the aggregate amount of Eligible Principal Receivables outstanding as of the last day of the preceding Monthly Period.
     “Receivables Obligor” shall have the meaning attributed to such term in the Servicing Agreement.
     “Receivables Purchase Agreement” means that certain Receivables Purchase Agreement dated as of August 20, 2010, by and between Bluestem and the Company.
     “Receivables Purchase Agreement Default” means the occurrence of a “Default Event” as that term is defined in the Receivables Purchase Agreement.
     “Receivables Sale Agreement” means (i) with respect to MetaBank, the MetaBank Receivables Sale Agreement, (ii) with respect to WebBank, the WebBank Receivables Sale Agreement, and (iii) with respect to any other Receivables Account Owner, the receivables sale agreement (or similar agreement) by and between such Receivables Account Owner and Bluestem.
     “Recoveries” shall have the meaning attributed to such term in the Servicing Agreement.
     “Refinancing” means an extension, renewal or replacement of Indebtedness permitted under Section 1.09(f) of the Bluestem Letter Agreement.
     “Register” as defined in Section 2.5(b).
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Regulation FD” means Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act and Exchange Act.
     “Related Agreements” means, collectively, the Receivables Sale Agreements, the Receivables Purchase Agreement, the MetaBank Backup Originator Agreement, the Servicing Agreement, the Backup Servicing Agreement, the Product Agreements, the Intercreditor Agreements, the Bluestem 2010 Inventory Credit Agreement, the Bluestem 2010 Inventory

Security Agreement, the Bluestem Securities Purchase Agreement, the Bluestem Securities Security Agreement, any Interest Rate Agreements and, after the date on which it is executed, the WebBank Backup Originator Agreement.
     “Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     “Replacement Lender” as defined in Section 2.23.
     “Required Spread Account Amount” means, as of any date of determination, an amount equal to the product of (i) the Required Spread Amount Percentage as of such date multiplied by (ii) the sum of the Total Utilization of Revolving Commitments and the aggregate outstanding principal amount of the Tranche B Term Loans, in each case, as of such date (after giving effect to any borrowings hereunder on such date).
     “Required Spread Account Percentage” means, as of any date of determination, the sum of (i) the Initial Required Spread Account Percentage plus (ii) each applicable Spread Account Increase Percentage as of such date.
     “Requisite Lenders” means, as of any date of determination (i) with respect to a Class, Lenders representing 66 2/3% or more of the aggregate Revolving Exposure or Term Loan Exposure, as applicable, of that Class and (ii) with respect to all Classes, Lenders representing 66 2/3% or more of the aggregate Revolving Exposure and Term Loan Exposure.
     “Reserves” means reserves against the Borrowing Base in such amounts, and with respect to such matters, as the Administrative Agent or the Requisite Lenders in its or their reasonable discretion shall deem necessary or appropriate, including to offset against any Underlying Receivables incorrectly identified as Eligible Underlying Receivables.
     “Revolving Availability” means, as of any date of determination, the difference of (i) the lesser of (a) the Revolving Commitments then in effect and (b) the product of the Borrowing Base and the Tranche A Advance Rate minus (ii) the Total Utilization of Revolving Commitments.
     “Revolving Commitment” means the commitment of a Tranche A Lender to make or otherwise fund any Tranche A Revolving Loan and “Revolving Commitments” means such commitments of all Tranche A Lenders in the aggregate. The amount of each Tranche A Lender’s Revolving Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $290 million.
     “Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.
     “Revolving Commitment Termination Date” means the earliest to occur of (a) August 20, 2013, (b) the date the Revolving Commitments are permanently reduced to zero pursuant to

Section 2.10(c) or 2.11; and (c) the date of the termination of the Revolving Commitments pursuant to Section 7.1.
     “Revolving Exposure” means, with respect to any Tranche A Lender as of any date of determination, (a) prior to the Revolving Commitment Termination Date, that Tranche A Lender’s Revolving Commitment and (b) after the Revolving Commitment Termination Date, the aggregate outstanding principal amount of the Tranche A Revolving Loans of that Lender.
     “S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.
     “Secured Parties” has the meaning assigned to that term in the Security Agreement.
     “Securities” means any stock, shares, partnership interests, limited liability company interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
     “Security Agreement” means the Security Agreement to be executed by the Company in favor of the Collateral Agent on behalf of the Secured Parties substantially in the form of Exhibit F.
     “Senior Creditor” means any holder of a Tranche A Revolving Loan or any other Person to whom the Company has obligations in respect of the Senior Debt.
     “Senior Debt” means all Obligations in respect of the Tranche A Lenders.
     “Senior Management” means, with respect to Bluestem, the chief executive officer, the chief financial officer, the chief credit officer, the chief marketing officer and the chief operations officer.
     “Senior Termination Payment” means, with respect to an Interest Rate Agreement, any early termination payment owed to the Lender Counterparty in connection with an event of default or termination event where the Lender Counterparty was not the “Defaulting Party” or the sole “Affected Party” (as such terms are defined in such Interest Rate Agreement).
     “Servicer” means, initially, Bluestem, subject to removal pursuant to the terms of the Servicing Agreement, and thereafter shall mean the Backup Servicer or any other successor servicer appointed pursuant to the Servicing Agreement.
     “Servicer Default” shall have the meaning assigned to such term in the Servicing Agreement.

     “Servicing Agreement” means that certain Servicing Agreement dated as of August 20, 2010 by and among the Company, the Servicer, the Administrative Agent and the Collateral Agent, substantially in the form of Exhibit I.
     “Servicing Fee” has the meaning assigned to such term in the Servicing Agreement.
     “Servicing Report” means that Servicing Report in the form attached as Exhibit B to the Servicing Agreement.
     “Solvency Certificate” means a Solvency Certificate of the chief financial officer of Bluestem or the Company, as the case may be, substantially in the form of Exhibit E-2.
     “Solvent” means, with respect the Company or Bluestem, that as of the date of determination, both (a) (i) the sum of such entity’s debt (including contingent liabilities) does not exceed the present fair saleable value of such entity’s present assets; (ii) such entity’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Three-Year Forecast; and (iii) such entity has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such entity is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
     “Sponsors” means, collectively, (i) Bain and Battery, and (ii) prior to an initial public offering by Bluestem, any other Person (other than the Petters Group (as defined in the Servicing Agreement)) that shall acquire more than 10% of the Capital Stock of Bluestem.
     “Sponsor Indemnity Agreements” means those certain Indemnity Agreements by and among each of Bain and Battery and the Administrative Agent dated as of August 20, 2010 and any Indemnity Agreement of each other Sponsor required to be party thereto pursuant to Section 4.15 of the Servicing Agreement and the Administrative Agent, in each case substantially in the form of Exhibit H.
     “Spread Account” shall have the meaning assigned to such term in the Security Agreement.
     “Spread Account Increase Event” means the occurrence of an Excess Spread Ratio Event, a Principal Delinquency Ratio Event or a Total Payment Ratio Event.
     “Spread Account Increase Percentage” means, with respect to any Excess Spread Ratio Threshold, Principal Delinquency Ratio Threshold or Total Payment Ratio Threshold, the Spread Account Increase Percentage corresponding thereto as set forth in Sections 5.11(c), (d) and (e), respectively.

     “Subordinate Creditor” means any holder of a Tranche B Term Loan or any other Person to whom the Company has obligations in respect of the Subordinate Debt.
     “Subordinate Debt” means all Obligations in respect of the Tranche B Lenders.
     “Subordinated Termination Payment” means, with respect to an Interest Rate Agreement, any early termination payment owed to the Lender Counterparty in connection with an event of default or termination event where the Lender Counterparty was the “Defaulting Party” or sole “Affected Party” (as such terms are defined in such Interest Rate Agreement).
     “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
     “Successor Servicer” shall have the meaning attributed to such term in the Servicing Agreement.
     “Successor Servicing Agreement” shall have the meaning attributed to such term in the Backup Servicing Agreement.
     “Successor Servicing Fees” means the “Successor Servicing Fees” to be defined in, and payable in accordance with, the Successor Servicing Agreement.
     “Support Provider” means, with respect to any Conduit Lender, any Liquidity Provider and any other Person extending credit, or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Lender or its Funding Source or issuing a letter of credit, surety bond, swap agreement or other instrument to support any obligations arising under or in connection with the commercial paper, variable funding or medium term note program of such Conduit Lender or its Funding Source or any collateral agent under a security agreement to which such Conduit Lender is a party.
     “Syndication Agent” as defined in the preamble hereto.
     “Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee or deduction or withholding in respect thereof of any similar nature and whatever called, imposed by a Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a Tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).
     “Term Loan Commitment” means the commitment of a Tranche B Lender to make or otherwise fund any Tranche B Term Loan on the Closing Date and “Term Loan Commitments” means such commitments of all Tranche B Lenders in the aggregate. The amount of each Tranche B Lender’s Term Loan Commitment, if any, is set forth on Appendix A-2. The aggregate amount of the Term Loan Commitments as of the Closing Date is $75 million.
     “Term Loan Exposure” means, with respect to any Tranche B Lender, as of any date of determination, the outstanding principal amount of the Tranche B Term Loans of such Lender.
     “Term Loan Maturity Date” means the earlier of (i) August 20, 2013, and (ii) the date that all Tranche B Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.
     “Terminated Lender” as defined in Section 2.23.
     “Three-Year Forecast” shall have the meaning attributed to such term in the Servicing Agreement.
     “Total Payment Ratio” shall mean, with respect to any Monthly Period, the percentage equivalent of a fraction, (a) the numerator of which is equal to the aggregate amount of Eligible Principal Collections, Eligible Finance Charge Collections and Contribution Amounts for such Monthly Period and (b) the denominator of which is the aggregate amount of Eligible Underlying Receivables (including both Eligible Principal Receivables and Eligible Finance Charge Receivables) as of the last day of the preceding Monthly Period.
     “Total Payment Ratio Event” as defined in Section 5.11(e).
     “Total Payment Ratio Threshold” as set forth in the table included in Section 5.11(e).
     “Total Utilization of Revolving Commitments” means, as of any date of determination, the aggregate principal amount of all outstanding Tranche A Revolving Loans.
     “Trade Announcements” as defined in Section 9.18.
     “Tranche” means, respectively, (i) the Revolving Commitments to fund Tranche A Revolving Loans and the Tranche A Revolving Loans and (ii) Tranche B Term Loans.
     “Tranche A Advance Rate” means 54%.
     “Tranche A Borrowing Base Deficiency” means, as of any date of determination, the amount (if any) by which the Total Utilization of Revolving Commitments exceeds the lesser of (a) the Revolving Commitments then in effect and (b) the product of the Borrowing Base and the Tranche A Advance Rate.

     “Tranche A Lender” means (i) each Committed Conduit Lender, for so long as it holds any Revolving Commitments or Tranche A Revolving Loans, and (ii) each lender listed on the signature pages hereto as a “Tranche A Lender”, and any other Person that becomes a party hereto as a “Tranche A Lender” pursuant to an Assignment Agreement.
     “Tranche A Revolving Loan” as defined in Section 2.2(a).
     “Tranche A Revolving Loan Note” means a promissory note substantially in the form of Exhibit B-1.
     “Tranche B Advance Rate” means, from the Closing Date to February 20, 2013, 68% and thereafter the aforementioned percentage successively reduced by 100 basis points each month on the first day of each such month.
     “Tranche B Borrowing Base Deficiency” means, as of any date of determination, the amount (if any) by which the outstanding principal amount of the Tranche B Term Loans exceeds (a) the product of the Borrowing Base and the Tranche B Advance Rate minus (b) the Total Utilization of Revolving Commitments.
     “Tranche B Lender” means each lender listed on the signature page hereto as a “Tranche B Lender”, and any other Person that becomes a party hereto as a “Tranche B Lender” pursuant to an Assignment Agreement.
     “Tranche B Term Loan” as defined in Section 2.1(a).
     “Tranche B Term Loan Note” means a promissory note substantially in the form of Exhibit B-2.
     “Transaction Costs” means the fees, costs and expenses payable by Bluestem or the Company on or before the Closing Date in connection with the transactions contemplated by the Credit Documents and the Related Agreements, to the extent approved in writing by the Administrative Agent.
     “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
     “Underlying Receivable” shall have the meaning attributed to such term in the Servicing Agreement.
     “US Bank Account” shall have the meaning attributed to such term in the Security Agreement.
     “US Bank Account Control Agreement” shall have the meaning attributed to such term in the Security Agreement.
     “Voluntary Prepayment Proceeds Amount” as defined in Section 2.4.

     “WebBank” means WebBank, a Utah chartered industrial bank having its principal location in Salt Lake City, Utah.
     “WebBank Backup Originator Agreement” means a backup originator agreement, by and between Bluestem and WebBank.
     “WebBank Product Agreement” means that certain Amended and Restated Revolving Loan Product Program Agreement dated as of August 20, 2010 by and between WebBank and Bluestem.
     “WebBank Receivables Purchase Agreements” means the WebBank Receivables Sale Agreement and the WebBank Product Agreement.
     “WebBank Receivables Sale Agreement” means that certain Amended and Restated Receivables Sale Agreement dated as of August 20, 2010 by and between WebBank and Bluestem.
     1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Bluestem and the Company to Lenders shall be prepared in accordance with GAAP as in effect at the time of such preparation and consistent with past practice.
     1.3. Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such statement, term or matter. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context requires otherwise or otherwise specified in any applicable Credit Document, (a) reference to any Person include that Person’s successors and assignees, (b) any definition of or reference to any Credit Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, supplements, or modifications set forth herein or therein), and (c) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time.

SECTION 2. LOANS
     2.1. Term Loans
          (a) Term Loan Commitments.
          (i) Subject to the terms and conditions hereof, each Tranche B Lender severally agrees to make, on the Closing Date, a term loan (each such term loan, a “Tranche B Term Loan”, and collectively, the “Tranche B Term Loans”) to the Company in an amount equal to such Lender’s Term Loan Commitment.
          (ii) The Company may make only one borrowing under each of the Term Loan Commitments which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. The entire outstanding principal amount of the Tranche B Term Loans shall be paid in full no later than the Term Loan Maturity Date. Each Tranche B Lender’s Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Tranche B Lender’s Term Loan Commitment on such date.
     (b) Borrowing Mechanics for Term Loans.
          (i) The Company shall deliver to the Administrative Agent a fully executed Funding Notice no later than 1:00 p.m. (New York City time) two Business Days in advance of the Closing Date with respect to Tranche B Term Loans. Promptly upon receipt by the Administrative Agent of such Funding Notice, the Administrative Agent shall notify each Tranche B Lender of the proposed borrowing.
          (ii) Each Tranche B Lender shall make its Tranche B Term Loan available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Tranche B Term Loans available to the Company on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Tranche B Term Loans received by the Administrative Agent from the Tranche B Lenders to be credited to the account of the Company at the Administrative Agent’s Principal Office or to such other account as may be designated in writing to the Administrative Agent by the Company.
     2.2. Revolving Loans.
          (a) Revolving Commitments.
          (i) During the Revolving Commitment Period, subject to the terms and conditions hereof, each Tranche A Lender severally agrees from time to time to make loans to the Company (each a “Tranche A Revolving Loan” and collectively, the “Tranche A Revolving Loans”) in an aggregate principal amount up to but not exceeding such Tranche A Lender’s Revolving Commitment; provided, that after giving effect to the making of any Tranche A Revolving Loans in no event shall (x) the Total Utilization of Revolving Commitments exceed the lesser of (1) the Revolving Commitments then in effect and (2) the product of the Borrowing Base and the Tranche A Advance Rate and (y) the making of such Loans result in or increase a Tranche B Borrowing Base Deficiency.
          (ii) Each Tranche A Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Tranche A Revolving Loans and all other amounts owed hereunder with respect to the Revolving Commitments (or portion thereof, as applicable) shall be paid in full no later than such date. Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period.
          (b) Borrowing Mechanics for Tranche A Revolving Loans.
          (i) Whenever the Company desires that Lenders make Tranche A Revolving Loans, the Company shall deliver to the Administrative Agent a fully executed Funding Notice no later than 1:00 p.m. (New York City time) at least two Business Days in advance of the proposed Credit Date. Each such Funding Notice shall be (1) delivered reflecting sufficient Revolving Availability for the requested Tranche A Revolving Loans and (2) in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount. Except as otherwise provided herein, a Funding Notice for a Tranche A Revolving Loan that is a LIBOR Rate Loan shall be irrevocable on and after the related Interest Rate Reset Date, and the Company shall be bound to make a borrowing in accordance therewith.
          (ii) Notice of receipt of each Funding Notice in respect of Tranche A Revolving Loans, together with the amount of each Tranche A Lender’s Pro Rata Share thereof, if any, and the applicable interest rate, shall be provided by the Administrative Agent to each applicable Tranche A Lender by telefacsimile with reasonable promptness, but (provided the Administrative Agent shall have received such notice by 1:00 p.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as the Administrative Agent’s receipt of such Funding Notice from the Company.
          (iii) Each Tranche A Lender shall make the aggregate amount of its Tranche A Revolving Loan available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Tranche A Revolving Loans available to the Company on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Tranche A Revolving Loans received by the Administrative Agent from the Tranche A Lenders to be credited to the account of the Company at the Administrative Agent’s Principal Office or such other account as may be designated in writing to the Administrative Agent by the Company.

          (iv) Unless otherwise permitted by the Administrative Agent in its sole and absolute discretion, there shall be no more than two Credit Dates per calendar week.
          (v) Any Tranche A Lender may, in its sole and absolute discretion, fund all or any portion of its Tranche A Revolving Loans through its Noncommitted Conduit Lender. Subject to the terms and conditions set forth in this Agreement, a Tranche A Lender shall in all cases, in accordance with the terms hereof, fund that portion of its Tranche A Revolving Loans not funded by its Noncommitted Conduit Lender. Each Noncommitted Conduit Lender (acting through an administrator or other agent) may fund that portion of the Tranche A Revolving Loan funded by it as a CP Rate Loan or as a LIBOR Rate Loan, and shall promptly notify the Administrative Agent of any such determination.
          (c) Protective Advances. Subject to the limitations set forth below and in the proviso to Section 2.2(a)(i), and whether or not an Event of Default or a Default shall have occurred and be continuing, the Administrative Agent is authorized by Company and the Lenders, from time to time in the Administrative Agent’s sole discretion (but the Administrative Agent shall have absolutely no obligation to), to make Tranche A Revolving Loans to Company on behalf of the Lenders, which the Administrative Agent, in its sole discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by Company pursuant to the terms of this Agreement and the other Credit Documents, including, without limitation, payments of principal, interest, fees and reimbursable expenses, in the event that any amounts are still owing after application of the amounts in the Finance Charge Collections Account and the Spread Account pursuant to Sections 2.13 or 2.15(b) (any of such Tranche A Revolving Loans are herein referred to as “Protective Advances”); provided, that the Administrative Agent may not make a Protective Advance if, after giving effect to such Protective Advance, (1) there would be more than $10 million in Protective Advances outstanding or (2) a Borrowing Base Deficiency would be created or increased. Protective Advances may be made even if the conditions precedent set forth in Section 3 have not been satisfied. The Protective Advances shall be secured by the Collateral and shall constitute Obligations. All Protective Advances shall be Base Rate Loans. Company shall pay the unpaid principal amount and all unpaid and accrued interest of each Protective Advance on the earlier of the Revolving Commitment Termination Date and within one Business Day following demand for payment by the Administrative Agent.
     2.3. Pro Rata Shares; Availability of Funds.
          (a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment or Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

          (b) Availability of Funds. Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Company a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at (i) in the case where such failure to fund relates to a Tranche A Revolving Loan, the Base Rate or (ii) in the case where such failure to fund relates to a Tranche B Term Loan, the Fixed Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Company and the Company shall pay such corresponding amount to the Administrative Agent together with interest thereon within one Business Day of demand for payment by the Administrative Agent, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at (i) in the case where such failure to fund relates to a Tranche A Revolving Loan, the Base Rate or (ii) in the case where such failure to fund relates to a Tranche B Term Loan, the Fixed Rate. Nothing in this Section 2.3(b) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitments and/or Term Loan Commitments hereunder or to prejudice any rights that the Company may have against any Lender as a result of any default by such Lender hereunder.
     2.4. Use of Proceeds. The proceeds of the Tranche B Term Loans and the Tranche A Revolving Loans, if any, made on the Closing Date shall be applied by the Company to (i) repay Existing Indebtedness, (ii) finance the acquisition of Underlying Receivables from Bluestem pursuant to the Receivables Purchase Agreement, (iii) fund the Spread Account and (iv) pay Transaction Costs. The proceeds of the Tranche A Revolving Loans made after the Closing Date shall be applied by the Company to (u) finance the acquisition of Underlying Receivables from Bluestem pursuant to the Receivables Purchase Agreement, (v) fund any Required Spread Account Amount in connection with the funding of the Tranche A Revolving Loans, (w) pay distributions on its Capital Stock to Bluestem, (x) pay ongoing operating expenses of the Company, (y) from the date of the initial public offering by Bluestem to the earlier of (I) three months after such date and (II) the Business Day immediately following the first anniversary of the Closing Date, make a voluntary prepayment of the Tranche B Term Loans pursuant to Section 2.10(b) or (z) deposit such proceeds into the Prepayment Account (the aggregate amount of all such proceeds, the “Voluntary Payment Proceeds Amount”) for the purpose of making a voluntary prepayment of the Tranche B Term Loans pursuant to Section 2.10(b). No portion of the proceeds of any Credit Extension shall be used in any manner that causes such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

     2.5. Evidence of Debt; Register; Lenders’ Books and Records; Notes.
          (a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Company, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or the Company’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
          (b) Register. The Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record in the Register the Revolving Commitments and the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Company and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or the Company’s Obligations in respect of any Loan. The Company hereby designates the entity serving as the Administrative Agent to serve as the Company’s agent solely for purposes of maintaining the Register as provided in this Section 2.5, and the Company hereby agrees that, to the extent such entity serves in such capacity, the entity serving as the Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute Indemnitees.
          (c) Notes. If so requested by any Lender by written notice to the Company (with a copy to the Administrative Agent) at least two Business Days prior to the Closing Date, or at any time after the Closing Date, the Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 9.6) on the Closing Date (or, if such notice is delivered after the date that is two Business Days prior to the Closing Date, promptly after the Company’s receipt of such notice) Note or Notes to evidence such Lender’s Tranche A Revolving Loans or Tranche B Term Loans.
     2.6. Interest on Loans.
          (a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows: (i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; (ii) if a LIBOR Rate Loan, at the Adjusted LIBOR Rate plus the Applicable Margin; (iii) in the case of Loans funded through a Noncommitted Conduit Lender, if a CP Rate Loan, at the CP Rate plus the Applicable Margin, or (iv) if a Tranche B Term Loan, at the Fixed Rate.
          (b) Interest payable pursuant to Section 2.6(a) shall be computed on the basis of a 360-day year, in each case, for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
          (c) Interest on each Loan shall be payable in arrears on (i) each Interest Payment Date; (ii) with respect to any prepayment in whole or in part of such Loan, whether voluntary or mandatory, the Interest Payment Date immediately following such prepayment in an amount equal to the interest accrued on the amount so prepaid to the date of prepayment; and (iii) at maturity.
     2.7. Continuation. Subject to Section 2.18 in the case of LIBOR Rate Loans and so long as no Default or Event of Default shall have occurred and be continuing, upon the expiration of any Interest Period applicable to any LIBOR Rate Loan or CP Rate Loan, such LIBOR Rate Loan or CP Rate Loan, as applicable, shall automatically continue for an additional Interest Period.
     2.8. Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable Debtor Relief Laws) payable in accordance with the provisions of Section 2.13 or 2.15, as the case may be, at a rate that is 3%, in the case of the Tranche A Revolving Loans, and 4%, in the case of the Tranche B Term Loans, per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans until no Event of Default is then continuing; provided, in the case of LIBOR Rate Loans and CP Rate Loans, if an Event of Default is continuing upon the expiration of the Interest Period in effect at the time any such increase in interest rate becomes effective, such LIBOR Rate Loans and CP Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable in accordance with the provisions of Sections 2.13 or 2.15, as the case may be, at a rate which is 3% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans until no Event of Default is then continuing. Payment or acceptance of the increased rates of interest provided for in this Section 2.8 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.
     2.9. Fees.
          (a) The Company agrees to pay to the Tranche A Lenders fees equal to (1) the average of the daily difference between (a) the Revolving Commitments and (b) the aggregate Total Utilization of Revolving Commitments multiplied by (2) (x) 0.50% per annum, in the event that the average Total Utilization of Revolving Commitments for the relevant period is less than or equal to 50% of the Revolving Commitments then in effect or (y) 0.3750% per annum, in the event that the average Total Utilization of Revolving Commitments for the relevant period is greater than 50% of the Revolving Commitments then in effect.

               All fees referred to in this Section 2.9(a) shall be paid to the Administrative Agent as set forth in Section 2.16(a) and upon receipt, the Administrative Agent shall promptly distribute to each Tranche A Lender its Pro Rata Share thereof.
          (b) All fees referred to in Section 2.9(a) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable twice monthly in arrears on each Interest Payment Date during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.
          (c) In addition to any of the foregoing fees, the Company agrees to pay to Agents and the Lenders such other fees in the amounts and at the times separately agreed upon in the Fee Letter.
     2.10. Voluntary Prepayments/Commitment Reductions.
          (a) Voluntary Prepayments.
          (i) Any time and from time to time, the Company may prepay any Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount; provided that the Company may not prepay in whole or in part any Tranche B Term Loans (x) prior to the first anniversary of the Closing Date or (y) if a Default or Event of Default shall have occurred and be continuing and there are any Tranche A Revolving Loans outstanding.
          (ii) Except as otherwise provided in Section 2.15(a)(ii), all such prepayments shall be made upon not less than two Business Days’ prior written or telephonic notice in each case given to the Administrative Agent by 1:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to the Administrative Agent (and the Administrative Agent will promptly transmit such telephonic or original notice of prepayment by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied to repay outstanding Loans to the full extent thereof.
          (b) Prepayment Following an Initial Public Offering. Subject to the proviso in Section 2.10(a)(i), at any one time from the date of the initial public offering by Bluestem to the later of (x) the date that is one year after such initial public offering and (y) the Business Day immediately following the first anniversary of the Closing Date, the Company may prepay in whole or in part the Tranche B Term Loans in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount; provided, that (1) no Event of Default or a Default shall have occurred and be continuing at the time of such prepayment and (2) Bluestem and the Company, as applicable, shall be in compliance with the covenants in Section 6.5 of this Agreement and Section 4.01 of the Servicing Agreement calculated as of the date of such prepayment and after giving effect thereto.

          (c) Voluntary Commitment Reductions.
          (i) The Company may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to the Administrative Agent (which original written or telephonic notice the Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), from and after the first anniversary of the Closing Date, at any time and from time to time, terminate in whole or permanently reduce in part the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, that any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.
          (ii) The Company’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in the Company’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.
          (d) Call Protection.
          (i) If the Company prepays all or any part of the principal balance of any Tranche B Term Loan (including any prepayment pursuant to Sections 2.11(a) through 2.11(e)), the Company shall pay to the Administrative Agent, for the benefit of all Tranche B Lenders entitled to a portion of such prepayment, a prepayment premium (the “Prepayment Premium”) on the amount so prepaid as follows:

Relevant period (number of
calendar months elapsed	Prepayment Premium as a percentage
since the Closing Date)	of the amount so prepaid
From month 13 through month 24	(x) in the event of or following an initial public offering of Bluestem, 2% and (y) otherwise, 3%

After month 24	0%
               (ii) If the Company reduces (including any reduction pursuant to Sections 2.11(a) through 2.11(f)) or terminates the Revolving Commitments as provided in Section 2.10(c), the Company shall pay to the Administrative Agent, for the benefit of all Lenders a commitment reduction premium (the “Commitment Reduction Premium”) on the amount so reduced as follows:

Relevant period (number of
calendar months elapsed	Commitment Reduction Premium as a
since the Closing Date)	percentage of the amount so reduced
From month 13 through month 24	(x) in the event of or following an initial public offering of Bluestem, 2% and (y) otherwise, 3%

After month 24	0%
     2.11. Mandatory Prepayments/Commitment Reductions.
          (a) Asset Sales. Without in any way limiting the Company’s obligations under Section 6.6, no later than the first Business Day following the date of receipt by the Company of any Net Asset Sale Proceeds, subject to Section 2.11(i), the Company shall prepay the Loans in an aggregate amount equal to such Net Asset Sale Proceeds and the Revolving Commitments shall be permanently reduced, in each case, as set forth in Section 2.12, and the Company shall pay the applicable Commitment Reduction Premium and/or Prepayment Premium.
          (b) Insurance Proceeds. No later than the first Business Day following the date of receipt by the Company, or the Administrative Agent as loss payee, of any Net Insurance Proceeds, subject to Section 2.11(i), the Company shall prepay the Loans in an aggregate amount equal to such Net Insurance Proceeds and the Revolving Commitments shall be permanently reduced, in each case, as set forth in Section 2.12, and the Company shall pay the applicable Commitment Reduction Premium and/or Prepayment Premium.
          (c) Issuance of Equity Securities. On the date of receipt by the Company of any Cash proceeds from the issuance of any Capital Stock of the Company other than (i) issuances of Capital Stock of the Company to Bluestem or (ii) for purposes approved in writing by the Administrative Agent, subject to Section 2.11(i), the Company shall prepay the Loans in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, and the Revolving Commitments shall be permanently reduced, in each case, as set forth in Section 2.12, and the Company shall pay the applicable Commitment Reduction Premium and/or Prepayment Premium.
          (d) Issuance of Debt. Without in any way limiting the Company’s obligations under Section 6.1, on the date of receipt by the Company of any Cash proceeds from the incurrence of any Indebtedness of the Company (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), subject to Section 2.11(i), the Company shall prepay the Loans in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses and the Revolving Commitments shall be permanently reduced, in each case, as set forth in Section 2.12, and the Company shall pay the applicable Commitment Reduction Premium and/or Prepayment Premium.

          (e) Tax Refunds. On the date of receipt by the Company of any tax refunds in excess of $50,000 in the aggregate in any Fiscal Year, the Company shall prepay the Loans in the amount of such tax refunds in excess of $50,000 and the Revolving Commitments shall be reduced, in each case, as set forth in Section 2.12, and the Company shall pay the applicable Commitment Reduction Premium and/or Prepayment Premium.
          (f) Prepayment of Tranche B Term Loan. Except in the case of prepayment of the Tranche B Term Loans pursuant to Section 2.10(b), if (x) the Company prepays all or any part of the principal balance of any Tranche B Term Loan pursuant to Section 2.10 or 2.11(g) or (y) any Tranche B Term Loan is prepaid in accordance with Section 2.12(a) at a time when the Revolving Commitments immediately prior to such prepayment (after giving effect to any commitment reduction in accordance with Section 2.12(b)(i)) are greater than zero, the Revolving Commitment of each Tranche A Lender shall be reduced by an amount equal to the product of:
          (i) the Revolving Commitment of such Tranche A Revolving Lender immediately prior to such prepayment multiplied by
          (ii) the aggregate principal amount of the Tranche B Term Loans being prepaid divided by (A) if such prepayment occurs prior to a prepayment of the Tranche B Term Loans pursuant to Section 2.10(b), the aggregate Term Loan Commitments on the Closing Date or (B) if such prepayment occurs after a prepayment of the Tranche B Term Loans pursuant to Section 2.10(b), an amount equal to the aggregate Term Loan Commitments on the Closing Date minus the aggregate outstanding principal amount of the Tranche B Term Loans prepaid pursuant to Section 2.10(b).
In addition, the Company shall pay the applicable Commitment Reduction Premium and, if such reduction in the Revolving Commitments results in a Tranche A Borrowing Base Deficiency, the Company shall prepay the Tranche A Revolving Loans in accordance with clause (g) below.
          (g) Borrowing Base Deficiency. The Company shall prepay the Tranche A Revolving Loans and/or Tranche B Term Loans, within one Business Day of the earlier of (i) an Authorized Officer of the Company becoming aware that a Borrowing Base Deficiency with respect to any Tranche exists and (ii) receipt by the Company of notice from the Administrative Agent that a Borrowing Base Deficiency with respect to any Tranche exists, in each case in an amount equal to such Borrowing Base Deficiency, which shall be applied to, first, repay (x) in the case of a Tranche A Borrowing Base Deficiency, the Tranche A Revolving Loans in an amount sufficient to cure such deficiency and, second, to repay (y) in the case of a Tranche B Borrowing Base Deficiency, first, the Tranche A Revolving Loans until such Loans have been paid in full or such deficiency has been cured and, then, the Tranche B Term Loans in an aggregate amount sufficient to cure such deficiency; provided, however, upon the written request of the Company, with respect to each Tranche the applicable Class Requisite Lenders in their sole discretion may extend the time for such prepayment, provided that (x) such extension is not for more than 30 calendar days (or if the 30th day is not a Business Day, the next succeeding Business Day) and (y) the aggregate amount of the applicable Borrowing Base Deficiency so extended at any time does not exceed $5,000,000.

          (h) Prepayment Certificate. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Commitments pursuant to Sections 2.11(a) through 2.11(f), the Company shall deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds (if applicable) and compensation owing to Lenders under Section 2.10(d). In the event that the Company shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Company shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and the Revolving Commitments shall be permanently reduced, in each case, as set forth in Section 2.12, and the Company shall concurrently therewith deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.
          (i) Prepayment Account.
          (i) In the event that at any time prior to the first anniversary of the Closing Date, the Company is required to make a mandatory payment pursuant to Sections 2.11(a) through 2.11(e), the proceeds of such mandatory payment shall be deposited in the Prepayment Account (the aggregate amount of all such proceeds, the “Mandatory Prepayment Proceeds Amount”). On the first anniversary of the Closing Date, the Administrative Agent shall withdraw from the Prepayment Account an amount equal to the Mandatory Prepayment Proceeds Amount and apply all such proceeds to the outstanding principal balance of the Loans in an aggregate amount equal to such proceeds and the Revolving Commitments shall be permanently reduced, in each case, as set forth in Section 2.12, and the Company shall pay the applicable Commitment Reduction Premium and/or Prepayment Premium.
          (ii) If the Company decides to make a voluntary prepayment of the Tranche B Term Loans pursuant to Section 2.10(b), it may instruct the Administrative Agent to, and, if so instructed, the Administrative Agent shall, withdraw from the Prepayment Account on the date of such prepayment an amount equal to the Voluntary Prepayment Proceeds Amount and apply such amount to such prepayment.
     2.12. Application of Prepayments and Commitment Reductions.
          (a) Application of Prepayments. Any prepayment of any Loans pursuant to Sections 2.11(a) through (e), (h) and (i) shall be applied, first, to repay outstanding Tranche A Revolving Loans until reduced to zero and, second, to repay outstanding Tranche B Term Loans.
          (b) Commitment Reduction.
          (i) In connection with any prepayment of Tranche A Loans pursuant to Sections 2.11(a) through (e), (h) and (i), the aggregate Revolving Commitments shall be permanently reduced in an amount equal to the aggregate amount of outstanding Tranche A Revolving Loans prepaid in connection therewith.
          (ii) Except in the case of prepayment of the Tranche B Term Loans pursuant to Section 2.10(b), if any Tranche B Term Loan is prepaid in accordance with Section 2.12(a) at a time when the Revolving Commitments immediately prior to such prepayment (after giving effect to any commitment reduction in accordance with Section 2.12(b)(i)) are greater than zero, the Revolving Commitment of each Tranche A Lender will be permanently reduced in accordance with Section 2.11(f) above.
     2.13. Payments during Event of Default. Notwithstanding anything herein to the contrary other than Section 2.22, upon the occurrence and during the continuance of an Event of Default on each Interest Payment Date, (x) all payments made hereunder and under the other Credit Documents (including in respect of proceeds from any Collateral) and (y) all amounts in the Controlled Accounts and any income and gains from investment of funds in any Controlled Account that accrued during the immediately preceding Collection Period shall be applied by the Collateral Agent in accordance with the Payment Date Report prepared by the Administrative Agent as follows:
          (a) First, to Servicer, any accrued and unpaid Servicing Fees due to Servicer in accordance with the Servicing Agreement,
          (b) Second, pro rata (x) to Servicer for remittance to the Backup Servicer, any accrued and unpaid Backup Servicing Fees due to Backup Servicer in accordance with the Backup Servicing Agreement and (y) to any Successor Servicer, any accrued and unpaid Successor Servicing Fees due in accordance with the Successor Servicing Agreement,
          (c) Third, to the Administrative Agent to pay any third-party costs or Agent Fees due to the Agents,
          (d) Fourth, pro rata (x) to the Administrative Agent for the ratable benefit of the Tranche A Lenders to pay costs and fees then due and payable hereunder and accrued interest on the Tranche A Revolving Loans (excluding Default Interest) and (y) to each Lender Counterparty any fixed payments then due and payable under the related Interest Rate Agreement, other than with respect to an interest rate cap under which the only payment by the Company is a fixed amount payable on or about the date of execution thereof, and any Senior Termination Payments then due and payable up to an amount, which when taken together with all Senior Termination Payments paid with respect to all Interest Rate Agreements prior to such Interest Payment Date, does not exceed $5,000,000;
          (e) Fifth, to the Administrative Agent for the ratable benefit of the Tranche A Lenders to pay the outstanding principal balance on the Tranche A Revolving Loans until paid in full,
          (f) Sixth, to the Administrative Agent for the ratable benefit of the Tranche B Lenders to pay costs and accrued interest on the Tranche B Term Loans (excluding Default Interest),
          (g) Seventh, to the Administrative Agent for the ratable benefit of the Tranche A Lenders to pay any Default Interest on the Tranche A Revolving Loans;
          (h) Eighth, to the Administrative Agent for the ratable benefit of the Tranche B Lenders to pay the outstanding principal balance on the Tranche B Term Loans until paid in full;

          (i) Ninth, to the Administrative Agent for the ratable benefit of the Tranche B Lenders to pay any Default Interest on the Tranche B Term Loans;
          (j) Tenth, to the Administrative Agent to pay any costs or fees due to the Agents and not otherwise paid in clause (c) above;
          (k) Eleventh, to each Lender Counterparty any Senior Termination Payments then due and payable and not otherwise paid in clause (d) above, any Subordinated Termination Payments then due and payable and any fixed or upfront payment then due and payable with respect to an interest rate cap under which the only payment by the Company is a fixed amount payable on or about the date of execution thereof; and
          (l) Twelfth, to the Company.
     2.14. Controlled Accounts and Amounts.
          (a) On or prior to the date hereof, the Company shall cause to be established and maintained, (i) deposit accounts in the name of the Collateral Agent designated as the Principal Collections Account, the Finance Charge Collections Account, the Spread Account, and the Prepayment Account in each case bearing a designation clearly indicating that the funds and other property credited thereto are held in the name of the Collateral Agent for the benefit of the Secured Parties and subject to the Controlled Account Control Agreement (each, together with the Company Account, a “Controlled Account” and collectively, the “Controlled Accounts”), and (ii) deposit accounts in the name of the Company designated as the Lockbox Account and the US Bank Account as to which the Collateral Agent has control over such account for the benefit of the Secured Parties within the meaning of Section 9-104(a)(2) of the UCC pursuant to the Lockbox Account Control Agreement or the US Bank Account Control Agreement, as applicable.
          (b) On or prior to the date hereof, the Company shall cause to be established and maintained a deposit account in the name of the Company designated as the Company Account as to which the Collateral Agent has control over such account for the benefit of the Secured Parties within the meaning of Section 9-104(a)(2) of the UCC pursuant to the Controlled Account Control Agreement.
          (c) So long as no Event of Default has occurred and shall be continuing, Company or the Servicer shall be permitted to direct the investment of the funds from time to time held in the Controlled Accounts (other than the Principal Collections Account) in Permitted Investments and to sell or liquidate such Permitted Investments and reinvest proceeds from such sale or liquidation in other Permitted Investments (but none of the Collateral Agent, the Administrative Agent, or the Lenders shall have liability whatsoever in respect of any failure by the Account Bank to do so), with all such proceeds and reinvestments to be held in the applicable Controlled Account; provided, however, that the maturity of the Permitted Investments on deposit in the Controlled Accounts shall be no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn therefrom pursuant to this Agreement; and, provided further, that the Company shall remit into the applicable Controlled Account an amount equal to any losses realized on Permitted Investments contained therein. No

Permitted Investment shall be liquidated at a loss at the direction of Company except to the extent necessary to make a required payment as described herein. All income and gains from the investment of funds in the Controlled Accounts shall be retained in the respective Controlled Account from which they were derived, until each Interest Payment Date, at which time such income and gains shall be applied in accordance with Section 2.13 or Section 2.15(b), as the case may be. As between Company and the Collateral Agent, Company shall treat all income, gains and losses from the investment of amounts in the Controlled Accounts as its income or loss for federal, state and local income tax purposes.
          (d) The Company (i) shall instruct Servicer to instruct the Receivables Obligors to deposit all Collections to the US Bank Account or the Lockbox Account, (ii) within one Business Day of receipt of any Collection in the US Bank Account, shall cause the Servicer to remit such collections to the Lockbox Account and (iii) within two Business Days of receipt or remittance of Collections in the Lockbox Account, shall cause Servicer to remit from the Lockbox Account all Principal Collections to the Principal Collections Account and all Finance Charge Collections to the Finance Charge Collections Account as provided in the Servicing Agreement.
          (e) The Company shall instruct Bluestem to deposit the Contribution Amount with respect to an Eligible Underlying Receivable in the Finance Charge Collections Account (i) upon the sale of such Underlying Receivable to the Company, if such Underlying Receivable is an Eligible Underlying Receivable at such time, or (ii) on the second Business Day after the date on which a previously sold Underlying Receivable becomes an Eligible Underlying Receivable.
     2.15. Application of Collections.
          (a) Principal Collections. So long as no Event of Default has occurred and is continuing:
          (i) upon the Company’s delivery of (A) a Principal Collections Notice and (B) a Daily Settlement and Servicing Report satisfactory to the Administrative Agent by 1:00 p.m. (New York City time) on any designated Business Day, the Collateral Agent shall instruct the Account Bank to transfer the requested Principal Collections from the Principal Collections Account to the Company Account by 4:00 p.m. (New York City time) on the Business Day designated in the Principal Collections Notice, which amounts shall be solely applied by the Company to purchase new Underlying Receivables under the Receivables Purchase Agreement or to fund any unfunded Required Spread Account Amounts; provided, that funds from the Principal Collections Account may not be applied to purchase new Underlying Receivables if, after giving effect to the withdrawal of such funds from the Principal Collections Account and to such application, there would exist a Borrowing Base Deficiency;
          (ii) the Company may request the Collateral Agent to release all or a portion of the Principal Collections in the Principal Collections Account (not otherwise used pursuant to clause (i) above) to pay the outstanding principal balance on the Tranche A Revolving Loans upon two Business Days’ notice, subject to (A) the satisfaction of the requirements in Section 2.10(a)(i) and (B) the Company’s delivery of a Daily Settlement and Servicing Report satisfactory to the Administrative Agent by 1:00 p.m. (New York City time) on the date of such notice, and such amounts shall be applied on such Business Day to repay the outstanding Tranche A Revolving Loans; and
          (iii) on each Interest Payment Date, all amounts on deposit in the Principal Collections Account as of 8:30 a.m. New York City time on the last day of the immediately preceding Collection Period shall be applied (A) first, to pay any amounts not otherwise funded pursuant to Section 2.15(b)(i) through (x) on such Interest Payment Date and (B) second, to repay the outstanding Tranche A Revolving Loans; provided that on any Interest Payment Date the Company may retain up to $1,000,000 on deposit in the Principal Collections Account.
          (b) Finance Charge Collections Account and Spread Account. So long as no Event of Default has occurred and is continuing (after giving effect to the application of funds in accordance herewith on the relevant date), on each Interest Payment Date, all funds relating to the immediately prior Collection Period in the Finance Charge Collections Account, together with any Excess Spread Account Amounts and any income and gains from the investment of funds in any Controlled Account that accrued during the applicable Collection Period, shall be applied by the Collateral Agent in accordance with the Payment Date Report prepared by the Servicer as follows:
          (i) First, to Servicer, any accrued and unpaid Servicing Fees due to Servicer in accordance with the Servicing Agreement,
          (ii) Second, pro rata (x) to Servicer for remittance to the Backup Servicer, any accrued and unpaid Backup Servicing Fees due to Backup Servicer in accordance with the Backup Servicing Agreement and (y) to any Successor Servicer, any accrued and unpaid Successor Servicing Fees due in accordance with the Successor Servicing Agreement,
          (iii) Third, to the Administrative Agent to pay any third-party costs or Agent Fees due to the Agents,
          (iv) Fourth, pro rata (x) to the Administrative Agent for the ratable benefit of the Tranche A Lenders to pay costs and fees then due and payable hereunder and accrued interest on the Tranche A Revolving Loans and (y) to each Lender Counterparty any fixed payments then due and payable under the related Interest Rate Agreement, other than with respect to an interest rate cap under which the only payment by the Company is a fixed amount payable on or about the date of execution thereof, and any Senior Termination Payments then due and payable up to an amount, which when taken together with all Senior Termination Payments paid with respect to all Interest Rate Agreements prior to such Interest Payment Date, does not exceed $5,000,000;
          (v) Fifth, to the Administrative Agent for the ratable benefit of the Tranche B Lenders to pay costs and accrued interest on the Tranche B Term Loans,

          (vi) Sixth, to the Administrative Agent for the ratable benefit of the Tranche A Lenders to prepay the Tranche A Revolving Loans in an amount necessary to (A) first, cure any Tranche A Borrowing Base Deficiency and (B) second, cure any Tranche B Borrowing Base Deficiency,
          (vii) Seventh, to the Administrative Agent for the ratable benefit of the Tranche B Lenders to prepay Tranche B Term Loans in an amount necessary to cure any Tranche B Borrowing Base Deficiency,
          (viii) Eighth, to the Administrative Agent to pay any costs and fees due to the Agents and not otherwise paid in clause (iii) above;
          (ix) Ninth, to each Lender Counterparty any Senior Termination Payments then due and payable and not otherwise paid in clause (iv) above, any Subordinated Termination Payments then due and payable and any fixed or upfront payment then due and payable with respect to an interest rate cap under which the only payment by the Company is a fixed amount payable on or about the date of execution thereof; and
          (x) Tenth, to the Administrative Agent to be deposited in the Spread Account to fund the excess of the Required Spread Account Amount over the amounts then on deposit in the Spread Account; and
          (xi) Eleventh, to the Company Account.
          (c) The Company Account. So long as no Event of Default has occurred and is continuing, the Company may withdraw amounts on deposit in the Company Account (i) to pay any Obligations, including principal and interest in respect of the Loans, any Protective Advance, any Commitment Reduction Premiums, Prepayment Premium and any Borrowing Base Deficiency, in each case in accordance with terms hereof, (ii) to purchase new Underlying Receivables under the Receivables Purchase Agreement, (iii) to pay distributions on its Capital Stock to Bluestem, (iv) to fund the Spread Account and (v) to pay for ongoing operating expenses of the Company and other activities permitted under this Agreement. Upon the occurrence and during the continuance of an Event of Default, the Company shall be prohibited from making withdrawals from the Company Account, and all amounts in such account shall be applied in accordance with Section 2.13. The Collateral Agent agrees not to deliver a notice of exclusive control under any Control Agreement unless an Event of Default has occurred and is continuing.
     2.16. General Provisions Regarding Payments.
          (a) All payments by the Company of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent, for the account of Lenders, not later than 2:00 p.m. (New York City time) on the date due at 6011 Connection Drive, Irving, TX 75039 or via wire transfer of immediately available funds to account number 000230435874 maintained by the Administrative Agent with JPMorgan Chase Bank (ABA No. 021000021) in New York City (or at such other location or bank account within the City and State of New York as may be designated by the Administrative Agent from time to time); funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Company on the next Business Day.
          (b) All payments in respect of the principal amount of any Loan (other than voluntary or mandatory prepayments of any Loan as provided in Section 2.6(c)) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.
          (c) The Administrative Agent shall promptly distribute to each Lender at such address or via wire transfer as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, all fees payable with respect thereto, to the extent received by the Administrative Agent.
          (d) Notwithstanding the foregoing provisions hereof, if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.
          (e) Subject to the proviso set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.
          (f) Unless otherwise specified herein, all Loans with respect to a Tranche shall be repaid or prepaid on a pro rata basis and all Revolving Commitments shall be reduced on a pro rata basis.
          (g) The Administrative Agent shall give prompt telephonic notice to the Company and each Lender (confirmed in writing) if any payment is not made in conformity with this Section 2.16. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.8 (if applicable) from the date such amount was due and payable until the date such amount is paid in full.
     2.17. Ratable Sharing. Except as provided in Sections 2.22 or 2.25, Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by the Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.
     2.18. Making or Maintaining LIBOR Rate Loans.
          (a) Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Reset Date with respect to any LIBOR Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Rate Loans on the basis provided for in the definition of Adjusted LIBOR Rate (“LIBOR Unavailability”), the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Company and each Tranche A Lender of such determination, whereupon (i) no Tranche A Revolving Loans may be made as LIBOR Rate Loans until such time as the Administrative Agent notifies the Company and the Tranche A Lenders that the circumstances giving rise to such notice no longer exist, (ii) any Funding Notice given by the Company with respect to Tranche A Revolving Loans in respect of which such determination was made shall be deemed to be rescinded by the Company, (iii) all then-existing Tranche A Revolving Loans shall convert automatically to Base Rate Loans at the end of the then-applicable Interest Period if such circumstances still exist at such time and (iv) any subsequent borrowings of Tranche A Revolving Loans shall be made as Base Rate Loans until such circumstances no longer exist. At such time as the Administrative Agent shall notify the Company and the Tranche A Lenders that any period of LIBOR Unavailability has ended, on the Interest Payment Date next following such determination, unless the Company elects to maintain such Base Rate Loans, all Base Rate Loans carried by the Tranche A Lenders as a consequence of this Section 2.18(a) shall automatically convert to LIBOR Rate Loans having an initial Interest Period commencing on such Interest Payment Date.
          (b) Illegality or Impracticability of LIBOR Rate Loans. In the event that on any date any Tranche A Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Company and the Administrative Agent) that the making or maintaining of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Company and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Tranche A Revolving Loans as LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a LIBOR Rate Loan then being requested by the Company pursuant to a Funding Notice, the Affected Lender shall make such Tranche A Revolving Loan (or continue such Tranche A Revolving Loan) as a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding LIBOR Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Rate Loan then being requested by the Company pursuant to a Funding Notice, the Company shall have the option, notwithstanding anything to the contrary in Section 2.2(b)(ii), to rescind such Funding Notice as to all Tranche A Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Tranche A Revolving Loans as LIBOR Rate Loans in accordance with the terms hereof.
          (c) Compensation for Breakage or Non-Commencement of Interest Periods. The Company shall compensate each Tranche A Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender would sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing; (ii) if any prepayment or other principal payment of any of its LIBOR Rate Loans occurs on any day other than an Interest Payment Date (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by the Company.
          (d) Booking of LIBOR Rate Loans. Any Tranche A Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

     2.19. Increased Costs; Capital Adequacy.
          (a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank, accounting authority or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance, risk based assessment or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of Adjusted LIBOR Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or, in the case of a Tranche A Lender, the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Company (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error; provided, that no Lender shall be entitled to compensation under this Section 2.19(a) for amounts incurred or reductions suffered more than 270 days prior to the date of delivery of such written statement.
          (b) Capital Adequacy Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank, accounting authority or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank, accounting authority or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by the Company from such Lender of the statement referred to in the next sentence, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to the Company (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error; provided, that no Lender shall be entitled to compensation under this Section 2.19(b) for amounts incurred or reductions suffered more than 270 days prior to the date of delivery of such written statement.
     2.20. Taxes; Withholding, etc.
          (a) Payments to Be Free and Clear. All sums payable by the Company hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than (i) a Tax on the overall net income of any Lender, (ii) any Tax imposed as a result of a Lender’s or Administrative Agent’s failure or inability to comply with the requirements of Section 1471 through 1474 of the Code and any regulations promulgated thereunder to establish an exemption from withholding thereunder, or (iii) any Tax arising as a result of any Lender’s failure to comply with the requirements of Section 2.19(c)) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of the Company or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.
          (b) Withholding of Taxes. If a Bluestem Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Bluestem Credit Party in respect of any payment of principal, interest, fees or other amounts paid or payable by the Company to the Administrative Agent or any Lender under any of the Credit Documents: (i) the Company shall notify the Administrative Agent as soon as practicable of any such requirement or any change in any such requirement as soon as the Company becomes aware of it; (ii) the Company shall pay to the applicable Governmental Authority any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Bluestem Credit Party) for its own account or (if that liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender; (iii) the sum payable by any Bluestem Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within 30 days (or as soon as practicable thereafter) after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days (or as soon as practicable thereafter) after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Company shall use commercially reasonable efforts to deliver to the Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided that, no such additional amount shall be required to be paid to any Lender under clause (iii) above (and in the case of any payment required under clause (ii) above, such payment shall be treated as a payment under the Credit Documents to the Administrative Agent or Lender(s) as the case may be) except to the extent that (1) any change after (x) the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date), (y) the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender), or (z) the date any Lender designates a new lending office (other than pursuant to Section 2.21 or otherwise at the request of a Credit Party) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, or at the date of such designation of a new lending office, as the case may be, in respect of payments to such Lender; and (2) in the case of a Lender’s designation of a new lending office, such Lender was otherwise entitled, at the time of designation of a new lending office, to receive additional amounts under this Section 2.20(b).
          (c) Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non US Lender”) shall deliver to the Administrative Agent for transmission to the Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Company or the Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W 8BEN or W 8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver Internal Revenue Service Form W 8ECI pursuant to clause (i) above, a Certificate Regarding Non Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender that is a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “US Lender”) shall deliver to the Administrative Agent for transmission to the Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing

Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Company or the Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-9 (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Company to establish that such Lender is exempt from United States backup withholding Tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.19(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to the Administrative Agent for transmission to the Company two new original copies of Internal Revenue Service Form W-9, W 8BEN or W 8ECI, or a Certificate Regarding Non Bank Status and two original copies of Internal Revenue Service Form W 8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Company to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify the Administrative Agent and the Company of its inability to deliver any such forms, certificates or other evidence. The Company shall not be required to pay any additional amount to any Non US Lender under Section 2.19(b)(iii) if such Lender shall have failed (1) to deliver the applicable forms, certificates or other evidence referred to in this Section 2.19(c), or (2) to notify the Administrative Agent and the Company of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided that, if such Lender shall have satisfied the requirements of this Section 2.19(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.19(c) shall relieve the Company of its obligation to pay any additional amounts pursuant to this Section 2.19 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.
     2.21. Obligation to Mitigate.
          (a) Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to

Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments or Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless the Company agrees to pay all reasonable, documented, out-of-pocket incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Company pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Company (with a copy to the Administrative Agent) shall be conclusive absent manifest error.
          (b) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to Section 2.20, it shall pay to the Company an amount equal to such refund, as determined by the Administrative Agent or the Lender in its sole discretion (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Company, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such governmental authority. This subsection shall not be construed to require the Administrative Agent or such Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company or any other Person.
     2.22. Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender violates any provision of Section 8.5(c), or defaults (in each case, a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Loan (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents (other than with respect to Section 9.5(b)); (b) to the extent permitted by applicable law, until such time as the Default Excess, if any, with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Loans shall, if the Administrative Agent so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the Revolving Exposure and/or Term Loan Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Loans shall, if the Administrative Agent so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that the Company shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c) such Defaulting

Lender’s Revolving Commitment and outstanding Tranche A Revolving Loans shall be excluded for purposes of calculating the Revolving Commitment fee payable to the Tranche A Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Revolving Commitment fee pursuant to Section 2.9 with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; (d) for purposes of Section 2.10(c) only, the applicable Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender and (e) any amount payable to such Defaulting Lender under any Credit Document (whether on account of principal, interest, fees or otherwise), in lieu of being distributed to such Defaulting Lender, shall be retained by the Administrative Agent and applied in the following order of priority: (i) first, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement and (ii) second, held as cash collateral for future funding obligations of the Defaulting Lender under this Agreement. No Revolving Commitment or Term Loan Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.22, performance by the Company of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.22. The rights and remedies against a Defaulting Lender under this Section 2.22 are in addition to other rights and remedies which the Company may have against such Defaulting Lender with respect to any Funding Default and which the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default or violation of Section 8.5(c).
     2.23. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to the Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the Company’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after the Company’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.5(b), the consent of the Administrative Agent and the Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), the Administrative Agent (y) shall, if requested by the Company in writing, which notice shall identify a Replacement Lender (as defined below) and (z) may (in the case of an Increased-Cost Lender, only after receiving written request from the Company to remove such Increased-Cost Lender), in each case, by giving written notice to the Company and any Terminated Lender of the Company’s or the Administrative Agent’s election to do so, instruct such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees designated by the

Company or the Administrative Agent, as the case may be (each a “Replacement Lender”) in accordance with, and subject to the provisions of, Section 9.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, that (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender; (2) on the date of such assignment, the Company shall pay any amounts payable to such Terminated Lender (other than a Defaulting Lender) pursuant to Section 2.10 or 2.20; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.
     2.24. Determination of Borrowing Base; Eligible Underlying Receivables.
          (a) Determination of Borrowing Base.
          (i) The Borrowing Base at any time shall be determined by reference to the most recent Daily Settlement and Servicing Report delivered to the Administrative Agent with such reasonable adjustments as the Administrative Agent may deem appropriate (subject to the following clauses (ii) and (iii)) to assure that the Borrowing Base is calculated in accordance with the terms of this Agreement.
          (ii) Subject to the relevant terms and provisions set forth in this Agreement, including, without limitation, Section 9.5, the Administrative Agent (A) shall be entitled at all times to or (B) upon a request from the Company, may, in each case, with the consent of the Class Requisite Lenders of each Class, make reasonable changes to the standards of eligibility under this Agreement (including with respect to the Eligibility Criteria), upon 10 Business Days’ written notice to the Company setting forth such changes, which period may be extended by an additional five Business Days at the sole discretion of the Administrative Agent; provided, that the Administrative Agent may make immaterial changes to the standards of eligibility under this Section 2.24(a)(ii) (including with respect to the Eligibility Criteria) without the consent of any Lender.
          (iii) Subject to the relevant terms and provisions set forth in this Agreement, including without limitation, Section 9.5, the Administrative Agent, acting on its own or upon instructions from the Requisite Lenders, shall be entitled at all times to make reasonable changes to the Reserves upon delivery of written notice to the Company setting forth such changes.
          (iv) Notwithstanding any provision herein to the contrary, the Administrative Agent shall at all times when one or more Interest Rate Agreements is in effect impose a Reserve equal to $5,000,000, plus the aggregate accrued and unpaid fixed rate payments under such Interest Rate Agreements.

          (b) Designation of Eligible Underlying Receivables.
          (i) The Company may from time to time elect, in its sole discretion, to designate any Underlying Receivables, which have not been previously designated as such, but at the time of such election meet the Eligibility Criteria, as Eligible Underlying Receivables, and each such Underlying Receivable shall be deemed an Eligible Underlying Receivable as of such date of designation by the Company (the “Final Date of Determination”).
          (ii) Subject to clause (iii) below, an Eligible Underlying Receivable shall be deemed to be an Eligible Underlying Receivable at all times following the Final Date of Determination applicable thereto, notwithstanding a change to the Eligibility Criteria following the applicable Final Date of Determination. Notwithstanding the foregoing, in the event that, following such Final Date of Determination, any Eligible Underlying Receivable shall fail to satisfy one or more of the Eligibility Criteria that were in effect on the applicable Final Date of Determination, solely for purposes of calculating the Borrowing Base, such Underlying Receivable shall cease to be an Eligible Underlying Receivable for so long as such Underlying Receivable fails to satisfy such criteria for purposes of this Agreement.
          (iii) Upon receipt of notice of any change in the Eligibility Criteria provided in accordance with Section 2.24(a), Company may elect (A) to re-evaluate all or any of the Eligible Underlying Receivables against the revised Eligibility Criteria, and (B) to redesignate all or any such Underlying Receivables that do not meet such criteria, so that such Underlying Receivables are no longer deemed to be Eligible Underlying Receivables.
          (c) Concentration Limits. Any Underlying Receivables that otherwise satisfy the Eligibility Criteria shall not become or, if applicable, shall cease to be Eligible Underlying Receivables if:
          (i) the inclusion of such Underlying Receivables in the Eligible Underlying Receivables would result in the aggregate principal amount of Eligible Underlying Receivables originated from the “Gettington” brand program to constitute more than 10% of the aggregate principal amount of all Eligible Underlying Receivables;
          (ii) the inclusion of such Underlying Receivables in the Eligible Underlying Receivables would result in more than 50% of the aggregate principal amount of the Eligible Underlying Receivables to be payable by Receivables Obligors who have a Credit Score of 600 or less;
          (iii) the inclusion of such Underlying Receivables in the Eligible Underlying Receivables would result in more than 37.5% of the aggregate principal amount of the Eligible Underlying Receivables to be payable by Receivables Obligors who have a Credit Score of 575 or less;
          (iv) the inclusion of such Underlying Receivables in the Eligible Underlying Receivables would result in more than 22.5% of the aggregate principal amount of the Eligible Underlying Receivables to be payable by Receivables Obligors who have a Credit Score of 550 or less;
          (v) the inclusion of such Underlying Receivables in the Eligible Underlying Receivables would result in more than 25% of all Eligible Underlying Receivables arising from Receivables Accounts having a credit limit greater than $1,500; or
          (vi) the inclusion of such Underlying Receivables in the Eligible Underlying Receivables would result in deferred balances constituting 25% or more of the aggregate principal amount of all Eligible Underlying Receivables.
     2.25. Subordination.
          (a) Subordination of Subordinate Debt to Senior Debt. The Company covenants and agrees, and the Subordinate Creditors by their respective acceptances of the Subordinate Debt (whether on the date hereof or upon transfer or assignment) likewise covenant and agree, that the payment of any and all of the Subordinate Debt and the rights of the Subordinate Creditors in and to the Collateral shall be subordinate and subject in right of payment, to the extent and in the manner set forth in the Collateral Documents and herein, including in Section 2.13 hereof, to the prior payment in full in cash of the Senior Debt (or provision for such payment shall be made in a manner satisfactory to the Tranche A Lenders in their sole discretion). Each holder of Senior Debt, whether now outstanding or hereafter created, incurred, assumed or guaranteed, shall be deemed to have acquired Senior Debt in reliance upon the provisions contained in this Agreement.
          (b) Payment Subordination. The Company shall not make, and the Subordinate Creditors shall not receive, any payment of principal, interest or any other amounts due with respect to any Subordinate Debt until all principal, interest (including default interest and post-petition interest whether or not allowed in any bankruptcy or insolvency proceeding) and other amounts payable to the Senior Debt shall have been indefeasibly paid in full in cash (or provision for such payment shall be made in a manner satisfactory to the Tranche A Lenders in their sole discretion), except that the Company may pay, and the Subordinate Creditors may receive payments of principal, interest and/or other amount due and payable pursuant to (i) Sections 2.6, 2.8, 2.9, 2.10, 2.11, 2.15(b), Section 2.15(c) and 2.22, in each case, subject to the provisions of Section 2.15(b), as applicable, for so long as no Event of Default shall have occurred and be continuing, and (ii) otherwise, Section 2.13, Section 2.22 and, subject to Section 2.13, Section 2.8.
          (c) Restriction on Action by the Subordinate Creditors. Without limiting the rights of the Subordinate Creditors set forth in Section 7.2, until the Senior Debt is indefeasibly paid in full in cash, the Subordinate Creditors shall not, without the prior written consent of the Class Requisite Lenders with respect to the Revolving Exposure (in their sole and absolute discretion), take any Collection Action with respect to the Subordinate Debt; provided, that the Subordinate Creditors may (i) file proofs of claim in any insolvency or bankruptcy proceeding, and (ii) file any necessary responsive or defensive pleadings in opposition of any motion or other pleadings made by any Person objecting to or otherwise seeking the disallowance of the claims of the Subordinate Creditors on the Collateral, subject to the limitations contained in this Section 2.25 and only if consistent with the terms and the limitations on the Subordinate Creditors imposed under this Section 2.25. Notwithstanding the foregoing, the Subordinate Creditors may accelerate the Subordinate Debt upon the acceleration of the Senior Debt (but not foreclose on any Collateral); provided that, if such acceleration of the Senior Debt is rescinded, then the acceleration by the Subordinate Creditors shall likewise be rescinded. For the avoidance of doubt, the Lenders acknowledge that upon the occurrence of any Event of Default described in Sections 7.1(g), 7.1(h) or 7.1(j), the Subordinate Debt will automatically become immediately due and payable without any action by the Subordinate Creditors.
          (d) Incorrect Payments. If any payment or distribution on account of the Subordinate Debt not permitted to be made by the Company or received by the Subordinate Creditors under this Agreement or any other Credit Document is received by the Subordinate Creditors before all Senior Debt is indefeasibly paid in full in cash, such payment or distribution shall not be commingled with any asset of the Subordinate Creditors, shall be held in trust by the Subordinate Creditors for the benefit of the Senior Creditors and shall be promptly paid over to the Administrative Agent for the benefit of the Senior Creditors.
          (e) Sale, Assignment, Transfer, Etc. The subordination effected herein shall survive any sale, assignment, pledge, disposition or other transfer of all or any portion of the Subordinate Debt, and the terms of this Agreement shall be binding upon the successors and assigns of the Subordinate Creditors.
          (f) No Contest. Each Subordinate Creditor agrees that it will not at any time contest the validity, perfection, priority or enforceability of the Senior Debt, and each Senior Creditor agrees that it will not at any time contest the validity, perfection, priority or enforceability of the Subordinate Debt.
          (g) Plan of Reorganization. In the case that the Company becomes a debtor under the Bankruptcy Code, the Subordinate Creditors may vote on, file any responsive or defensive pleadings in opposition of, or file objections in connection with, any plan of reorganization proposed in the Company’s bankruptcy proceeding; provided, that the Subordinate Creditors will not vote against (and will be deemed to have voted for), file responsive or defensive pleadings in opposition of, or file objections in connection with, any plan of reorganization which is proposed in the Company’s bankruptcy proceeding and is proposed, accepted, or supported, by the Class Requisite Lenders with respect to the Tranche A Revolving Loans unless such plan of reorganization would have a material adverse impact on the rights of the Subordinate Creditors (including, without limitation, the situation in which the Subordinate Creditors would be more favorably treated in a liquidation than under such plan of reorganization).
SECTION 3. CONDITIONS PRECEDENT
     3.1. Closing Date. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 9.5, of the following conditions on or before the Closing Date:

          (a) Credit Documents. The Administrative Agent shall have received copies of each Credit Document to be executed on the Closing Date originally executed and delivered by each applicable Credit Party.
          (b) Organizational Documents; Incumbency. The Administrative Agent shall have received copies of (i) each Organizational Document executed and delivered by the Company and Bluestem, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the board of directors, board of managers or similar governing body of the Company and Bluestem approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents and the Related Agreements, to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of the Company’s and Bluestem’ jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as the Administrative Agent may reasonably request.
          (c) Organizational and Capital Structure. The organizational structure and capital structure of Bluestem and its Subsidiaries, shall be as set forth on Schedule 3.1(c).
          (d) Consummation of Transactions Contemplated by Related Agreements. The Administrative Agent shall have received a fully executed or conformed copy of each Related Agreement and any documents executed in connection therewith. Each Related Agreement shall be in full force and effect, shall include terms and provisions reasonably satisfactory to the Administrative Agent and no provision thereof shall have been modified or waived in any respect determined by the Administrative Agent to be material, in each case without the consent of the Administrative Agent.
          (e) Existing Indebtedness. On the Closing Date, Bluestem and its Subsidiaries shall have (i) caused the Existing Indebtedness to be repaid in full, (ii) terminated any commitments to lend or make other extensions of credit in respect of the Existing Indebtedness, and (iii) delivered to the Administrative Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Bluestem and its Subsidiaries thereunder being repaid on the Closing Date.
          (f) Transaction Costs. On or prior to the Closing Date, the Company shall have delivered to the Administrative Agent the Company’s reasonable best estimate of the Transaction Costs (other than fees payable to any Agent).
          (g) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and the Related Agreements and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the Related Agreements or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.
          (h) Collateral. In order to create in favor of the Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority Lien in the Collateral and in the Capital Stock of the Company, the Collateral Agent shall have received:
          (i) evidence satisfactory to the Collateral Agent of the compliance by each of Company and Bluestem of their obligations under the Security Agreement and the other Collateral Documents and the compliance by Bluestem with its obligations under the Equity Pledge Agreement (including, without limitation, their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit accounts as provided therein);
          (ii) the results of a recent search of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of the Company, Bluestem, WebBank and MetaBank, together with copies of all such filings disclosed by such search;
          (iii) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search with respect to the Collateral; and
          (iv) evidence that the Company, Bluestem, WebBank and MetaBank shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Collateral Agent.
          (i) Financial Statements; Three-Year Forecast. The Administrative Agent shall have received from Bluestem (i) the Historical Financial Statements, (ii) Servicing Reports for the most recent calendar month completed five Business Days after the last day of the preceding calendar month, which does not disclose a material adverse change, as determined by the Administrative Agent in its sole and absolute discretion, from the forecasted results for such month contained in the Three-Year Forecast, (iii) a pro-forma consolidated balance sheet dated as of July 2, 2010, prepared in accordance with GAAP and reflecting the consummation of the transactions contemplated by the Credit Documents and the Related Agreements and (iv) a current Daily Settlement and Servicing Report (as defined in, and calculated under, the Prior Credit Agreement and the related servicing agreement) for each Business Day from August 2, 2010 to the Business Day prior to the Closing Date, which report does not disclose a material adverse change, as determined by the Administrative Agent in its sole and absolute discretion, from the projected results for the corresponding period in the Three-Year Forecast; and (v) the Three-Year Forecast.
          (j) Evidence of Insurance. The Collateral Agent shall have received a certificate from Bluestem’ insurance broker, or other evidence satisfactory to it that all insurance required to be maintained under the Servicing Agreement is in full force and effect, and the Administrative Agent shall have completed its review of the insurance coverage for Bluestem and the Company and the results of such review shall be satisfactory to each Lender.
          (k) Opinions of Counsel to Credit Parties. The Administrative Agent and its respective counsel shall have received originally executed copies of the favorable written opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for Bluestem and the Company, Richards, Layton & Finger, P.A., special counsel for Bluestem and the Company, and as to such matters as the Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent (and Bluestem and the Company hereby instruct counsel for Bluestem and the Company to deliver such opinions to the Agents).
          (l) Fees. The Company shall have paid to the Syndication Agent, the Administrative Agent and the Documentation Agent, the fees payable on the Closing Date referred to in Section 2.9(c).
          (m) Solvency Certificate. On the Closing Date, the Administrative Agent shall have received Solvency Certificates from the Company and Bluestem dated as of the Closing Date and addressed to the Administrative Agent and Lenders, substantially in the form of Exhibit E-2, attesting that before and after giving effect to the consummation of the transactions contemplated by the Credit Documents and the Related Agreements, including the payment in full of Existing Indebtedness, each of the Company and Bluestem, as the case may be, is Solvent.
          (n) Closing Date Certificate. Each of Bluestem and the Company shall have delivered to the Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.
          (o) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of the Administrative Agent, singly or in the aggregate, materially impairs the transactions contemplated by Related Agreements, the payment in full of Existing Indebtedness, or any of the other transactions contemplated by the Credit Documents, or that could have a Material Adverse Effect.
          (p) No Closing Date Material Adverse Change. A Closing Date Material Adverse Change shall not have occurred.
          (q) No New Information. None of the Lenders shall have become aware, since January 29, 2010, of any new information or other matters not previously disclosed to such Lender relating to the Collateral, the Company, Bluestem or its Subsidiaries or the transactions contemplated herein which the Administrative Agent, in its reasonable judgment, deems inconsistent in a material and adverse manner with the information or other matters previously disclosed to the Lenders relating to the Collateral, the Company, Bluestem or its Subsidiaries.
          (r) Receivables Account Owner Matters.
          (i) Organizational Documents. Administrative Agent shall have received copies of (i) resolutions of the board of directors, board of managers or similar governing body of each of WebBank and MetaBank approving and authorizing the execution, delivery and performance of the WebBank Receivables Purchase Agreements or the MetaBank Receivables Purchase Agreements, as applicable, certified as of the date hereof by each of its secretary or an assistant secretary as being in full force and effect without modification or amendment, (ii) a good standing certificate from the applicable Governmental Authority of each of WebBank’s and MetaBank’s jurisdiction of incorporation, organization or formation, dated a recent date prior to the date hereof and (iii) such other documents as the Administrative Agent may reasonably request; and
          (ii) Opinions. The Administrative Agent and its counsel shall have received originally executed copies of the favorable written opinions of counsel for WebBank and MetaBank in form and substance reasonably satisfactory to the Administrative Agent.
          (s) Service of Process. On the Closing Date, the Administrative Agent shall have received evidence that each of Bluestem and the Company has appointed an agent in New York City for the purpose of service of process in New York City and such agent shall agree in writing to give the Administrative Agent notice of any resignation of such service agent or other termination of the agency relationship.
          (t) Regulatory Compliance Changes. Bluestem shall have certified to the Administrative Agent that each of the changes specified in Schedule 3.1(t) to the Receivables Account Agreements, Bluestem underwriting policies and/or other applicable documents, as applicable, shall have been made by Bluestem.
          (u) Amendments to Bluestem Organizational Documents. The Lenders shall have received evidence reasonably satisfactory to them that the certificate of incorporation of Bluestem has been amended such that the optional redemption of the preferred stock of Bluestem contemplated thereunder may not occur prior to February 28, 2014.
          (v) Borrowing Base Confirmation. In connection with the initial Credit Extension requested by the Company, the Administrative Agent shall have received evidence satisfactory to it that (i) there is sufficient Revolving Availability with respect to any Tranche A Revolving Loans that are part of such Credit Extension and (ii) such Credit Extension will not result in a Tranche B Borrowing Base Deficiency.
     Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

     3.2. Conditions to Each Credit Extension.
          (a) Conditions Precedent. The obligation of each Lender to make any Loan, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 9.5, of the following conditions precedent:
          (i) the Administrative Agent shall have received a fully executed and delivered Funding Notice two Business Days prior to such Credit Date, evidencing sufficient Revolving Availability with respect to the requested Tranche A Revolving Loans;
          (ii) after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments as of such Credit Date shall not exceed the lesser of (A) the Revolving Commitments then in effect and (B) the Borrowing Base multiplied by the Tranche A Advance Rate;
          (iii) as of such Credit Date, the representations and warranties made by each of the Credit Parties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;
          (iv) as of such Credit Date, after giving effect to such Loan, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default;
          (v) as of such Credit Date, after giving effect to such Loan, the amount on deposit in the Spread Account shall at least equal the Required Spread Account Amount;
          (vi) as of the Credit Date, any and all Contribution Amounts with respect to Eligible Underlying Receivables owned by the Company shall have been deposited in the Finance Charge Collections Account;
          (vii) the Administrative Agent shall have received the Daily Settlement and Servicing Report for the Business Day prior to the Credit Date which shall be delivered on a pro forma basis for the Credit Date on the Closing Date; and
          (viii) the Servicing Agreement shall not have been terminated.
The Administrative Agent shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of the Administrative Agent such request is warranted under the circumstances.

          (b) Funding Notices. Any Funding Notice shall be executed by an Authorized Officer of the Company delivered to the Administrative Agent. In lieu of delivering a Funding Notice, the Company may give the Administrative Agent telephonic notice by the required time of any proposed borrowing; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Funding Notice to the Administrative Agent on or before the applicable Credit Date. Neither the Administrative Agent nor any Lender shall incur any liability to the Company in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by a duly Authorized Officer of the Company.
SECTION 4. REPRESENTATIONS AND WARRANTIES
     In order to induce Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, the Company represents and warrants to each Agent and Lender, on the Closing Date and on each Credit Date, unless such representation and warranty refers to an earlier date, in which case such representation and warranty shall be made as of such earlier date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the transactions contemplated by Related Agreements):
     4.1. Organization; Requisite Power and Authority; Qualification; Other Names. The Company (a) is duly organized or formed, validly existing and in good standing under the laws of Delaware, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents and the Related Agreements to which it is a party, and to carry out the transactions contemplated thereby and fulfill its Obligations thereunder, (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect. The Company does not operate or do business under any assumed, trade or fictitious name. The Company has no Subsidiaries.
     4.2. Capital Stock and Ownership. The Capital Stock of the Company has been duly authorized and validly issued and is fully paid and non-assessable. There is no existing option, warrant, call, right, commitment or other agreement to which the Company is a party requiring, and there is no Capital Stock of the Company outstanding which upon conversion or exchange would require, the issuance by the Company of Capital Stock of the Company or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, Capital Stock of the Company.
     4.3. Due Authorization. The execution, delivery and performance of the Credit Documents and the Related Agreements to which the Company is a party have been duly authorized by all necessary action on the part of the Company.
     4.4. No Conflict. The execution, delivery and performance by the Company of the Credit Documents and the Related Agreements to which it is a party and the consummation of the transactions contemplated by the Credit Documents and the Related Agreements do not and

will not (a) (i) violate any provision of any law or any governmental rule or regulation applicable to the Company in any material respect, (ii) violate any of the Organizational Documents of the Company, or (iii) violate any order, judgment or decree of any court or other agency of government binding on the Company in any material respect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Company, except as could not reasonably be expected to result in a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Company (other than any Liens created under any of the Credit Documents in favor of the Collateral Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of the Company, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to the Administrative Agent.
     4.5. Governmental Consents. The execution, delivery and performance by the Company of the Credit Documents and the Related Agreements to which it is a party and the consummation of the transactions contemplated by the Credit Documents and the Related Agreements do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, and except for (i) filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the Closing Date and (ii) registrations, approvals, consents, exemptions, authorizations, deletions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect as set forth in Schedule 4.5 hereto.
     4.6. Binding Obligation. Each Credit Document and each Related Agreement to which the Company is a party has been duly executed and delivered by the Company and is the legally valid and binding obligation of the Company and is in full force and effect, enforceable against the Company in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
     4.7. Underlying Receivables. Each Underlying Receivable is a bona fide existing payment obligation of a Receivables Obligor, owed to the Company without defenses, disputes, offsets, counterclaims, or rights of return or cancellation. Each Underlying Receivable that is identified by the Company as an Eligible Underlying Receivable in a Daily Settlement and Servicing Report is not ineligible on the Final Date of Determination with respect to such Underlying Receivable by virtue of one or more of the criteria set forth in the definition of Eligible Underlying Receivable.
     4.8. No Material Adverse Effect. Since January 29, 2010, no event, circumstance or change has occurred that has caused or evidences, either individually or in the aggregate, a Material Adverse Effect.
     4.9. Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. The Company is not (a) in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     4.10. Payment of Taxes. Except as otherwise permitted under Section 5.3, all tax returns and reports of the Company required to be filed have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon the Company and upon its properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. The Company knows of no proposed tax assessment against it which is not being actively contested by the Company in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
     4.11. Title to Assets. The Company has good and valid title to all of its assets reflected in the most recent financial statements delivered pursuant to Section 4.02 of the Servicing Agreement. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens, other than Permitted Liens.
     4.12. No Indebtedness. The Company has no Indebtedness, other than Indebtedness incurred under (or contemplated by) the terms of this Agreement or otherwise permitted hereunder.
     4.13. No Defaults. The Company is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and to the Company’s knowledge no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where, individually or in the aggregate, the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.
     4.14. Governmental Regulation. The Company is not subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. The Company is not a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
     4.15. Margin Stock. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to the Company will be used directly or indirectly to purchase or carry any such Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry Margin Stock, to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

     4.16. Plans. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, in the opinion of the Administrative Agent, could reasonably be expected to result in liability of the Company and its ERISA Affiliates in excess of $2,500,000.
     4.17. Certain Fees. No broker’s or finder’s fee or commission will be payable by the Company with respect hereto or any of the transactions contemplated hereby.
     4.18. Solvency and Fraudulent Conveyance. The Company is and, upon the incurrence of any Credit Extension by the Company on any date on which this representation and warranty is made, will be, Solvent. The Company is not transferring any Collateral with any intent to hinder, delay or defraud any of its creditors. The Company shall not use the proceeds from the transactions contemplated by this Agreement to give preference to any class of creditors. The Company has given fair consideration and reasonably equivalent value in exchange for the sale of the Underlying Receivables by Bluestem under the Receivables Purchase Agreement.
     4.19. Related Agreements.
          (a) Delivery. The Company has delivered to the Administrative Agent complete and correct copies of (i) each Related Agreement and of all exhibits and schedules thereto as of the date hereof, and (ii) any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into after the date hereof.
          (b) Representations and Warranties. Except to the extent otherwise expressly set forth herein or in the schedules hereto, and subject to the qualifications set forth therein, each of the representations and warranties given by each of the Company and Bluestem in any Related Agreement is true and correct in all material respects as of the Closing Date (or as of any earlier date to which such representation and warranty specifically relates).
     4.20. Compliance with Statutes, etc. The Company is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     4.21. Disclosure. The representations and warranties of each of the Company and Bluestem contained in any Credit Document or in any other documents, certificates or written statements furnished to any Lender or Agent by or on behalf of Bluestem or any of its Subsidiaries for use in connection with the transactions contemplated hereby taken as a whole, when furnished, do not contain any untrue statement of a material fact or omit to state a material fact (known to Bluestem or the Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions by the preparer thereof believed to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to the Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders or Agents for use in connection with the transactions contemplated hereby.
     4.22. Patriot Act. To the extent applicable, each of the Company and Bluestem is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Act”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
SECTION 5. AFFIRMATIVE COVENANTS
     The Company covenants and agrees that so long as any Revolving Commitment is in effect and until payment in full of all of the Obligations (other than contingent indemnification obligations), the Company shall perform all covenants in this Section 5.
     5.1. Reports. Unless otherwise provided below, the Company shall deliver to the Administrative Agent:
          (a) Collateral Reporting. On each Credit Date and at such other times as the Administrative Agent shall request, the Company shall cause the Servicer to deliver the Daily Settlement and Servicing Report. In the event any Funding Notice with respect to a Loan, or a Daily Settlement and Servicing Report or other information required by this Section 5.1(a) is delivered to the Administrative Agent by the Company electronically or otherwise without signature, such request, or such Daily Settlement and Servicing Report or other information shall, upon such delivery, be deemed to be signed and certified on behalf of the Company by an Authorized Officer and constitute a representation to the Lenders as to the authenticity thereof. Subject to Section 2.24(a), (i) the Administrative Agent shall have the right to review and adjust any such calculation of the Borrowing Base to reflect exclusions from Eligible Underlying Receivables, Reserves, declines in value of Collateral or such other matters as are necessary to determine the Borrowing Base, and (ii) the Administrative Agent shall have the continuing right to establish and adjust Reserves in determining the Borrowing Base in such amounts, and with respect to such matters, as it shall deem appropriate, including without limitation, Reserves with respect to collection performance, with respect to amounts the Company is required to pay and has failed to pay (such as taxes, freight and shipping charges, insurance premiums, amounts owing to landlords, warehousemen, carriers, mechanics, materialmen, laborers or suppliers, or ad valorem, excise, sales, income, or other taxes);

          (b) Notice of Default. Promptly upon any Authorized Officer of the Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default; (ii) that any Person has given any notice to the Company or taken any other action with respect to any event or condition set forth in Section 7.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either individually or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Company has taken, is taking and proposes to take with respect thereto;
          (c) Notice of Litigation. Promptly upon any Authorized Officer of the Company obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by the Company to the Administrative Agent, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Company to enable Lenders and their counsel to evaluate such matters;
          (d) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that could reasonably be expected to result in liability in excess of $2,500,000, a written notice specifying the nature thereof, what action the Company or any of its respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Company or any of its respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by the Company or any of its respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request;
          (e) Breach of Representations and Warranties. Promptly upon the Company becoming aware of a material breach with respect to any representation or warranty made or deemed made by the Company in any Credit Document or in any certificate at any time given by Company in writing pursuant hereto or thereto or in connection herewith or therewith, a certificate of its Authorized Officers specifying the nature and period of existence of such breach and what action the Company has taken, is taking and proposes to take with respect thereto;
          (f) Information Regarding Collateral. The Company will furnish to the Collateral Agent prior written notice of any change (i) in its corporate name, (ii) in its identity, corporate structure or jurisdiction of organization, or (iii) in its Federal Taxpayer Identification Number. The Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Company also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed; and
          (g) Tax Returns. As soon as practicable and in any event within 30 days following the filing thereof, the Company shall provide to the Administrative Agent copies of each federal income tax return filed by or on behalf of Company.
          (h) Other Information. Such other information and data with respect to the Company and Bluestem as from time to time may be reasonably requested by the Administrative Agent or the Class Requisite Lenders of any Class.
     5.2. Existence. The Company shall at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business.
     5.3. Payment of Taxes and Claims. The Company shall pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contested proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. The Company shall not file or consent to the filing of any consolidated income tax return with any Person (other than Bluestem or any of its Subsidiaries).
     5.4. Audits of Underlying Receivables. The Company shall (i) at any time when a Default or Event of Default exists, (ii) quarterly, or (iii) more frequently as may be requested by the Class Requisite Lenders of either Class or the Administrative Agent (and with respect to quarterly audits or audits following a Default or Event of Default at Company’s expense), permit the Administrative Agent, at reasonable times during business hours and upon reasonable notice to the Company, to audit the Underlying Receivables and to inspect, audit, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, financings and accounts with any Person, including, without limitation, employees of the Company or Bluestem and independent public accountants. The Company agrees to pay the Administrative Agent’s then customary charge for field examinations and audits and the preparation of reports thereof performed or prepared. Subject to Section 2.24(a), the Administrative Agent may, in its sole discretion, redetermine the value of Eligible Underlying Receivables based on any such audits, or updates of audits, and, as a result, redetermine the Borrowing Base.
     5.5. Lenders Meetings. The Company will, upon the request of the Administrative Agent or the Class Requisite Lenders of either Class, participate in a meeting of the Administrative Agent and Lenders once during each Fiscal Year to be held at the Company’s corporate offices (or at such other location as may be agreed to by the Company and the

Administrative Agent) at such time as may be agreed to by the Company and the Administrative Agent.
     5.6. Compliance with Laws. The Company shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     5.7. WebBank Backup Originator Agreement. The Company shall use commercially reasonable efforts to deliver an executed WebBank Backup Originator Agreement, in form and substance reasonably satisfactory to the Class Requisite Lenders of each Class, to the Administrative Agent within 90 days of the Closing Date and in all cases by January 28, 2011 or such later date as may be consented to by the Requisite Lenders at their reasonable discretion (it being understood that an agreement in substantially the form and substance of the MetaBank Backup Originator Agreement, mutatis mutandis, will be satisfactory).
     5.8. Further Assurances. At any time or from time to time upon the request of the Administrative Agent, the Company will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents, including providing Lenders with any information reasonably requested pursuant to Section 9.22.
     5.9. Separateness. The Company acknowledges that the Lenders are entering into this Agreement in reliance upon the Company’s identity as a legal entity that is separate from any other Person. Therefore, from and after the date of this Agreement, the Company shall take all reasonable steps, including without limitation, all steps that the Lenders may from time to time reasonably request, to maintain the Company’s identity as a separate legal entity and to make it manifest to third parties that the Company is a separate legal entity. Without limiting the generality of the foregoing, the Company agrees that it has not (except in accordance with the terms of the Prior Credit Agreement and documents related thereto) and shall not:
          (a) engage, either directly or indirectly, in any business or activity other than the acquisition, ownership, financing and disposition of the Underlying Receivables in accordance with the Credit Documents and the Related Agreements and activities incidental thereto;
          (b) acquire or own any material asset other than the Collateral and proceeds thereof;
          (c) merge into or consolidate with any Person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case, to the extent permitted by law, the consent of the Class Requisite Lenders of each Class;
          (d) fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its formation, or without the prior written consent of the Class Requisite Lenders of each Class, amend, modify, change, repeal, terminate or fail to comply with the provisions of the Company’s certificate of formation, or its limited liability company agreement, as the case may be; provided, however, the Company may amend its certificate of formation or its limited liability company agreement without such Requisite Lenders’ consent (i) to cure any ambiguity, (ii) with respect to administrative matters, (iii) to convert or supplement any provision in a manner consistent with the intent of this Agreement or the other Credit Documents or the Related Agreements, or (iv) in connection with an initial public offering of Bluestem; provided that, in the case of clause (iv), the Administrative Agent has consented to such changes (such consent not to be unreasonably withheld);
          (e) own or create any Subsidiary or make any investment in, any Person or entity without the consent of the Class Requisite Lenders of each Class, except as permitted under Section 6.4;
          (f) commingle its assets with the assets of any of its general partners, members, Affiliates, principals or any other Person or entity;
          (g) incur any Indebtedness except the Obligations;
          (h) fail to maintain its records, books of account and bank accounts separate and apart from those of the general partners, members, principals and Affiliates of the Company or the Affiliates of a general partner or member of the Company or any other Person;
          (i) except for the Credit Documents and the Related Agreements, and as otherwise expressly permitted by the Credit Documents, enter into any contract or agreement with any general partner, member, principal or Affiliate of the Company, Bluestem, or any general partner, member, principal or Affiliate thereof, except with the consent of the Class Requisite Lenders of each Class and upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any general partner, member, principal or affiliate of the Company, Bluestem, or any general partner, member, principal or Affiliate thereof or fail to maintain separate financial statements from those of its general partners, members, principals and Affiliates; provided, however, the Company’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of Bluestem, provided that such consolidated financial statements contain a footnote indicating that the Company is a separate legal entity and that it maintains separate books and records;
          (j) fail to take reasonable efforts to correct any misunderstanding known to the Company regarding the separate identity of the Company and Bluestem;
          (k) maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
          (l) assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

          (m) make any loans or advances to any third party, including any general partner, member, principal or affiliate of the Company, or any general partner, member, principal or Affiliate thereof;
          (n) fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or Person or to conduct its business solely in its own name in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that the Company is responsible for the debts of any third party (including any general partner, member, principal or Affiliate of the Company, or any general partner, member, principal or Affiliate thereof);
          (o) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
          (p) share any common logo with or hold itself out as or be considered as a department or division of any general partner, principal, member or Affiliate of the Company or any other Person or entity;
          (q) fail to allocate fairly and reasonably shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses and to use separate stationery, invoices and checks;
          (r) acquire obligations or securities of its partners, members, shareholders of other Affiliates, as applicable;
          (s) violate or cause to be violated the assumptions made with respect to the Company in any opinion letter pertaining to substantive consolidation delivered to Lenders in connection with the Credit Documents;
          (t) fail to have a board of managers that is composed differently from that of any of its Affiliates;
          (u) fail to have Organizational Documents that provide that, so long as the Obligations of the Company shall be outstanding, the Company shall not (i) seek the dissolution or winding up in whole, or in part, of the Company or (ii) file or consent to the filing of any petition, either voluntary or involuntary, or commence a case under any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors without the unanimous consent of the Company’s board of managers, including its independent manager (within the meaning of Section 6.15);
          (v) fail to cause its board of managers to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions and observe all other organizational formalities;
          (w) account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Receivables Purchase Agreement in any manner other than the sale of the Underlying Receivables to the Company or in any other respect account for or treat the transactions contemplated therein in any manner other than as a sale of Underlying Receivables to the Company;
          (x) make any revision or amendment to the Receivables Purchase Agreement without the consent of the Class Requisite Lenders of each Class, which consent shall not be unreasonably withheld ; and
          (y) fail to cause its members, managers, directors, officers, agents and other representatives to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company.
In the event of any inconsistency between the covenants set forth in this Section 5.9 or the other covenants set forth in this Agreement, or in the event that any covenant set forth in this Section 5.9 poses a greater restriction or obligation than is set forth elsewhere in this Agreement, the covenants set forth in this Section 5.9 shall control.
     5.10. Cash Management Systems. The Company shall establish and maintain cash management systems as set forth below.
          (a) Lockbox System.
          (i) The Company has established pursuant to the Control Agreements for the benefit of the Collateral Agent, on behalf of the Secured Parties, a system of lockboxes and related deposit accounts as described in Section 2.14 (the “Lockbox System”) into which all Collections (including Principal Collections and Finance Charge Collections) shall be deposited.
          (ii) The Company shall not establish any new lockbox or lockbox arrangement without consent of the Collateral Agent in its sole discretion, and prior to establishing any such new lockbox or lockbox arrangement, the Company shall cause each bank or financial institution with which it seeks to establish such a lockbox or lockbox arrangement to enter into a control agreement with respect thereto. In the case of any control agreement with any such bank or financial institution that is a Lender, such control agreement shall be subject to the provisions of this Agreement regarding setoffs.
          (iii) Without the prior written consent of the Requisite Lenders, the Company shall not, in a manner adverse to the Lenders, (A) change the general instructions given to the Servicer in respect of payments on account of Underlying Receivables to be deposited in the Lockbox System or (B) change any instructions given to any bank or financial institution which in any manner redirects the proceeds of any collections in the Lockbox System to any account which is not a Controlled Account.
          (iv) The Company acknowledges and agrees that (A) the funds on deposit in the Lockbox System shall continue to be collateral security for the Obligations secured thereby, and (B) upon the occurrence and during the continuance of an Event of Default, the funds on deposit in the Lockbox System shall be applied as provided in Section 2.13.

          (b) Payment Collection. The Company has directed, and will at all times hereafter direct, the Servicer to direct each of the Receivables Obligors to forward all payments on account of Underlying Receivables directly to the Lockbox System in accordance with Section 2.14. The Company agrees (i) to instruct the Servicer to instruct each Receivables Obligor to make all payments with respect to Underlying Receivables directly to the Lockbox System and (ii) promptly (and, except as set forth in the proviso to this Section 5.10(b), in no event later than two Business Days following receipt) to deposit all payments received by it on account of Underlying Receivables, whether in the form of cash, checks, notes, drafts, bills of exchange, money orders or otherwise, in the Lockbox System in precisely the form in which they are received (but with any endorsements of the Company necessary for deposit or collection), and until they are so deposited to hold such payments in trust for and as the property of the Collateral Agent; provided, however, that with respect to any payment received that does not contain sufficient identification of the account number to which such payment relates or cannot be processed due to an act beyond the control of Servicer, such deposit shall be made no later than the second Business Day following the date on which such account number is identified or such payment can be processed, as applicable.
     5.11. Spread Account.
          (a) Subject to the three Business Day funding requirement set forth in clauses (c) and (d) of this Section 5.11, the Company shall maintain at all times a minimum balance in the Spread Account equal to the Required Spread Account Amount.
          (b) On each Credit Date and on each Interest Payment Date, and on any other Business Day in accordance with Section 2.15(a), the Company shall deposit in the Spread Account an amount equal to the excess of (i) the Required Spread Account Amount over (ii) the balance of the Spread Account on such Credit Date.
          (c) If at any time, the three-month average Excess Spread Ratio drops below an Excess Spread Ratio Threshold as set forth below (such occurrence an “Excess Spread Ratio Event”), (i) the applicable Spread Account Increase Percentage set forth in the table below shall be added to the Initial Required Spread Account Percentage and (ii) the Company shall deposit in the Spread Account within three Business Days an amount equal to the excess of (A) the Required Spread Account Amount over (B) the balance of the Spread Account immediately prior to making such deposit.

Excess Spread Ratio Threshold	Spread Account Increase Percentage
Greater than 14.00%	0.00%

Greater than 12.50% but less than or equal to 14.00%	2.00%

Greater than 11.00% but less than or equal to 12.50%	4.00%

Greater than 9.50% but less than or equal to 11.00%	6.00%

Excess Spread Ratio Threshold	Spread Account Increase Percentage
Less than or equal to 9.50%	8.00%
          (d) In the event that the one-month Principal Delinquency Ratio is greater than a Principal Delinquency Ratio Threshold as set forth below (such occurrence a “Principal Delinquency Ratio Event”), (i) the applicable Spread Account Increase Percentage set forth in the table below shall be added to the Initial Required Spread Account Percentage and (ii) the Company shall deposit in the Spread Account within three Business Days an amount equal to the excess of (A) the Required Spread Account Amount over (B) the balance of the Spread Account immediately prior to making such deposit.

Spread Account Increase
Principal Delinquency Ratio Threshold	Percentage
Less than 12.5%	0.00%

Greater than or equal to 12.5% but less than 14.0%	1.00%

Greater than or equal to 14.0%	2.00%
          (e) In the event that the one-month Total Payment Ratio drops below a Total Payment Ratio Threshold as set forth below (such occurrence a “Total Payment Ratio Event”), (i) the applicable Spread Account Increase Percentage set forth in the table below shall be added to the Initial Required Spread Account Percentage and (ii) the Company shall deposit in the Spread Account within three Business Days an amount equal to the excess of (A) the Required Spread Account Amount over (B) the balance of the Spread Account immediately prior to making such deposit.

Total Payment Ratio Threshold	Spread Account Increase Percentage
Greater than 8.0%	0%

Greater than 7.25% but less than or equal to 8.0%	1%

Less than or equal to 7.25%	2%
          (f) After the occurrence of a Spread Account Increase Event, (i) if the Excess Spread Ratio exceeds the Excess Spread Ratio Threshold that triggered such Spread Account Increase Event for three consecutive months or (ii) if the Principal Delinquency Ratio is less than the Principal Delinquency Ratio Threshold or the Total Payment Ratio exceeds the Total Payment Ratio Threshold, as the case may be, that triggered such Spread Account Increase Event for one month, such Spread Account Increase Event shall no longer be continuing, the Required Spread Account Percentage shall be adjusted accordingly and any Excess Spread Account Amounts (after giving effect to the adjustments to the Required Spread Account Percentage)

shall be released to the Company, provided, that, no Default or Event of Default has occurred and is continuing, and no Borrowing Base Deficiency exists.
     5.12. Account Owner True Sale Opinion. Upon determination by the Administrative Agent that (a) Bluestem has become an Affiliate of any Receivables Account Owner or (b) either Bluestem or any Receivables Account Owner does not account for the transfer of Underlying Receivables under the applicable Receivables Sale Agreement as a sale for tax and accounting purposes, the Administrative Agent shall request and Company shall deliver within 30 Business Days (or such later date as may be consented to by the Class Requisite Lenders of each Class in their reasonable discretion) following such request an Account Owner True Sale Opinion; provided that, with respect to a particular occurrence of any event specified in clauses (a) or (b) above, upon the delivery of an Account Owner True Sale Opinion, regardless of whether such Account Owner True Sale Opinion has been requested, the Company’s obligations under this Section 5.12 shall be deemed satisfied and the Company shall have no further obligations under this Section 5.12 with respect to that particular occurrence of such event.
SECTION 6. NEGATIVE COVENANTS
     The Company covenants and agrees that, so long as any Revolving Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations), the Company shall perform all covenants in this Section 6.
     6.1. Indebtedness. The Company shall not directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except the Obligations.
     6.2. Liens. The Company shall not, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Company, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except (i) Liens in favor of the Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document; (ii) Permitted Liens; and (iii) financing statements (v) naming a Receivables Account Owner as debtor and Bluestem Brands, Inc. as secured party in accordance with the applicable Receivables Sale Agreement, (w) naming Bluestem Brands, Inc. as debtor and Fingerhut Receivables I, LLC as secured party in accordance with the Receivables Purchase Agreement, (x) naming Fingerhut Receivables I, LLC as debtor and Goldman Sachs Bank USA, as Collateral Agent, as the secured party in accordance with the Security Agreement, (y) assigning any of the above to Fingerhut Receivables I, LLC or Goldman Sachs Bank USA, as Collateral Agent, as the case may be, in accordance with the Receivables Sale Agreements, the Receivables Purchase Agreement and the Security Agreement or (z) filed in connection with other Permitted Liens.
     6.3. No Further Negative Pledges. The Company shall not enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except pursuant to the Credit Documents.

     6.4. Investments. The Company shall not make or own any Investment in any Person, except Investments in Cash, Cash Equivalents and Underlying Receivables, Interest Rate Agreements and Permitted Investments in the Controlled Accounts or the Company Account.
     6.5. Collateral Performance Covenants. The Company shall not violate the following performance measurements, in each case to be determined on a monthly basis as of the last calendar day of any calendar month following the Closing Date and calculated on the first Determination Date occurring after such last calendar day of such calendar month (and based on the information for the preceding calendar month or months, as applicable, set forth in any Servicing Report related to such Determination Date):
          (a) The average Principal Payment Ratio for the preceding three-month period shall be greater than 5.00%.
          (b) The average Principal Default Ratio for the preceding three-month period shall be less than (1) for any three-month period ending on any date from April 1 to and including August 31 of the applicable calendar year, 24.00% and (2) otherwise, 28.00%.
          (c) The average Principal Delinquency Ratio for the preceding three-month period shall be less than 14.50%.
          (d) The Principal Delinquency Ratio for the preceding Monthly Period shall be less than 16.00%.
          (e) The Total Payment Ratio for the preceding Monthly Period shall be greater than 6.50%.
          (f) The average Excess Spread Ratio for the preceding three-month period shall be greater than 8.00%.
          (g) The average Adjusted Excess Spread Ratio for the preceding three-month period shall be greater than —4.00% (negative four percent).
     6.6. Fundamental Changes; Disposition of Assets; Acquisitions. The Company shall not, without the consent of the Class Requisite Lenders of each Class, (i) enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or (ii) convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets (including, but not limited to, the Underlying Receivables) or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except the sale, in the ordinary course of business, for Cash of Permitted Charge-Off Receivables to a Person that is not an Affiliate of the Company, or (iii) acquire by purchase or otherwise the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except that the Company may sell Permitted Charge-Off Receivables and may purchase Investments made in accordance with Section 6.4.

     6.7. Material Contracts and Organizational Documents. The Company shall not (a) enter into any Material Contract with any Person; (b) agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under any Related Agreement or Material Contract after the Closing Date or (c), except as otherwise permitted under Section 5.9(d)(iv), amend or permit any amendments to its Organizational Documents, without in each case obtaining the prior written consent of the Class Requisite Lenders of each Class to such amendment, restatement, supplement, modification or waiver or Material Contract, as the case may be.
     6.8. Sales and Lease-Backs. The Company shall not directly or indirectly become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Company (a) has sold or transferred or is to sell or to transfer to any other Person, or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Company to any Person in connection with such lease.
     6.9. Transactions with Shareholders and Affiliates. The Company shall not directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with Bluestem, any holder of 5% or more of any class of Capital Stock of Bluestem or any of its Subsidiaries or with any Affiliate of Bluestem or of any such holder other than the transactions contemplated by the Credit Documents and the Related Agreements.
     6.10. Conduct of Business. From and after the Closing Date, the Company shall not engage in any business other than the businesses engaged in by the Company on the Closing Date. The Company shall not own any Subsidiaries.
     6.11. Fiscal Year. The Company shall not change its Fiscal Year-end.
     6.12. Accounts. The Company shall not establish or maintain a deposit account or a securities account that is not the US Bank Account, the Lockbox Account or a Controlled Account and the Company shall not, and shall not direct any Person to, deposit Collections in a deposit account or a securities account that is not the US Bank Account or Lockbox Account or a Controlled Account.
     6.13. Prepayments of Certain Indebtedness. Without in any way limiting the Company’s obligations under Section 6.1, the Company shall not, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than the Obligations.
     6.14. Servicing Agreement and Backup Servicing Agreement. The Company shall not (a) terminate the Servicing Agreement or Backup Servicing Agreement or (b) select a replacement servicer, in each case without the consent of the Class Requisite Lenders of each Class.

     6.15. Independent Manager.
          (a) The Company shall not fail at any time to have at least one independent manager which shall be a natural Person who (i) is provided by one of the following nationally-recognized companies that provides professional independent managers, directors and/or trustees: Corporation Service Company, CT Corporation, National Registered Agents, Inc., Independent Director Services, Inc. and CICS, LLC (each a “Corporate Services Provider”) (provided that the Company and the Administrative Agent may add or replace, by mutual agreement, any one or more of the foregoing Corporate Services Providers with other nationally-recognized companies that have been used by other borrowers for similar financings), and (ii) is not at any time while serving as a manager of the Company, and has not been at any time during the preceding five years either (A) a shareholder (or other equity owner) of, or an officer, director, partner, manager, member (other than as a special member in the case of single member Delaware limited liability companies), employee, attorney or counsel of, the Company or any of its Affiliates (other than such Person’s service as an independent manager of the Company or as an independent manager or independent director of any other special purpose subsidiary of Bluestem that is required by its governing document to maintain an independent manager or independent director under terms and conditions substantially as set forth in this Section 6.15); (B) a customer or creditor of, or supplier to, the Company or any of its Affiliates who derives any of its purchases or revenue from its activities with the Company or any Affiliate thereof (other than a de minimis amount); (C) a person who controls or is under common control with any such officer, director, partner, manager, member, employee, supplier, creditor or customer; or (D) a member of the immediate family of any such officer, director, partner, manager, member, employee, supplier, creditor or customer; provided, that upon the death or incapacity of such independent manager, the Company will have a period of 10 Business Days following such event to appoint a replacement independent manager.
          (b) The Company shall give the Administrative Agent at least two days’ notice of any new or replacement independent manager of the Company.
          (c) The Company shall include provisions in its organizational documents that provide that any voluntary bankruptcy or insolvency event by the Company must be approved by the independent manager and, solely in connection therewith, the duties of the independent manager shall, to the fullest extent permitted by applicable law, and notwithstanding any duty otherwise existing at law or in equity, require such independent manager to consider only the interests of the Company, including its creditors, who shall each be a third-party beneficiary to such provision. Except for duties to the Company as set forth in the immediately preceding sentence (including duties to the Company’s member and the Company’s creditors solely to the extent of their respective economic interests in the Company but excluding (i) all other interests of the Company’s member, (ii) the interests of other Affiliates of the Company, and (iii) the interests of any group of Affiliates of which the Company is a part), the independent manager shall not have any fiduciary duties to the Company’s member or any other Person bound by this Agreement; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.
          (d) The requirements of this Section 6.15 shall be included in the organizational documents of the Company.

SECTION 7. EVENTS OF DEFAULT
     7.1. Events of Default. If any one or more of the following conditions or events shall occur:
          (a) Failure to Make Payments When Due. Other than with respect to a Borrowing Base Deficiency, failure by the Company to pay (i) when due, the principal of any Loan whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) within two Business Days after the due date thereof, any interest, Commitment Reduction Premium or Prepayment Premium, if any, on any Loan or any fee or any other amount due hereunder or any other Credit Document; or
          (b) Default in Other Agreements. (i) Failure of the Company to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness in respect of the Obligations) beyond the grace period, if any, provided therefor; or (ii) breach or default by the Company with respect to any other material term of (1) one or more items of the Indebtedness referred to in clause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or
          (c) Breach of Certain Covenants. Failure of the Company to perform or comply with any term or condition contained in Section 2.4, Section 5.1, Section 5.2, Section 5.3, Section 5.6, Section 5.7, Section 5.9 (other than clauses (j), (o) and (q) thereof, and, solely in relation to the matters described in the foregoing clauses of Section 5.9, clause (y)), Section 5.10, Section 5.11, Section 5.12 or Section 6 (other than Section 6.5); or
          (d) Breach of Portfolio Performance Covenants. Failure of the Company to perform or comply with any term or condition contained in Section 6.5; or
          (e) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or
          (f) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other provision of this Section 7.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an Authorized Officer of such Credit Party becoming aware of such default, or (ii) receipt by the Company of notice from the Administrative Agent or the Controlling Class of such default; or
          (g) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief (other than a decree or order described in clause (ii)) in respect of the Company in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the Company under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Company for all or a substantial part of its property, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or
          (h) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) The Company shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee, other custodian or similar officer for all or a substantial part of its property; or the Company shall make any assignment for the benefit of creditors; or (ii) the Company shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of the Company (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 7.1(f); or
          (i) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $250,000 or (ii) in the aggregate at any time an amount in excess of $500,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage) shall be entered or filed against the Company or any of its assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder in connection with any enforcement proceedings commenced by a creditor upon such judgment, writ, warrant of attachment or similar process); or
          (j) Dissolution. Any order, judgment or decree shall be entered against the Company decreeing the dissolution or split up of the Company and such order shall remain undischarged or unstayed for a period in excess of 60 days; or
          (k) Plans. An ERISA Event shall have occurred that, in the opinion of the Administrative Agent, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its ERISA Affiliates in an aggregate amount exceeding $2,500,000; or
          (l) Change of Control. A Change of Control shall occur; or

          (m) Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Collateral Agent or any Secured Party to take any action within its control; or (ii) any of the Credit Documents identified in clause (a) of the definition thereof for any reason, other than the satisfaction in full of all Obligations (other than contingent indemnification obligations), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or a party thereto, as the case may be, shall repudiate its obligations thereunder or shall contest the validity or enforceability of any Credit Document in writing; or
          (n) Servicing Agreement. A Servicer Default shall have occurred and be continuing; or
          (o) Product Agreements, Backup Originator Agreements and Underlying Receivables Transfer. (i) A Product Agreement Default or a default under a Receivables Sale Agreement; provided, that, such default results in the termination of such agreement and (x) prior to such termination, no replacement agreement with any Receivables Account Owner or any other Person acceptable to the Administrative Agent in its sole and absolute discretion, shall be effective, or (y) the related Backup Originator Agreement is not in full force and effect or the related backup originator fails to fulfill its backup origination duties thereunder; (ii) a Backup Originator Agreement is terminated and a replacement thereof satisfactory to the Class Requisite Lenders of each Class is not entered into within 30 days of termination; or (iii) a Receivables Account Owner ceases the transfer of Underlying Receivables to Bluestem under the related Receivables Sale Agreement; or
          (p) Cross Defaults. (i) a Receivables Purchase Agreement Default or a similar default under any replacements of the foregoing or substantially similar agreements governing the sale of the Underlying Receivables to the Company, shall have occurred and be continuing; (ii) the Receivables Purchase Agreement is terminated prior to the entry into a replacement thereof satisfactory to the Class Requisite Lenders of each Class; or (iii) the provisions of either of the Intercreditor Agreements for the benefit of the Lenders, shall cease to be in full force and effect (other than by reason of the termination or expiration of such agreement by its express terms, including upon satisfaction in full of the Obligations in accordance with the terms hereof) or any party thereto shall repudiate its obligations thereunder; or
          (q) Borrowing Base Deficiency. Failure by the Company to pay any Borrowing Base Deficiency within one Business Day after the due date thereof subject to any extensions granted by the applicable Class Requisite Lenders pursuant to Section 2.11(g);
THEN, (A) upon the occurrence of any Event of Default described in Section 7.1(g), 7.1(h) or 7.1(j), automatically, (B) upon the occurrence of an Event of Default described in Section 7.1(d), at the request of (or with the consent of) the Lenders holding a majority of the Loans then outstanding and (C) upon the occurrence of any other Event of Default, at the request of (or with the consent of) the Controlling Class, upon notice to the Company by the Administrative Agent, (w) the Revolving Commitments, if any, of each Tranche A Lender shall immediately terminate; (x) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company: (1) the unpaid principal amount of and accrued interest on the Loans and (2) all other Obligations with respect to such Class; and (y) the Administrative Agent shall cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents; provided that, for so long as the Tranche A Lenders are the Controlling Class, the Class Requisite Lenders with respect to the Tranche B Term Loans may take any action under clause (x) with respect to the Tranche B Term Loans and Obligations related thereto to the extent permitted under Section 2.25(c).
     7.2. Disposition of Collateral. If an Event of Default shall have occurred and be continuing at any time when the Controlling Class is the Class Requisite Lenders with respect to the Tranche A Revolving Loans, the Collateral Agent shall not sell any Collateral pursuant to Section 6 of the Security Agreement, other than Permitted Charge-Off Receivables, without the prior written consent of the Class Requisite Lenders of the Tranche B Term Loans (which consent may be given via e-mail), unless the Collateral Agent has determined that the proceeds of such sale of Collateral shall be at least equal to the Secured Obligations (as defined in the Security Agreement). Notwithstanding anything herein to the contrary, at any time after an Event of Default when the Tranche A Revolving Loans have become immediately due and payable in accordance with the last clause (x) in Section 7.1, the Tranche B Lenders shall have the right to acquire the Tranche A Revolving Loans from the Tranche A Lenders at a price equal to sum of (1) the principal balance of the Tranche A Revolving Loans plus interest accrued to the date of purchase and (2) all other Obligations then due and payable with respect to the Tranche A Lenders. The Tranche B Lenders shall give the Administrative Agent notice of their intent to make such purchase at least 10 Business Days prior to the effective date of such purchase.
SECTION 8. AGENTS
     8.1. Appointment of Agents. GS Bank is hereby appointed the Administrative Agent, the Collateral Agent, the Syndication Agent and the Documentation Agent hereunder and under the other Credit Documents and each Lender hereby authorizes GS Bank, in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 8 are solely for the benefit of Agents and Lenders and the Company shall not have any rights as a beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Company. Each of the Syndication Agent and the Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, GS Bank, in its capacity as Syndication Agent or in its capacity as Documentation Agent, shall not have any obligations but shall be entitled to all benefits of this Section 8.

     8.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to enter into the Servicing Agreement, the Bluestem Letter Agreement and the Collateral Documents and to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. In addition, each Agent agrees to deliver to the Lenders any information, notices, documents or requests delivered to it under the Credit Documents. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.
     8.3. General Immunity.
          (a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.
          (b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.5) and, upon receipt of such instructions from the Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Company), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of the Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.5).
     8.4. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Company for services in connection herewith and otherwise without having to account for the same to Lenders.
     8.5. Lenders’ Representations, Warranties and Acknowledgment.
          (a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Company in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Company. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
          (b) Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, the Requisite Lenders or Lenders, as applicable on the Closing Date.
          (c) Each Lender (i) represents and warrants that as of the Closing Date neither such Lender nor its Affiliates or Related Funds owns or controls, or owns or controls any Person owning or controlling, any trade debt or Indebtedness of Bluestem or the Company other than the Obligations, any Capital Stock of Bluestem or the Company or, in the case of JPMSI and its Affiliates, any Indebtedness of Bluestem under the Bluestem 2010 Inventory Credit Agreement and (ii) covenants and agrees that from and after the Closing Date until the date of an initial public offering by Bluestem neither such Lender nor its Affiliates and Related Funds shall purchase any trade debt or Indebtedness of Bluestem or the Company other than the Obligations, Capital Stock described in clause (i) above or, in the case of JPMSI and its Affiliates, any

Indebtedness of Bluestem under the Bluestem 2010 Inventory Credit Agreement without the prior written consent of the Administrative Agent.
     8.6. Right to Indemnity. EACH LENDER, IN PROPORTION TO ITS PRO RATA SHARE, SEVERALLY AGREES TO INDEMNIFY EACH AGENT, THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES AND AGENTS OF EACH AGENT (EACH, AN “INDEMNITEE AGENT PARTY”), TO THE EXTENT THAT SUCH INDEMNITEE AGENT PARTY SHALL NOT HAVE BEEN REIMBURSED BY ANY CREDIT PARTY, FOR AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES (INCLUDING COUNSEL FEES AND DISBURSEMENTS) OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST SUCH INDEMNITEE AGENT PARTY IN EXERCISING ITS POWERS, RIGHTS AND REMEDIES OR PERFORMING ITS DUTIES HEREUNDER OR UNDER THE OTHER CREDIT DOCUMENTS OR OTHERWISE IN ITS CAPACITY AS SUCH INDEMNITEE AGENT PARTY IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; PROVIDED, NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM SUCH INDEMNITEE AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL NON-APPEALABLE ORDER. IF ANY INDEMNITY FURNISHED TO ANY INDEMNITEE AGENT PARTY FOR ANY PURPOSE SHALL, IN THE OPINION OF SUCH INDEMNITEE AGENT PARTY, BE INSUFFICIENT OR BECOME IMPAIRED, SUCH INDEMNITEE AGENT PARTY MAY CALL FOR ADDITIONAL INDEMNITY AND CEASE, OR NOT COMMENCE, TO DO THE ACTS INDEMNIFIED AGAINST UNTIL SUCH ADDITIONAL INDEMNITY IS FURNISHED; PROVIDED, IN NO EVENT SHALL THIS SENTENCE REQUIRE ANY LENDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT IN EXCESS OF SUCH LENDER’S PRO RATA SHARE THEREOF; AND PROVIDED FURTHER, THIS SENTENCE SHALL NOT BE DEEMED TO REQUIRE ANY LENDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT DESCRIBED IN THE PROVISO IN THE IMMEDIATELY PRECEDING SENTENCE.
     8.7. Successor Administrative Agent and Collateral Agent.
          (a) The Administrative Agent and the Collateral Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and the Company, and may be removed, upon 20 Business Days written notice, by the Requisite Lenders at any time when the Revolving Exposure and Term Loan Exposure of GS Bank and/or its Affiliates is less than 8% of the sum of the aggregate Term Loan Exposure and aggregate Revolving Exposure. Upon any such removal or notice of resignation, the Class Requisite Lenders of each Class, collectively, shall have the right, upon five Business Days’ notice to the Company, to appoint a successor Administrative Agent and Collateral Agent, which, in each case, unless otherwise consented to by the Company (such consent not to be unreasonably withheld, conditioned or delayed), shall be a Person meeting the qualifications set forth in clause (ii), (iii) or (iv) of the definition of “Eligible Assignee” or an Affiliate of a Person meeting such qualifications. Upon the acceptance of any appointment as the Administrative Agent and the Collateral Agent hereunder by a successor Administrative Agent and the Collateral Agent, that successor Administrative Agent and Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and Collateral Agent and the retiring Administrative Agent and Collateral Agent shall promptly (i) transfer to such successor Administrative Agent and Collateral Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent and Collateral Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent and Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent and Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s and Collateral Agent’s resignation hereunder as the Administrative Agent and the Collateral Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent and the Collateral Agent hereunder.
          (b) Notwithstanding anything herein to the contrary, the Administrative Agent and the Collateral Agent may assign their rights and duties as the Administrative Agent and the Collateral Agent hereunder to an Affiliate of GS Bank without the prior written consent of, or prior written notice to, the Company or the Lenders; provided that the Company and the Lenders may deem and treat such assigning Administrative Agent and Collateral Agent as the Administrative Agent and the Collateral Agent for all purposes hereof, unless and until such assigning Administrative Agent or Collateral Agent, as the case may be, provides written notice to the Company and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as the Administrative Agent and the Collateral Agent hereunder and under the other Credit Documents.
     8.8. Collateral Documents and Guaranty.
          (a) Agents under Collateral Documents and Guaranty. Each Lender hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Bluestem Guaranty, the Sponsor Indemnity Agreements, the Collateral and the Collateral Documents. Subject to Section 9.5, without further written consent or authorization from Lenders, the Administrative Agent or the Collateral Agent, as applicable may execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or under any other

Collateral Document or to which each of the Lenders (or such other Lenders as may be required to give such consent under Section 9.5) have otherwise consented.
          (b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Company, the Administrative Agent, the Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Bluestem Guaranty or the Sponsor Indemnity Agreements and all powers, rights and remedies hereunder, under the Bluestem Guaranty and the Sponsor Indemnity Agreements may be exercised solely by the Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of Secured Parties (but not as agent of any Lender or Lenders) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale.
SECTION 9. MISCELLANEOUS
     9.1. Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to the Company, any other Credit Party, the Syndication Agent, the Collateral Agent, the Administrative Agent, or the Documentation Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to the Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or upon receipt after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent.
     9.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Company agrees to pay promptly (a) all the Administrative Agent’s actual and reasonable, documented, out-of-pocket costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the reasonable, documented fees, expenses and disbursements of counsel to Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Company; (c) all the actual costs and reasonable, documented, out-of-pocket expenses of creating and perfecting Liens in favor of the Collateral Agent for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent; (d) the Administrative Agent’s actual costs and reasonable documented, out-of-pocket fees, expenses for, and disbursements of the

Administrative Agent’s, auditors, accountants, consultants or appraisers whether internal or external, and all reasonable, documented attorneys’ fees (including expenses and disbursements of outside counsel) incurred by the Administrative Agent; (e) all the actual costs and reasonable, documented, out-of-pocket expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (f) all other actual and reasonable, documented out-of-pocket costs and expenses incurred by each Agent in connection with the syndication of the Loans and the Revolving Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (g) after the occurrence of a Default or an Event of Default, all documented costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Bluestem Guaranty or the Sponsor Indemnity Agreements) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.
     9.3. Indemnity.
          (a) IN ADDITION TO THE PAYMENT OF EXPENSES PURSUANT TO SECTION 9.2, WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSUMMATED, THE COMPANY AGREES TO DEFEND (SUBJECT TO INDEMNITEES’ SELECTION OF COUNSEL), INDEMNIFY, PAY AND HOLD HARMLESS, EACH AGENT AND LENDER, THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES AND AGENTS OF EACH AGENT AND EACH LENDER (EACH, AN “INDEMNITEE”), FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; PROVIDED, THE COMPANY SHALL NOT HAVE ANY OBLIGATION TO ANY INDEMNITEE HEREUNDER WITH RESPECT TO ANY INDEMNIFIED LIABILITIES TO THE EXTENT SUCH INDEMNIFIED LIABILITIES ARISE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL NON-APPEALABLE ORDER OR JUDGMENT. TO THE EXTENT THAT THE UNDERTAKINGS TO DEFEND, INDEMNIFY, PAY AND HOLD HARMLESS SET FORTH IN THIS SECTION 9.3 MAY BE UNENFORCEABLE IN WHOLE OR IN PART BECAUSE THEY ARE VIOLATIVE OF ANY LAW OR PUBLIC POLICY, THE COMPANY SHALL CONTRIBUTE THE MAXIMUM PORTION THAT IT IS PERMITTED TO PAY AND SATISFY UNDER APPLICABLE LAW TO THE PAYMENT AND SATISFACTION OF ALL INDEMNIFIED LIABILITIES INCURRED BY INDEMNITEES OR ANY OF THEM.
          (b) To the extent permitted by applicable law, the Company shall not assert, and the Company hereby waives, any claim against Lenders, Agents and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     9.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender and its respective Affiliates is hereby authorized by the Company at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to the Company or to any other Person (other than the Administrative Agent) except to the extent required by applicable law, any such notice being hereby expressly waived to the maximum extent under applicable law, and subject to any requirements or limitations imposed by applicable law, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of the Company (in whatever currency) against and on account of the obligations and liabilities of the Company to such Lender arising hereunder or under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.
     9.5. Amendments and Waivers.
          (a) Class Requisite Lenders’ Consent. Subject to Sections 9.5(b) and 9.5(c) and except where an Agent has an express right to consent to any action or failure to act by the Company or as otherwise provided in a Credit Document, no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of each Credit Party that is party thereto, the Administrative Agent and the Class Requisite Lenders of each Class (in each case, such consent not to be unreasonably withheld); provided, that the Class Requisite Lenders with respect to the Tranche A Revolving Loans may, without the consent of any Tranche B Lender, (i) amend or modify the level for any Portfolio Covenant set forth in Sections 6.5 (a), (b), (c), (f) or (g) as of the Closing Date by up to 5% in the aggregate for each Portfolio Covenant level or (ii) waive any Event of Default under Section 7.1(d) at a time when the applicable Portfolio Covenant Level is within 5% of the applicable level for the related Portfolio Covenant under Section 6.5 as of the Closing Date (for the avoidance of doubt, wherever “5%” is specified in the foregoing proviso it is intended to have a multiplicative effect and not an additive effect).
          (b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, waiver, termination, or consent shall be effective if the effect thereof would:
          (i) extend the scheduled final maturity of any Loan or Note;
          (ii) waive, reduce or postpone any scheduled repayment;
          (iii) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.8) or any fee payable hereunder;
          (iv) extend the time for payment of any such interest or fees;
          (v) reduce the principal amount of any Loan;
          (vi) (A) amend the definition of “Borrowing Base”, “Borrowing Base Deficiency”, “Revolving Availability”, “Tranche A Advance Rate”, “Tranche A Borrowing Base Deficiency”, “Tranche B Advance Rate” or “Tranche B Borrowing Base Deficiency” or (B) amend, modify, terminate or waive any provision of the proviso to Section 2.2(a)(i) or Sections 2.1, 2.12, 2.13, 2.15, 2.16, 3.2(a)(ii), 7.2, 9.5(b) or 9.5(c);
          (vii) amend the definition of “Class Requisite Lenders”, “Controlling Class” “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of the Administrative Agent and Class Requisite Lenders of the affected Class, additional extensions of credit pursuant hereto may be included in the determination of “Class Requisite Lenders”, “Controlling Class”, “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Revolving Commitments of such Class and/or the Loans of such Class are included on the Closing Date;
          (viii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;
          (ix) amend clauses A.1, A.2 or A.5 of Schedule 1.1; or
          (x) release all or substantially all of the Collateral, the Guarantor from the Bluestem Guaranty, or any Sponsor from the Sponsor Indemnity Agreements except as expressly provided in the Credit Documents.
          (c) Other Consents.
          (i) No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

               (A) increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;
               (B) amend, modify, terminate or waive any provision of Section 3.1 or 3.2(a) (other than Section 3.2(a)(ii)) with regard to any Credit Extension without the consent of the Class Requisite Lenders affected thereby;
               (C) alter the required application of any repayments or prepayments as between Tranches pursuant to Sections 2.10, 2.11 or 2.25 without the consent of Class Requisite Lenders of the affected Tranche; or
               (D) amend, modify, terminate or waive any provision of Section 8 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.
          (ii) Any Lender may forego or waive the payment of any Default Interest due and payable to it hereunder without the consent of any other party hereto.
          (d) Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, upon such Credit Party. Notwithstanding anything to the contrary contained in this Section 9.5, if the Administrative Agent and the Company shall have jointly identified an obvious error or any error or omission of a technical nature, in each case that is immaterial (as determined by the Administrative Agent in its sole discretion), in any provision of the Credit Documents, then the Administrative Agent and the Company (and Bluestem, if applicable) shall be permitted to amend such provision and such amendment shall become effective without any further action or consent by the Requisite Lenders if the same is not objected to in writing by the Requisite Lenders within five Business Days following receipt of notice thereof. The Administrative Agent shall provide notice to the Lenders of any such amendment prior to the effectiveness thereof.
     9.6. Successors and Assigns; Participations.
          (a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. None of the Company’s rights or obligations hereunder nor any interest herein may be assigned or delegated without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person

(other than the parties hereto, Indemnitee Agent Parties under Section 8.6, Indemnitees under Section 9.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Register. The Company, the Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Revolving Commitments and Loans listed therein for all purposes, and no assignment or transfer of any such Revolving Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by the Administrative Agent and recorded in the Register as provided in Section 9.6(e). Prior to such recordation, all amounts owed with respect to the applicable Revolving Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Revolving Commitments or Loans.
          (c) Right to Assign.
          (i) Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Revolving Commitment or Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Revolving Commitments):
               (A) to any Person meeting the criteria of clause (i) of the definition of “Eligible Assignee” upon the giving of notice to the Company and the Administrative Agent; and
               (B) to any Person otherwise constituting an Eligible Assignee with the consent of the Administrative Agent (such consent not to be unreasonably withheld); provided, each such assignment pursuant to this Section 9.6(c)(ii) shall be in an aggregate amount of not less than (A) $1,000,000 (or such lesser amount as may be agreed to by the Company and the Administrative Agent or as shall constitute the aggregate amount of Tranche A Revolving Loans and Revolving Commitments of the assigning Lender) with respect to the assignment of the Revolving Commitments and the Tranche A Revolving Loans and (B) $1,000,000 (or such lesser amount as may be agreed to by the Company and the Administrative Agent or as shall constitute the aggregate amount of the Tranche B Term Loan of the assigning Lender) with respect to the assignment of Tranche B Term Loans.
          (ii) Notwithstanding the foregoing, a Conduit Lender may, upon the giving of notice to the Company and the Administrative Agent, grant a security interest in or assign (x) the Tranche A Revolving Loans (or the portion thereof) funded by it and (y) its rights (but not its obligations except in accordance with the other provisions of this

Section 9.6) hereunder related thereto to a Liquidity Bank pursuant to any Liquidity Agreement, Funding Source, Support Provider or to any other commercial paper conduit which is administered by such Conduit Lender’s administrator.
          (iii) Notwithstanding the foregoing and except as permitted under Section 7.2, a Tranche A Lender shall not sell, assign or transfer all or a portion of its rights and obligations under this Agreement to a Tranche B Lender, its Affiliates or Related Funds.
          (d) Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to the Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to the Administrative Agent pursuant to Section 2.20(c).
          (e) Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, the Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to the Company and the Successor Servicer and shall maintain a copy of such Assignment Agreement.
          (f) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Revolving Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Revolving Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Revolving Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 9.6, the disposition of such Revolving Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iv) such Lender does not own or control, or own or control any Person owning or controlling, any trade debt or Indebtedness of Bluestem or the Company other than the Obligations or any Capital Stock of Bluestem or the Company.
          (g) Effect of Assignment. Subject to the terms and conditions of this Section 9.6, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 9.9) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Revolving Commitments shall be modified to reflect the Revolving Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Company shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.
          (h) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Bluestem, any of its Subsidiaries or any of its Affiliates) in all or any part of its Revolving Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Revolving Commitment shall not constitute a change in the terms of such participation, and that an increase in any Revolving Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents, the Guarantor from the Bluestem Guaranty or any Sponsor from the Sponsor Indemnity Agreements (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. The Company agrees that each participant shall be entitled to the benefits of Sections 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section 9.6; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Company’s prior written consent, (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless the Company is notified of the participation sold to such participant and such participant complies with Section 2.20 as though it were a Lender and (iii) such participant complies with the written statement and notice requirements therein. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 9.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender. Notwithstanding any participation made hereunder (i) such selling Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the Company for the performance of its obligations hereunder, and (iii) except as set forth above the Credit Parties, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Credit Parties relating to the Obligations and to approve, without the consent of or consultation with any participant, any amendment, modification or waiver of any provision of this Agreement. Each Lender that sells a participation shall maintain a register on which it enters the name and address of each participant and the amounts of each participant’s participation (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
          (i) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 9.6, any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between the Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
     9.7. Non-Public Information. The Administrative Agent may (i) distribute documents or notices required to be delivered pursuant to Section 5.1 hereunder, Sections 4.02 or 4.13 of the Servicing Agreement or otherwise required to be provided under this Agreement or the Servicing Agreement through a password protected IntraLinks/IntraAgency, SyndTrak or other relevant website or information platform (the “Platform”) and (ii) provide each Lender that is not a Public Lender and each designee of a Public Lender (designated pursuant to clause (b) below) with access to such Platform. The Company, the Administrative Agent and each Lender acknowledge that, after the initial public offering of Bluestem, certain of the Lenders may be Public Lenders and, if such documents or notices are identified by the Company or Bluestem as containing Non-Public Information, the Company shall, and shall cause Bluestem to, clearly mark each such document and/or notice as containing Non-Public Information. The Administrative Agent shall not post such documents or notices on the portion of the Platform that is designated for Public Lenders. After the initial public offering of Bluestem, the Company shall, and shall cause Bluestem to, clearly designate as such all information provided to the Administrative Agent by or on behalf of the Company or Bluestem which is suitable to be made available to Public Lenders. If the Company has not indicated whether a document or notice delivered pursuant to this Section 9.7 contains Non-Public Information, the Administrative Agent shall post such document or notice solely on the Platform designated for Lenders who wish to receive material non-public information with respect to the Company and Bluestem.
     9.8. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

     9.9. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of the Company set forth in Sections 2.19, 2.20, 9.2, 9.3, 9.4 and 9.11 and the agreements of Lenders set forth in Sections 2.17, 8.3(b) and 8.6 shall survive the payment of the Loans and the termination hereof.
     9.10. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Interest Rate Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
     9.11. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Company or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent or Lenders (or to the Administrative Agent, on behalf of Lenders), or the Administrative Agent, the Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
     9.12. Severability. In case any provision or obligation hereunder or any Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     9.13. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolving Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 8.8, each Lender shall be entitled to protect and enforce its rights arising under this Agreement and the other Credit Documents and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
     9.14. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
     9.15. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.
     9.16. CONSENT TO JURISDICTION.
          (a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE COMPANY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1 AND TO ANY PROCESS AGENT SELECTED IN ACCORDANCE WITH CLAUSE (B) BELOW IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (iv) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE COMPANY IN THE COURTS OF ANY OTHER JURISDICTION.
          (b) THE COMPANY HEREBY APPOINTS CT CORPORATION SYSTEM, ATT: SERVICE OF PROCESS DEPT., 111 EIGHTH AVENUE, NEW YORK, NY 10011, AS ITS AGENT TO RECEIVE ANY SERVICE OF PROCESS. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST THE COMPANY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE. IN THE EVENT CT CORPORATION SYSTEM SHALL NOT BE ABLE TO ACCEPT SERVICE OF PROCESS AS AFORESAID AND IF THE COMPANY SHALL NOT MAINTAIN AN OFFICE IN NEW YORK CITY, SUCH CREDIT PARTY

SHALL PROMPTLY APPOINT AND MAINTAIN AN AGENT QUALIFIED TO ACT AS AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO THE COURTS SPECIFIED IN THIS SECTION 9.16 ABOVE, AND ACCEPTABLE TO THE ADMINISTRATIVE AGENT, AS THE COMPANY’S AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON THE COMPANY’S BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION, SUIT OR PROCEEDING.
     9.17. WAIVER OF JURY TRIAL. THE COMPANY HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN IT RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE COMPANY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT IT HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT IT WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. THE COMPANY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     9.18. Confidentiality. Each Lender and Agent shall hold all non-public information regarding any Bluestem Credit Party and its businesses, or information provided in any Credit Document, identified as such by such Bluestem Credit Party and obtained by such Lender or Agent pursuant to the requirements hereof in accordance with such Lender’s or Agent’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Company that, in any event, a Lender or Agent may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 9.18), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender or Agent of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Interest Rate

Agreements (provided, such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 9.18), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency is informed of the confidential nature of the information, (iv) disclosures to any Lender’s or Agent’s financing sources, provided that prior to any disclosure, such financing source is informed of the confidential nature of the information, and (v) disclosures required or requested by any Governmental Authority or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender and Agent shall make reasonable efforts to notify the Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information. Notwithstanding the foregoing, on or after the Closing Date, each of the Joint Arrangers and Joint Bookrunners may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of the Company) (collectively, “Trade Announcements”). The Company shall not issue any Trade Announcement except (i) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (ii) with the prior approval of the Administrative Agent.
     9.19. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Company shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and the Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

     9.20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic image scan transmission (e.g., “PDF” or “tif” via email) shall be as effective as delivery of a manually signed counterpart of this Agreement.
     9.21. Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Company and the Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.
     9.22. Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company in accordance with the Act.
     9.23. Prior Agreements. This Agreement and the other Credit Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Credit Documents and unless specifically set forth in a writing contemporaneous herewith the terms, conditions and provisions of any and all such prior agreements do not survive execution of this Agreement.
     9.24. Third Party Beneficiaries. The Backup Servicer and any Successor Servicer shall be express third party beneficiaries of the provisions of Section 2.13(b), Section 2.15(a)(iii) and Section 2.15(b)(ii).
     9.25. Provisions Specific to Noncommitted Conduit Lenders.
          (a) Noncommitted Conduit Lenders and Tranche A Lenders. Any reference to a Tranche A Lender herein shall be deemed to be a reference to both such Tranche A Lender and its Noncommitted Conduit Lender, if any (except in Sections 2.2(b) and 9.25(b)).
          (b) Excess Funds. Notwithstanding any provisions contained in this Agreement to the contrary, no Noncommitted Conduit Lender shall, or shall be obligated to, pay any amount pursuant to this Agreement unless (i) such Noncommitted Conduit Lender has received funds which may be used to make such payment and which funds are not required to repay its Commercial Paper Notes when due and (ii) after giving effect to such payment, either (x) such Noncommitted Conduit Lender could issue Commercial Paper Notes to refinance all of its outstanding Commercial Paper Notes (assuming such outstanding Commercial Paper Notes matured at such time) in accordance with the program documents governing such Noncommitted Conduit Lender’s commercial paper program or (y) all of such Noncommitted Conduit Lender’s Commercial Paper Notes are paid in full; provided, that the related Tranche A Lender shall be obligated to pay any such amounts which such Noncommitted Conduit Lender fails to pay in accordance with the terms hereof. Any amount which any Noncommitted Conduit Lender does not pay pursuant to the operation of the preceding sentence will not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of such Noncommitted Conduit Lender for any such insufficiency unless and until such Noncommitted Conduit Lender satisfies the provisions of clauses (i) and (ii) above. The provisions of this Section 9.25 will survive the termination of this Agreement.
          (c) Each Support Provider and Funding Source of a Noncommitted Conduit Lender shall be entitled to the benefits of Section 2.19 of this Agreement, and, for such purpose such Support Provider or Funding Source shall be deemed to be a “Lender”; its advances or other fundings made to such Noncommitted Conduit Lender in respect of its making or maintaining its Loans hereunder shall be deemed to be “Loans” and its commitment to make such advances or other fundings shall be deemed to be “Revolving Commitments”, and each Support Provider and Funding Source of any Noncommitted Conduit Lender shall be express third party beneficiaries of Section 2.19; in each case set forth above, without duplication of any benefits accruing to a Noncommitted Conduit Lender and its Support Providers and Funding Sources; provided, that for so long as the Tranche A Lender related to such Noncommitted Conduit Lender is a Defaulting Lender, neither such Noncommitted Conduit Lender’s Support Provider nor its Funding Source shall be entitled to any payments under Section 2.19 that the Tranche A Lender would not be entitled by operation of Section 2.22 or 2.23.
          (d) Each Noncommitted Conduit Lender may act hereunder by and through its administrator or agent.
     9.26. Provisions Specific to Committed Conduit Lenders.
          (a) Each Committed Conduit Lender may act hereunder by and through its administrator or agent.
          (b) Each Support Provider and Funding Source of a Committed Conduit Lender shall be entitled to the benefits of Section 2.19 of this Agreement, and, for such purpose such Support Provider or Funding Source shall be deemed to be a “Lender”; its advances or other fundings made to such Committed Conduit Lender in respect of its making or maintaining its Loans hereunder shall be deemed to be “Loans” and its commitment to make such advances or other fundings shall be deemed to be “Revolving Commitments”, and each Support Provider and Funding Source of any Committed Conduit Lender shall be express third party beneficiaries of Section 2.19; in each case set forth above, without duplication of any benefits accruing to a Committed Conduit Lender and its Support Providers and Funding Sources; provided, that for so long as such Committed Conduit Lender is a Defaulting Lender, neither such Committed Conduit Lender’s Support Provider nor its Funding Source shall be entitled to any payments under Section 2.19 that such Committed Conduit Lender would not be entitled by operation of Section 2.22 or 2.23.
          (c) Notwithstanding any provisions contained in this Agreement to the contrary, obligations of a Committed Conduit Lender under this Agreement shall be without recourse to any assets or properties of such Committed Conduit Lender, other than (i) funds received by or available to such Committed Conduit Lender for such purpose under its applicable

Liquidity Agreement, or (ii) other funds of such Committed Conduit Lender that are not required to repay its Commercial Paper Notes. Any amount that a Committed Conduit Lender does not pay pursuant to the terms hereof shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against the Committed Conduit Lender for any such insufficiency in any bankruptcy or insolvency proceeding. Without limiting the foregoing, the obligations of a Committed Conduit Lender under this Agreement shall be without recourse to any officer, director, employee, stockholder, member, agent, manager and/or Affiliate of such Committed Conduit Lender and shall be solely the obligations of such Committed Conduit Lender. The provisions contained in this paragraph (c) shall survive the termination of this Agreement and the repayment of all Obligations.
     9.27. Agreement Not to Petition. Each party hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money for each Conduit Lender, not, prior to the date which is one year and one day after the payment in full of all such indebtedness, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause any Conduit Lender to invoke, the process of any Governmental Authority for the purpose of (a) commencing or sustaining a case against such Conduit Lender under any federal or state bankruptcy, insolvency or similar law (including the Bankruptcy Code), (b) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for such Conduit Lender, or any substantial part of its property, or (c) ordering the winding up or liquidation of the affairs of such Conduit Lender. The provisions of this Section 9.27 will survive the termination of this Agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

FINGERHUT RECEIVABLES I, LLC
By:	/s/ Mark Wagener
	Name:	Mark Wagener
	Title:	President and Chief Financial Officer

GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent, Joint Arranger, Joint Bookrunner, Syndication Agent and Documentation Agent
By:	/s/ Jason P. Gelberd
	Name:	Jason P. Gelberd
	Title:	Authorized Signatory

J.P. MORGAN SECURITIES INC., as Joint Arranger and Joint Bookrunner
By:	/s/ T. Heldrig
	Name:	T. Heldrig
	Title:	MD

Signature Page to
Credit Agreement

THE ROYAL BANK OF SCOTLAND PLC as a Tranche A Lender
By:	/s/ David Viney
Name: David Viney
Title: Managing Director

	Address:	The Royal Bank of Scotland plc 600 Washington Boulevard Stamford, CT 06901
	Attention:	Liz Rogers, Conduit Operations
	Telephone:	(203) 897-6937
	Facsimile:	(203) 873-3737

WINDMILL FUNDING CORPORATION, as a Noncommitted Conduit Lender for The Royal Bank of Scotland plc
By:	/s/ Bernard J. Angelo
Name: Bernard J. Angelo
Title: Vice President

	Address:	c/o GSS, LLC 68 South Service Road Suite 120 Melville, NY 11747
	Attention:	Frank B. Bilotta
	Telephone:	(631) 587-4780
	Facsimile:	(212) 302-8767

with a copy to:

	Address:	The Royal Bank of Scotland plc 600 Washington Boulevard Stamford, CT 06901
	Attention:	Liz Rogers, Conduit Operations
	Telephone:	(203) 897-6937
	Facsimile:	(203) 873-3737

Signature Page to
Credit Agreement

RIVERSIDE FUNDING LLC, as a Committed Conduit Lender
By:	/s/ Jill A. Russo
Name: Jill A. Russo
Title: Vice President

	Address:	68 South Service Road Suite 120 Melville, NY 11747
	Telephone:	631-587-4700

PNC BANK, NATIONAL ASSOCIATION, as a Tranche A Lender
By:	/s/ Sara V. Traberman
Name: Sara V. Traberman
Title: Vice President

	Address:	Two Tower Center Blvd. 8th Floor East Bruswick, NJ 08816
	Attention:	Gurdatt Jagnanan
	Telephone:	(732) 220-4302
	Facsimile:	(7320 220-3268

GOLDMAN SACHS SPECIALTY LENDING HOLDINGS, INC., as a Tranche B Lender
By:	/s/ Jason P. Gleberd
Name: Jason P. Gelberd
Title: Authorized Signatory

Signature Page to
Credit Agreement

APPENDIX A-1
Revolving Commitments

Tranche A Lender	Revolving Commitment	Pro Rata Share
Goldman Sachs Bank USA	$73,000,000	25.17%
Royal Bank of Scotland, plc / Windmill Funding Corporation	$73,000,000	25.17%
Riverside Funding LLC	$73,000,000	25.17%
JPMorgan Chase Bank, N.A.	$48,000,000	16.55%
PNC Bank, National Association	$23,000,000	7.93%
Total	$290,000,000	100%
Appendix A-1

APPENDIX A-2
Term Loan Commitments

Tranche B Lender	Term Loan Commitment	Pro Rata Share
Goldman Sachs Specialty Lending Holdings Inc.	$75,000,000	100%
Total	$75,000,000	100%
APPENDIX A-2

CREDIT AGREEMENT
APPENDIX B
TO CREDIT AGREEMENT
Notice Addresses
FINGERHUT RECEIVABLES I, LLC
6509 Flying Cloud Drive
Suite 101
Eden Prairie, MN 55344
Attention: Executive Vice President & Chief Financial Officer
Telecopier: (952) 656-4117
in each case, with copies to:
Bluestem Brands, Inc.
6509 Flying Cloud Drive
Eden Prairie, MN 55344
Attention: Senior Vice President & General Counsel
Telecopier: (952) 656-4117;
and:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention: Andrew Faulkner
Telecopier: (917) 777-2853
GOLDMAN SACHS BANK USA
as Administrative Agent and Collateral Agent, Joint Arranger, Joint Bookrunner, Syndication Agent and Documentation Agent
Goldman Sachs Bank USA
6011 Connection Drive
Irving, TX 75039
Attention: Bluestem Account Manager
Telecopier: 972-368-5099
with a copy to:
Goldman Sachs Bank USA
6011 Connection Drive
Irving, TX 75039
EXHIBIT A-1-1

EXHIBIT A-1 TO
CREDIT AGREEMENT
Attention: GSSLG In-House Counsel
Telecopier: 972-368-5099
J.P. MORGAN SECURITIES INC.,
as Joint Arranger and Joint Bookrunner
J.P. Morgan Securities Inc.
10 South Dearborn
Chicago, IL 60603
Attention: Shawn Pelc
Telephone: 312-732-6357
Telecopier: 312-386-7579
JPMORGAN CHASE BANK, N.A.
as a Tranche A Lender
JPMorgan Chase Bank, N.A.
10 South Dearborn, MC IL1-1454
Chicago, IL 60603
Attention: Brad Kuhn
Telephone: 312-732-7406
Telecopier: 312-732-7593
ROYAL BANK OF SCOTLAND, plc
as a Tranche A Lender
RBS Global Banking & Markets
600 Washington Boulevard
Stamford, CT 06901
Attention: Liz Rogers
Telephone: 203-897-6937
Telecopier: 203-873-3737
with copies to:
RBS Global Banking & Markets
600 Washington Boulevard
Stamford, CT 06901
Attention: David Donofrio
Telephone: 312-664-6584
RIVERSIDE FUNDING LLC
as a Committed Conduit Lender
Riverside Funding LLC
c/o Global Securitization Services, LLC
68 South Service Road, Suite 120
EXHIBIT A-1-2

EXHIBIT A-1 TO
CREDIT AGREEMENT
Melville, New York 11747
Attention: Kevin Burns
with a mandatory copy to:
Deutsche Bank AG, New York Branch, Administrator
60 Wall Street
New York, NY 10005
Attention: Mary Connors
DEUTSCHE BANK AG, NEW YORK BRANCH
Deutsche Bank AG, New York Branch
60 Wall Street
New York, NY 10005
Attention: Denise Chen
PNC BANK, NATIONAL ASSOCIATION
as a Tranche A Lender
PNC Bank, National Association
99 High Street, 27th Floor
Boston, MA 02115
Attention: Graham Holding
Telephone: 617-338-6673
EXHIBIT A-1-2

EXHIBIT A-1 TO
CREDIT AGREEMENT
GOLDMAN SACHS SPECIALTY LENDING HOLDINGS INC.
as Tranche B Lender
Goldman Sachs Specialty Lending Holdings Inc.
6011 Connection Drive
Irving, Texas 75039
Attention: Jason Gelberd
Telecopier: 972-368-5099
EXHIBIT A-1-2

EXHIBIT A-1 TO
CREDIT AGREEMENT
[FORM OF] FUNDING NOTICE
     Reference is made to the Credit Agreement, [anticipated to be] dated as of August 20, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among FINGERHUT RECEIVABLES I, LLC (“Company” ), the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent, Joint Lead Arranger, Joint Bookrunner, Syndication Agent and Documentation Agent and J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner.
     [Pursuant to Section 2.2 of the Credit Agreement, the Company desires that the Tranche A Lenders make the following Tranche A Revolving Loans to Company in accordance with the applicable terms and conditions of the Credit Agreement on [●] (the “Credit Date”):]
     [Pursuant to Section 2.1 of the Credit Agreement, the Company desires that the Tranche B Lenders make the following Tranche B Term Loans to Company in accordance with the applicable terms and conditions of the Credit Agreement on the Closing Date (the “Credit Date”): $75,000,000]
     The Company hereby certifies that:
     (i) as of the date hereof:

1.	the Total Utilization of Revolving Commitments is:	$[___,___,___]

2.	the product of the Borrowing Base and 54% is:
$[___,___,___]
3.	the product of the Borrowing Base and 68% minus the Total Utilization of Revolving Commitments is:
$[___,___,___]
     (ii) after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments as of such Credit Date shall not exceed the lesser of (A) the Revolving Commitments then in effect and (B) the Borrowing Base multiplied by 54%;
     (iii) as of such Credit Date, the representations and warranties made by each of the Credit Parties contained in the Credit Agreement and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;
     (iv) as of such Credit Date, after giving effect to such Loan, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default;
     (v) as of such Credit Date, after giving effect to such Loan, the amount on deposit in the Spread Account shall at least equal the Required Spread Account Amount;
EXHIBIT A-1-2

EXHIBIT A-1 TO
CREDIT AGREEMENT
     (vi) as of the Credit Date, any and all Contribution Amounts with respect to Eligible Underlying Receivables owned by the Company shall have been deposited in the Finance Charge Collections Account;
     (vii) the Daily Settlement and Servicing Report for the Business Day prior to the Credit Date, which shall be delivered on a pro forma basis for the Credit Date on the Closing Date, has been provided to the Administrative Agent; and
     (viii) there is sufficient Revolving Availability with respect to any Tranche A Revolving Loans that are part of such Credit Extension and such Credit Extension will not result in a Tranche B Borrowing Base Deficiency.

Date: [mm/dd/yy]	FINGERHUT RECEIVABLES I, LLC
By:
Name:
Title:

EXHIBIT A-1-2

EXHIBIT A-2 TO
CREDIT AGREEMENT
[FORM OF] PRINCIPAL COLLECTIONS NOTICE
     Reference is made to the Credit Agreement, dated as of August 20, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among FINGERHUT RECEIVABLES I, LLC (“Company”), the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent, Joint Lead Arranger, Joint Bookrunner, Syndication Agent and Documentation Agent and J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner.
     Pursuant to Section 2.15 of the Credit Agreement, Company desires that Administrative Agent make the following Principal Collections available to Company in accordance with the applicable terms and conditions of the Credit Agreement on [●] (the “Principal Collections Date”):

1.	Principal Collections:	$[___,___,___]
     The Company hereby certifies that:
     (i) As of the date hereof,

1.	the Total Utilization of Revolving Commitments is:	$[___,___,___]

2.	the Term Loan Exposure is:	$[___,___,___]

3.	the product of the Borrowing Base and 54% is:	$[___,___,___]

4.	the product of the Borrowing Base and 68% minus the Total Utilization of Revolving Commitments is:	$[___,___,___]
     (ii) after giving effect to the release of Principal Collections on the Principal Collections Date, Total Utilization of Revolving Commitments shall not exceed the lesser of (A) the Revolving Commitments then in effect and (B) the product of the Borrowing Base and 54%;
     (iii) after giving effect to the release of Principal Collections on the Principal Collections Date, there will not exist any Borrowing Base Deficiency; and
EXHIBIT A-2-1

EXHIBIT A-1 TO
CREDIT AGREEMENT
     (iv) after giving effect to the release of Principal Collections on the Principal Collections Date, no event has occurred and is continuing or would result from the release of Principal Collections hereby that would constitute an Event of Default or a Default.

Date: [mm/dd/yy]	FINGERHUT RECEIVABLES I, LLC
By:
Name:
Title:

EXHIBIT A-1-2

CREDIT AGREEMENT
[FORM OF] TRANCHE A REVOLVING LOAN NOTE
Up to $[___,___,___]1
[mm/dd/yy]2
     FOR VALUE RECEIVED, FINGERHUT RECEIVABLES I, LLC, a Delaware LLC (“Company”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns, on or before [mm/dd/yy], the lesser of (a) [DOLLARS] ($[___,___,___]) and (b) the outstanding principal amount of all advances made by Payee to Company as Tranche A Revolving Loans under the Credit Agreement referred to below, as evidenced on the books and records of the Tranche A Lender and on the Register.
     Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement, dated as of August 20, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Company, the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent, Joint Lead Arranger, Joint Bookrunner, Syndication Agent and Documentation Agent and J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner.
     This Tranche A Revolving Loan Note is one of the “Tranche A Revolving Loan Notes” issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Tranche A Revolving Loan evidenced hereby was made and is to be repaid.
     All payments of principal and interest in respect of this Tranche A Revolving Loan Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Company, each Agent and the Lenders shall be entitled to deem and treat Payee as the owner and holder of this Tranche A Revolving Loan Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Tranche A Revolving Loan Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Tranche A Revolving Loan Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Tranche A Revolving Loan Note.

[1]	Lender’s Revolving Commitment.

[2]	Date of issuance.

EXHIBIT B-1-1

CREDIT AGREEMENT
     This Tranche A Revolving Loan Note is subject to mandatory prepayment and to prepayment at the option of Company, each as provided in the Credit Agreement.
     THIS TRANCHE A REVOLVING LOAN NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
     Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Tranche A Revolving Loan Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
     The terms of this Tranche A Revolving Loan Note are subject to amendment only in the manner provided in the Credit Agreement.
     No reference herein to the Credit Agreement and no provision of this Tranche A Revolving Loan Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Tranche A Revolving Loan Note at the place, at the respective times, and in the currency herein prescribed.
     Company promises to pay all reasonable, out-of-pocket costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Tranche A Revolving Loan Note. Company and any endorsers of this Tranche A Revolving Loan Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

EXHIBIT B-1-2

CREDIT AGREEMENT
     IN WITNESS WHEREOF, Company has caused this Tranche A Revolving Loan Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

FINGERHUT RECEIVABLES I, LLC
By:
Name
Title:

EXHIBIT B-1-3

CREDIT AGREEMENT

TRANSACTIONS ON
TRANCHE A REVOLVING LOAN NOTE

	Amount of Tranche A		Outstanding
	Revolving Loan Made	Amount of Principal	Principal	Notation
Date	This Date	Paid This Date	Balance This Date	Made By

EXHIBIT B-1-4

EXHIBIT B-2 TO
CREDIT AGREEMENT
[FORM OF] TRANCHE B TERM LOAN NOTE
$[___,___,___]1
[mm/dd/yy]2
     FOR VALUE RECEIVED, FINGERHUT RECEIVABLES I, LLC, a Delaware LLC (“Company”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of [DOLLARS] ($[___,___,___]) or, if less, the then outstanding principal amount outstanding of the Tranche B Term Loan made by the Tranche B Lender, as evidenced on the books and records of the Tranche B Lender and on the Register.
     Company also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement, dated as of August 20, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Company, the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent, Joint Lead Arranger, Joint Bookrunner, Syndication Agent and Documentation Agent and J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner.
     This Tranche B Term Loan Note is one of the “Tranche B Term Loan Notes” issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.
     All payments of principal and interest in respect of this Tranche B Term Loan Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Company, each Agent and the Lenders shall be entitled to deem and treat Payee as the owner and holder of this Tranche B Term Loan Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Tranche B Term Loan Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Tranche B Term Loan Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Tranche B Term Loan Note.
     This Tranche B Term Loan Note is subject to mandatory prepayment and to prepayment at the option of Company, each as provided in the Credit Agreement.

[1]	Lender’s Term Loan Commitment

[2]	Date of Issuance

EXHIBIT B-2-1

     THIS TRANCHE B TERM LOAN NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
     Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Tranche B Term Loan Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
     The terms of this Tranche B Term Loan Note are subject to amendment only in the manner provided in the Credit Agreement.
     No reference herein to the Credit Agreement and no provision of this Tranche B Term Loan Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Tranche B Term Loan Note at the place, at the respective times, and in the currency herein prescribed.
     Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Tranche B Term Loan Note. Company and any endorsers of this Tranche B Term Loan Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

EXHIBIT B-2-1

IN WITNESS WHEREOF, Company has caused this Tranche B Term Loan Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

FINGERHUT RECEIVABLES I, LLC
By:
Title:

EXHIBIT B-2-1

EXHIBIT C TO
CREDIT AGREEMENT
[FORM OF] ASSIGNMENT AND ASSUMPTION AGREEMENT
     This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Eligible Assignee]

3.	Borrower:	Fingerhut Receivables I, LLC

4.	Administrative Agent:	Goldman Sachs Bank USA,
as administrative agent under the Credit Agreement

EXHIBIT C-1

EXHIBIT C TO
CREDIT AGREEMENT

5. Credit Agreement:	The Credit Agreement, dated as of August 20, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time, by and among FINGERHUT RECEIVABLES I, LLC (“Company”), the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent, Joint Lead Arranger, Joint Bookrunner, Syndication Agent and Documentation Agent and J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner.

6. Assigned Interest:

Aggregate Amount of
[Revolving Commitment/
Tranche A Revolving Loans]
[Tranche B Term Loans] for all
Lenders
$

$

$

[Amount of Revolving	[Percentage Assigned
Commitment Assigned]	of Revolving Commitment]
$	%

$	%

$	%

EXHIBIT C-2

EXHIBIT C TO
CREDIT AGREEMENT

Amount of [Tranche A Revolving	Percentage Assigned of
Loans] [Tranche B Term Loans]	[Tranche A Revolving Loans] [Tranche
Assigned	B Term Loans][1]
$	%

$	%

$	%

Effective Date:                     , 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]		[NAME OF ASSIGNEE]

Notices:		Notices:

	Attention:		Attention:
	Telecopier:		Telecopier:

with a copy to:		with a copy to:

	Attention:		Attention:
	Telecopier:		Telecopier:

Wire Instructions:	Wire Instructions:

[1]	Set forth, to at least 9 decimals, as a percentage of the Revolving Commitment/Revolving Loans of all Lenders thereunder.

EXHIBIT C-3

EXHIBIT C TO
CREDIT AGREEMENT

EXHIBIT C-4

EXHIBIT C TO
CREDIT AGREEMENT
The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Name
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Name
Title:

Consented to and Accepted:

GOLDMAN SACHS BANK USA, as Administrative Agent
By:
Name:
Title:

EXHIBIT C-5

EXHIBIT C TO
CREDIT AGREEMENT
ANNEX 1
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT
1.	Representations and Warranties.
1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment and Assumption (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.
1.2	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, [(ii) it meets all requirements of an Eligible Assignee under the Credit Agreement,] (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Non-US Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.
2.	Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:
With respect to Assigned Interests for [Tranche A Revolving Loans] [Tranche B Term Loans], from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

EXHIBIT C-6

EXHIBIT C TO
CREDIT AGREEMENT
3.	General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of laws principles thereof (other than Sections 5-1401 and 5-1402 of the New York general obligations law).

EXHIBIT C-7

CREDIT AGREEMENT
[FORM OF] CERTIFICATE REGARDING NON-BANK STATUS
          Reference is made to the Credit Agreement, dated as of August 20, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among FINGERHUT RECEIVABLES I, LLC (“Company”), the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent, Joint Lead Arranger, Joint Bookrunner, Syndication Agent and Documentation Agent and J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner. Pursuant to Section 2.19(c) of the Credit Agreement, the undersigned hereby certifies that it is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code of 1986, as amended.

[NAME OF LENDER]
By:
Name:
Title:

EXHIBIT D-1

EXHIBIT E-1 TO
CREDIT AGREEMENT
[FORM OF] COMPANY CLOSING DATE CERTIFICATE
     THE UNDERSIGNED HEREBY CERTIFY AS FOLLOWS:
     1. I am the [chief financial officer] of FINGERHUT RECEIVABLES I, LLC (“Company”).
     2. I am delivering this certificate pursuant to Section 3.1(n) of the Credit Agreement, dated as of August 20, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Company, the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent, Joint Lead Arranger, Joint Bookrunner, Syndication Agent and Documentation Agent and J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner.
     3. I have reviewed the terms of Section 4 of the Credit Agreement and the definitions and provisions contained in such Credit Agreement relating thereto, and, in my opinion, I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.
     4. Based upon my review and examination described in paragraph 4 above, I certify, on behalf of Company, that on and as of the Closing Date:
     (i) the representations and warranties contained in each of the Credit Documents to which Company is a party are true and correct in all material respects on and as of the Closing Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date;
     (ii) as of the Closing Date, no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the borrowing contemplated hereby; and
     (iii) no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.
[Remainder of page intentionally left blank.]

EXHIBIT E-1-1

EXHIBIT E-1 TO
CREDIT AGREEMENT
The foregoing certifications are made and delivered as of the date first written above.

FINGERHUT RECEIVABLES I, LLC
By:
Name:
	Title:	[Chief Financial Officer]

EXHIBIT E-1-2

EXHIBIT E-1 TO
CREDIT AGREEMENT
[FORM OF] BLUESTEM CLOSING DATE CERTIFICATE
     THE UNDERSIGNED HEREBY CERTIFY AS FOLLOWS:
     1. I am the [executive vice president and chief financial officer] of BLUESTEM BRANDS, INC. (“Bluestem”).
     2. I am delivering this certification pursuant to Section 3.1(n) of the Credit Agreement, dated as of August 20, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among FINGERHUT RECEIVABLES I, LLC (“Company”), the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent, Joint Lead Arranger, Joint Bookrunner, Syndication Agent and Documentation Agent and J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner.
     3. I have reviewed the terms of Section 4 of the Credit Agreement and the definitions and provisions contained in such Credit Agreement relating thereto, and, in my opinion, I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.
     4. Based upon my review and examination described in paragraph 3 above, we certify, on behalf of Bluestem, that on and as of the Closing Date:
     (i) the representations and warranties contained in each of the Credit Documents to which Bluestem is a party are true and correct in all material respects on and as of the Closing Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; and
     (ii) no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.
     5. Attached hereto as Annex B are true, complete and correct copies of (a) the Historical Financial Statements, (b) Servicing Reports for the most recent calendar month completed five Business Days after the last day of the preceding calendar month, (c) a pro-forma consolidated balance sheet of Bluestem and its Subsidiaries dated as of July 2, 2010, prepared in accordance with GAAP and reflecting the consummation of the transactions contemplated by the Credit Documents and the Related Agreements, (d) a current Daily Settlement and Servicing Report (as defined in, and calculated under, the Prior Credit Agreement and the related servicing agreement) for each Business Day from August 2, 2010 to the Business Day prior to the date hereof, and (e) the Three-Year Forecast.

EXHIBIT E-1-3

EXHIBIT E-1 TO
CREDIT AGREEMENT
The foregoing certifications are made and delivered as of the date first written above.

BLUESTEM BRANDS, INC.
By:
Name:
	Title:	[Executive Vice President and Chief Financial Officer]

EXHIBIT E-1-4

EXHIBIT A-2 TO
CREDIT AGREEMENT
[FORM OF] SOLVENCY CERTIFICATE
     THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:
     1. I am the chief financial officer of BLUESTEM BRANDS, INC., a Delaware Corporation (“Bluestem”), and FINGERHUT RECEIVABLES I, LLC, a Delaware LLC (“Company”).
     2. Reference is made to that certain Credit Agreement, dated as of August 20, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Company, the Lenders party thereto from time to time, GOLDMAN SACHS BANK USA, as Administrative Agent, Collateral Agent, Joint Lead Arranger, Joint Bookrunner, Syndication Agent and Documentation Agent and J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner.
     3. I have reviewed the terms of Section 3 of the Credit Agreement and the definitions and provisions contained in such Credit Agreement relating thereto, together with each of Credit Documents and of the Related Agreements, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.
     4. Based upon my review and examination described in paragraph 3 above, I certify that as of the date hereof, after giving effect to the consummation of the transactions contemplated by the Credit Document and the Related Agreements, each of the Company and Bluestem, as the case may be, is Solvent.
     The foregoing certifications are made and delivered as of [•], 2010.

By:
Name:
	Title:	Chief Financial Officer

APPENDIX B-1